UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share (the “Common Stock”), of MoneyGram International, Inc. (“MoneyGram”)
(2)

Aggregate number of securities to which transaction applies: As of February 27, 2017, 53,896,327 shares of outstanding Common Stock, 71,281.9038 shares of outstanding Series D Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), of MoneyGram (convertible into 8,910,234 shares of Common Stock), 580,662 shares of Common Stock issuable upon the exercise of stock options and 3,863,709 shares of Common Stock subject to outstanding restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value was determined based upon the sum of: (A) 53,896,327 shares of outstanding Common Stock multiplied by $13.25 per share; (B) 71,281.9038 shares of Series D Preferred Stock (convertible into 8,910,234 shares of Common Stock) multiplied by $13.25 per share; (C) options to purchase 580,662 shares of Common Stock with exercise prices less than $13.25 per share multiplied by $1.07 (which is the difference between $13.25 and the weighted average exercise price of $12.18 per share); and (D) 3,863,709 shares of Common Stock subject to outstanding restricted stock units multiplied by $13.25 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001159.

	(4)	Proposed maximum aggregate value of transaction: $884.0 million
	(5)	Total fee paid: $102,456

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

                    , 2017

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

The board of directors of MoneyGram International, Inc., a Delaware corporation, or MoneyGram, has unanimously approved and adopted a merger agreement pursuant to which MoneyGram will be acquired by Alipay (UK) Limited, a United Kingdom limited company, or Alipay, through a merger of a wholly owned subsidiary of Alipay into MoneyGram.

If the merger contemplated by the merger agreement is completed, holders of our common stock will be entitled to receive $13.25 in cash, less any required withholding taxes, for each share of our common stock owned at the effective time of the merger. The merger consideration will be paid without interest. Receipt of the merger consideration will be taxable to our stockholders for U.S. federal income tax purposes.

Our stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement (which is a condition to the merger) at a special meeting of stockholders. Our stockholders will also be asked to consider and vote on an advisory, non-binding proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger. Our board of directors has approved resolutions (i) determining that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of the stockholders of MoneyGram, (ii) approving, adopting and declaring advisable and authorized in all respects the merger agreement, the voting and support agreements (entered into in connection with the merger agreement) and the transactions contemplated by the merger agreement, including the merger, (iii) directing that the merger be submitted to the stockholders of MoneyGram for approval at a meeting of such stockholders and (iv) recommending that stockholders of MoneyGram approve the merger and approve all other actions or matters necessary or desirable to give effect to the merger pursuant to the Delaware General Corporation Law, as amended. Our board of directors recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement. Additionally, our board of directors recommends that all of our stockholders vote FOR the proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger.

The affirmative vote of holders of at least a majority of the outstanding shares of our common stock is required to approve and adopt the merger agreement. Additionally, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the compensation that will or may become payable to our named executive officers in connection with the merger. Each holder of our common stock is entitled to one vote per share. Proxies returned to us that are properly signed and dated but not marked to indicate your voting preference will be counted as votes FOR approval and adoption of the merger agreement and FOR the proposal regarding certain merger-related executive compensation arrangements.

The date, time and place of the special meeting are as follows:

                    , 2017

8 a.m. Central Time

Vinson & Elkins, L.L.P.

2001 Ross Avenue, 39th Floor

Dallas, TX 75201

The proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully. Please do not send in your stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of common stock.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of our common stock, please complete, sign, date and mail the enclosed proxy card to us or submit your proxy by telephone or Internet. If you attend the special meeting, you may vote in person even if you previously returned your proxy.

Sincerely,

W. Alexander Holmes

Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined whether the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The proxy statement is dated                     , 2017, and is first being mailed to our stockholders on or about                     , 2017.

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the stockholders of MoneyGram International, Inc.:

Notice is hereby given that on                     , 2017, at 8 a.m., Central Time, MoneyGram International, Inc., a Delaware corporation, or MoneyGram, will hold a special meeting of its stockholders (the “special meeting”) at Vinson & Elkins, L.L.P., 39th Floor, Dallas, Texas 75201, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 26, 2017, as such agreement may be amended from time to time (the “merger agreement”), by and among Alipay (UK) Limited, a United Kingdom limited company (“Alipay”), Matrix Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Alipay (“Merger Sub”), Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (the “Guarantor”), who is a party solely for the purposes of Section 8.16 of the merger agreement, and MoneyGram;

2.	To consider and vote upon an advisory, non-binding proposal to approve compensation that will be or may become payable to MoneyGram’s named executive officers in connection with the merger contemplated by the merger agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Each of the proposals is described more fully in the proxy statement of which this notice forms a part. Please give your careful attention to all of the information in the proxy statement.

Only holders of record of our common stock at the close of business on                     , 2017 (the “record date”) or their proxies can vote at the special meeting or any adjournment of the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock who are entitled to vote as of the record date. Additionally, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve, on an advisory, non-binding basis, the proposal regarding compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger.

The list of stockholders of record entitled to vote at the special meeting will be available, upon request, at MoneyGram’s offices, at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, for examination by any MoneyGram stockholder during ordinary business hours beginning 20 days prior to the special meeting.

Dissenting stockholders who comply with the procedural requirements of Section 262 of the Delaware General Corporation Law will be entitled to receive payment of the “fair value” of their shares, as determined by a Delaware court.

Your vote is important. Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card at your earliest convenience or to submit your vote by Internet or telephone. Instructions for voting your shares are included on the enclosed proxy card or voting instruction card. If you are a record holder and you send in your proxy and then decide to attend the special meeting to vote your shares, you may still do so. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the special meeting.

ADDITIONAL INFORMATION

For additional questions about the merger, assistance in submitting proxies or voting shares of our common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON                     , 2017.

The Notice of Special Meeting, proxy statement and MoneyGram’s 2015 Annual Report on Form 10-K, 2016 Quarterly Reports of Form 10-Q and other filings with the United States Securities and Exchange Commission are available at http://ir.moneygram.com/sec.cfm.

By Order of the Board of Directors of MoneyGram,

Francis Aaron Henry

General Counsel and Corporate Secretary

Dallas, Texas

                    , 2017

i

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement at no charge by following the instructions under the section entitled “Where You Can Find More Information.” Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

Defined Terms

For purposes of this proxy statement, the following terms have the meanings set forth below, unless the context otherwise indicates:

“affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

“Alipay” means Alipay (UK) Limited, a United Kingdom limited company.

“BofA Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to MoneyGram.

“business day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York or Dallas, Texas are required or authorized by law to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Citigroup” means Citigroup Global Markets Inc., financial advisor to Alipay.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.01 per share, of MoneyGram.

“Defense Production Act” means the Defense Production Act of 1950, as amended.

“DGCL” means the Delaware General Corporation Law, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Goldman Sachs” means Goldman Sachs Group Inc., and its affiliates, holders of all of the outstanding Series D Preferred Stock.

“Guarantor” means Alipay (Hong Kong) Limited, a Hong Kong limited company.

“HSR Act” the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“merger” means, as contemplated by the merger agreement, the proposed merger of Merger Sub with and into MoneyGram, with MoneyGram surviving the merger as a wholly owned subsidiary of Alipay, and each share of Common Stock outstanding at the effective time of the merger being converted into the right to receive $13.25 in cash without interest.

“merger agreement” means the Agreement and Plan of Merger, dated as of January 26, 2017, by and among Alipay, Merger Sub, Guarantor, which is a party solely for the purposes of Section 8.16 of the merger agreement, and MoneyGram, as such agreement may be amended from time to time, according to which the parties have agreed to consummate the merger and other transactions contemplated by the merger agreement.

“merger consideration” means the consideration of $13.25 in cash offered for each share of Common Stock under the merger agreement.

“Merger Sub” means Matrix Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Alipay.

“MoneyGram” or “we,” “us” or “our” means MoneyGram International, Inc., a Delaware Corporation.

“MoneyGram Option” means each outstanding option to purchase shares of Common Stock.

“MoneyGram RSU” means each restricted stock unit representing the right to receive one share of Common Stock.

“MoneyGram Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of the proposal to approve and adopt the merger agreement at the special meeting of stockholders.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“Paul Hastings” means Paul Hastings LLP, outside regulatory counsel to MoneyGram.

“SEC” means the U.S. Securities and Exchange Commission.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.01 per share, of MoneyGram, of which all of the outstanding shares are held by Goldman Sachs.

“Simpson Thacher” means the law firm of Simpson Thacher & Bartlett LLP, legal counsel to Alipay.

“special meeting” means the special meeting of MoneyGram stockholders to be held on                     , 2017, at 8 a.m., Central Time at Vinson & Elkins, L.L.P., 39th Floor, Dallas, Texas 75201, as may be postponed or adjourned from time to time.

“THL” means certain affiliates and co-investors of Thomas H. Lee Partners, L.P.

“U.S.” or “United States” means the United States of America.

“voting and support agreements” means the voting and support agreement entered into by and among Alipay, THL and MoneyGram and each of the voting and support agreements entered into by and among, Alipay, MoneyGram and certain directors and officers of MoneyGram.

“V&E” means the law firm of Vinson & Elkins L.L.P., counsel to MoneyGram.

“Weil” means the law firm of Weil Gotshal & Manges LLP, counsel to THL.

The Parties to the Merger

(Page 24)

MoneyGram International, Inc.

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. We offer products and services under its two reporting segments: Global Funds Transfer and Financial Paper Products. The Global Funds Transfer segment provides global money transfer services and bill payment services to consumers. MoneyGram primarily offers services through third-party agents, including retail chains, independent retailers, post offices and other financial institutions. It also offers Digital solutions such as moneygram.com, mobile solutions, account deposit and kiosk-based services. Additionally, MoneyGram has company-operated retail locations in the U.S. and Western Europe. The Financial Paper Products segment provides official check outsourcing services and money orders through financial institutions and agent locations. MoneyGram’s Common Stock is listed on the NASDAQ under the symbol “MGI.”

Alipay (UK) Limited

Alipay (UK) Limited, or Alipay, is a company with limited liability incorporated under the laws of England and Wales and is the sole shareholder of Merger Sub. The sole stockholder of Alipay is Guarantor. Alipay is a subsidiary of Ant Financial Small and Micro Services Group Co., Ltd. (“Ant Financial”), and carries out marketing and business development activities for Ant Financial. Ant Financial is engaged in the business of using technology to provide inclusive financial services to individuals as well as small and micro enterprises.

Matrix Acquisition Corp.

Matrix Acquisition Corp., or Merger Sub, is a Delaware corporation. The sole stockholder of Merger Sub is Alipay. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Alipay (Hong Kong) Holding Limited

Alipay (Hong Kong) Holding Limited, or Guarantor, is a company with limited liability incorporated under the laws of Hong Kong and is a subsidiary of Ant Financial.

The Special Meeting

(Page 25)

Date, Time and Place

(Page 25)

A special meeting of our stockholders will be held on                     , 2017, at 8 a.m., Central Time, at Vinson & Elkins, L.L.P., 39th Floor, Dallas, Texas 75201, to consider and vote upon a proposal to approve and adopt the merger agreement. You will also be asked to consider and vote upon an advisory, non-binding proposal regarding compensation that will or may become payable to MoneyGram’s named executive officers.

Record Date, Stock Entitled to Vote and Quorum

(Page 25)

You are entitled to vote at the special meeting if you owned shares of our Common Stock at the close of business on                     , 2017, the record date for the special meeting. You will have one vote at the special meeting for each share of our Common Stock you owned at the close of business on the record date. As of the

record date, there were              shares of our Common Stock outstanding held by approximately              holders of record. The holders of a majority of the issued and outstanding shares of our Common Stock that are entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting for a quorum to be present.

Vote Required

(Page 25)

Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of our Common Stock entitled to vote at the special meeting. Goldman Sachs, the sole holder of Series D Preferred Stock has delivered its irrevocable consent to the merger and the treatment of the Series D Preferred Stock in the merger agreement. The advisory, non-binding proposal relating to compensation that will be or may become payable to MoneyGram’s named executive officers in connection with the merger requires the affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy at the special meeting and entitled to vote.

The Merger

(Page 29)

Description of the Merger

(Page 29)

If the merger agreement is approved and adopted by MoneyGram’s stockholders, then, subject to other closing conditions as described below in the section captioned “The Merger Agreement—Conditions to Completion of the Merger,” Merger Sub will be merged with and into MoneyGram, and MoneyGram will be the surviving corporation in the merger. Upon completion of the merger, MoneyGram will become a wholly owned subsidiary of Alipay. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the contract that governs the merger.

If the merger is completed, each share of Common Stock outstanding immediately prior to the effective time of the merger (other than certain shares as set forth in the merger agreement, including shares for which the holders thereof have properly exercised appraisal rights in accordance with the Section 262 of the DGCL with respect to such Common Stock) will be converted into the right to receive the merger consideration, without interest. After the merger is completed, you will have the right to receive the merger consideration (other than for shares for which you have properly exercised appraisal rights in accordance with the Section 262 of the DGCL) but you will no longer have any rights as a stockholder of MoneyGram.

Reasons for the Merger and Recommendation of Our Board of Directors

(Page 40)

At a meeting of our board of directors held on January 26, 2017, our board of directors approved and adopted the merger agreement and the merger. Our board of directors unanimously recommends that the stockholders of MoneyGram vote “for” the approval and adoption of the merger agreement and the merger. In the course of reaching its decision, our board of directors consulted with our senior management and our financial and legal advisors, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•

the fact that the $13.25 per share in cash to be paid as merger consideration represented a 91% premium to $6.92, the closing price of our Common Stock on October 4, 2016, the day of the first meeting of MoneyGram’s management with representatives of Ant Financial, and a 4% premium to Ant Financial’s proposed price of $12.75 per share in cash, made on January 2, 2017, the belief of our board of directors that the $13.25 per share in cash to be paid as the merger consideration was the highest price per share that Ant Financial was willing to agree to pay and that the merger consideration would be paid solely in cash without a financing contingency;

•	the risks associated with continued independence, including the risks associated with operating in a highly competitive and regulated industry as well as our ability to access capital and our indebtedness, including our debt service obligations;

•	information with respect to our financial condition, results of operations, business, competitive position and business strategy on both a historical and prospective basis, current industry, economic and market conditions and trends as well as the potential future value of MoneyGram, together with the risks associated with continued independence, as compared to the value of the merger consideration;

•	the possibility that a third party with the financial means would agree to a transaction at a higher price than Ant Financial on similar or more favorable terms, given MoneyGram’s historical discussions with prospective counterparties;

•	the opinion provided by BofA Merrill Lynch as to the fairness, from a financial point of view of the merger consideration to be received by holders of our Common Stock;

•	the business reputation and capabilities of Ant Financial and its management, Ant Financial’s experience executing acquisitions and its commitment to its growth strategy, the resources available to Guarantor and Alipay to complete the merger and the strong commercial incentives of Ant Financial, Guarantor and Alipay to timely obtain all necessary regulatory approvals and complete the merger;

•	the terms of the debt financing bridge commitments provided to Guarantor in connection with the merger and the commitments of Guarantor to make the proceeds of the debt financing available to Alipay to fund the merger consideration, together with the financial capabilities and reputation of the financing sources;

•	the likelihood that the merger would be completed in light of, among other things, the conditions to the merger and the absence of a financing condition, the absence of any condition related to the receipt of third party commercial consents or approvals, the relative likelihood of obtaining required regulatory approvals, Alipay’s representation that it will have sufficient financial resources to pay the merger consideration and consummate the merger and the remedies available to us under the merger agreement in the event of various breaches by Alipay, including the payment guarantee;

•	the fact that MoneyGram’s two largest stockholders, THL and Goldman Sachs (taking into account the shares of Series D Preferred Stock owned by Goldman Sachs on an as converted basis) were willing to commit to participate in the merger on the same terms as holders of our Common Stock generally, with THL agreeing to enter into a voting and support agreement obligating THL to vote in favor of the merger and Goldman Sachs providing its written consent to the merger prior to execution of the merger agreement;

•	the current state of the economy, debt financing markets, political climate and general uncertainty surrounding forecasted economic and political conditions, both in the near term and the longer term, and both generally and within our industry;

•	the risk that the announcement and pendency of the merger, including the restrictions on the conduct of our business, may cause substantial harm to relationships with our employees, agents, customers and partners and may divert management and employee attention away from the day-to-day operation of our business;

•	the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and, as a result, the possibility that the merger might not be completed, and further noted that these risks may be heightened due to the additional regulatory approvals required given that Alipay is not domiciled in the U.S.;

•	the risk that necessary regulatory approvals may be delayed, conditioned or denied;

•	the risk that, while the merger agreement is not by its terms subject to a financing condition, if Guarantor fails to obtain sufficient financing (notwithstanding the terms of the debt commitments), the merger may not be consummated and the termination fee of $60 million payable to us by Alipay in such event may not be sufficient to compensate us for potential losses we may incur under such circumstances;

•	that Guarantor’s and Alipay’s respective status as a foreign entity without substantial assets in the U.S. would, by its nature, make enforcement of our rights under the merger agreement against Alipay and Guarantor more difficult than against a buyer located in the U.S. with substantial assets subject to the jurisdiction of U.S. courts; and

•	the fact that MoneyGram will no longer exist as an independent public company and MoneyGram’s stockholders will forgo any future increase in MoneyGram’s value that might result from our earnings or possible growth as an independent company.

In the course of its deliberations, our board of directors also considered a number of additional potentially positive factors and a number of potentially negative factors regarding the merger, as more fully described in the section entitled “The Merger—Reasons for the Merger and the Recommendation of Our Board of Directors.” Our board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, our board of directors unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, MoneyGram and its stockholders.

Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration

(Page 44)

In connection with the merger, BofA Merrill Lynch, MoneyGram’s financial advisor, delivered to our board of directors a written opinion, dated January 26, 2017, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our Common Stock. The full text of the written opinion, dated January 26, 2017, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to our board of directors (in its capacity as our board of directors) for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the proposed merger or any other matter.

Interests of MoneyGram’s Executive Officers and Directors in the Merger

(Page 54)

In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of MoneyGram’s stockholders generally include:

•	The merger agreement provides for the acceleration of the vesting and settlement of all MoneyGram Options, including MoneyGram Options held by our executive officers, with exercise prices less than the $13.25 per share merger consideration;

•	The merger agreement also provides that all outstanding MoneyGram RSUs granted under MoneyGram’s equity plans, including MoneyGram RSUs (other than MoneyGram RSUs held by non-employee directors), will be converted into cash-settled long-term incentive awards, each with the same vesting terms and conditions applicable to such MoneyGram RSU immediately before the effective time of the merger;

•	Possible cash payments, accelerated vesting of outstanding MoneyGram RSUs and performance cash awards and other benefits payable under severance arrangements, award agreements and/or employment agreements with our executive officers in the event of a qualifying termination of employment in connection with the merger; and

•	Indemnification of our directors and executive officers by the surviving corporation following the merger.

Our board of directors was aware of and considered these interests, among other matters, in making its determinations and recommendations in connection with the merger agreement and the transactions contemplated thereby.

Regulatory Matters

(Page 63)

U.S. Antitrust Approval

Under the HSR Act, we cannot complete the merger until we give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and until the applicable waiting period expires or is terminated. On February 24, 2017, we and Alipay each filed a premerger notification and report form under the HSR Act.

CFIUS

The merger agreement provides for the parties to file a joint voluntary notice under Section 721 of the Defense Production Act (“Section 721”). Section 721 provides for national security reviews and, where appropriate, investigations by the Committee on Foreign Investment in the United States (“CFIUS”) of transactions in which a foreign person or entity acquires control of a U.S. business (a “covered transaction”).

Under the terms of the merger agreement, completion of the merger is subject to “CFIUS Approval,” which will be obtained if one of the following has occurred (i) the 30-day review period under the Defense Production Act has expired and the parties have received notice from CFIUS that such review has been concluded and that either the merger and other transactions contemplated by the merger agreement do not constitute “covered transactions” under the Defense Production Act or there are no unresolved national security concerns, and all action under the Defense Production Act is concluded with respect to the merger and other transactions contemplated by the merger agreement; (ii) an investigation has commenced after such 30-day review period and CFIUS has determined to conclude all action under the Defense Production Act without sending a report to the President of the United States, and the parties have received notice from CFIUS that there are no unresolved national security concerns, and all action under the Defense Production Act is concluded with respect to the merger and other transactions contemplated by the merger agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision and the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger and other transactions contemplated by the merger agreement, or the time permitted by law for such action has lapsed.

Money Transmitter Requirements

MoneyGram holds money transmitter licenses in numerous U.S. and foreign jurisdictions. The money transmission laws and regulations of certain of these jurisdictions require that, prior to the acquisition of control of a licensee, the licensee and/or acquirer must notify the applicable regulatory authority, make certain filings with such regulatory authority, and/or obtain the approval of such regulatory authority. It is a condition to Alipay’s and Merger Sub’s obligation to complete the merger that all necessary permits, consents and approvals related to the money transmitter licenses be obtained from the applicable regulatory authority in (i) at least 46 U.S. states (including the District of Columbia), provided, that the aggregate revenues from the states where required notices, filings or approvals have not been received cannot exceed 2.5% of MoneyGram’s consolidated revenues for the 12-month period ended September 30, 2016 and (ii) the United Kingdom, India, New Zealand, Switzerland, U.S. Virgin Islands, Mexico and Puerto Rico.

Appraisal Rights

(Page 65)

If the merger is completed, MoneyGram’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of our Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to MoneyGram before the vote is taken on the proposal to approve and adopt the merger agreement and you must not vote (either in person or by proxy) in favor of the proposal to approve and adopt the merger agreement. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See the section entitled “The Merger—Appraisal Rights” and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex E to this proxy statement. If you hold your shares of our Common Stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

In view of the complexity of Section 262 of the DGCL, stockholders who wish to pursue appraisal rights should consult their legal and financial advisors.

Financing of the Merger

(Page 70)

The total amount of funds necessary to consummate the merger and the related transactions will be funded by Guarantor, including the funds needed to (i) pay our stockholders the aggregate merger consideration due to them under the merger agreement; (ii) make payments pursuant to the merger agreement in respect of outstanding MoneyGram Options granted under the MoneyGram stock plan; (iii) repay the outstanding indebtedness of MoneyGram under its existing credit agreement, to the extent required to be repaid and (iv) pay fees and expenses payable by Guarantor, Alipay and Merger Sub under the merger agreement and in connection with the debt financing described in the section entitled “The Merger Agreement—Guaranty.” Guarantor will obtain such funding through the proceeds from one or more debt financing transactions. The obligation of Guarantor, Alipay and Merger Sub to complete the merger is not conditioned upon Guarantor obtaining financing.

Delisting and Deregistration of the Common Stock

(Page 70)

If the merger is completed, our Common Stock will no longer be traded on NASDAQ and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

(Page 71)

The receipt of cash in exchange for shares of our Common Stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, stockholders will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the shares of our Common Stock surrendered. MoneyGram stockholders who are U.S. holders (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger”) generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. MoneyGram stockholders who are non-U.S. holders generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless the stockholder has certain connections to the United States. MoneyGram stockholders should consult their own tax advisors to determine the tax consequences to them of the merger based on their particular circumstances.

The Merger Agreement

(Page 74)

When the Merger Becomes Effective

(Page 75)

The merger agreement provides that the completion of the merger of Merger Sub with an into MoneyGram will take place no later than the third business day after the satisfaction or waiver of the conditions to the completion of the merger (as described below), provided, that if the required information (as described below) has not been provided by MoneyGram at such time, the completion of the merger will occur on the earlier of (i) a date specified by Alipay on no fewer than three business days’ notice to MoneyGram and (ii) the fifth business day following the date the required information is provided by MoneyGram (in each case subject to the satisfaction or waiver of the conditions to the completion of the merger).

The “required information” means all financial statements relating to MoneyGram necessary to satisfy certain conditions in the debt commitment letters as in effect on the date of the merger agreement, subject to certain exceptions as further described in the section entitled “The Merger Agreement—When the Merger Becomes Effective.”

Treatment of Equity Awards

(Page 76)

Stock Options

The merger agreement provides that each MoneyGram Option (whether or not vested), unless otherwise agreed to, in writing, by Alipay and the holder of such MoneyGram Option, will be automatically terminated at the effective time of the merger and converted into the right to receive, less applicable withholding taxes, an amount in cash determined by multiplying (i) the excess, if any, of the merger consideration over the applicable exercise price per share of Common Stock subject to the MoneyGram Option by (ii) the number of shares of

Common Stock (determined without reference to vesting requirements or other limitations on exercisability) issuable upon exercise of such MoneyGram Option. Any MoneyGram Option that is outstanding immediately prior to the effective time of the merger and has an exercise price that is equal to or greater than the merger consideration shall expire upon the effective time of the merger without being converted into the right to receive any merger consideration.

Restricted Stock Units

Pursuant to the terms of the merger agreement, at or immediately prior to the effective time of the merger, unless otherwise agreed to, in writing, by Alipay and the holder of such MoneyGram RSU, each MoneyGram RSU (other than MoneyGram RSUs held by non-employee directors) will automatically be converted into a cash-settled long-term incentive award representing a right to receive an amount of cash, without interest, equal to the per share merger consideration, on the same vesting terms and conditions applicable to such MoneyGram RSU immediately before the effective time of the merger. MoneyGram RSUs held by our non-employee directors will generally accelerate and automatically vest immediately prior to the effective time of the merger.

No Solicitation

(Page 82)

Pursuant to the merger agreement, we have agreed not to:

•	initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to a MoneyGram acquisition proposal (as defined in “The Merger Agreement—No Solicitation”);

•	have any discussions or negotiations with or provide any confidential information or data to any person relating to a MoneyGram acquisition proposal;

•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Alipay, our board of directors recommendation or approve or recommend, or propose publicly to approve or recommend, any MoneyGram acquisition proposal (any act described in this bullet is referred to in this proxy statement as a “change in recommendation”);

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other document or contract related to any MoneyGram acquisition proposal (other than an acceptable confidentiality agreement pursuant to the terms of the merger agreement); or

•	enter into any letter of intent or other document or contract requiring MoneyGram to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations thereunder.

Notwithstanding the provisions of the merger agreement described above, prior to the time that the MoneyGram Stockholder Approval is obtained, if MoneyGram receives an unsolicited bona fide written MoneyGram acquisition proposal that does not result from a breach of such foregoing restrictions and our board of directors concludes in good faith (after consultation with our outside legal and financial advisors) that such MoneyGram acquisition proposal constitutes a MoneyGram superior proposal (as defined in “The Merger Agreement—No Solicitation”) or could reasonably be expected to result in a MoneyGram superior proposal, MoneyGram may:

•	enter into and maintain discussions or negotiations with the person making such MoneyGram acquisition proposal; and

•	furnish non-public information and afford access to the business, employees, officers, contracts, properties, assets, books and records of MoneyGram and our subsidiaries to the person making such MoneyGram acquisition proposal.

Conditions to Completion of the Merger

(Page 89)

The respective obligations of us, Alipay and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain conditions, including, but not limited to:

•	the approval and adoption of the merger agreement by our stockholders;

•	the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act has expired or terminated;

•	CFIUS Approval has been obtained;

•	the absence of any order, law or other legal restraint that prohibits or makes illegal the consummation of the merger; and

•	the accuracy of the representations and warranties of the other party (subject to specified materiality, material adverse effect and other qualifications) and the performance in all material respects by the other party or parties of its obligations.

The obligations of Alipay and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain additional conditions, including, but not limited to:

•	the required money transfer permits have been made or obtained, as applicable, and remain in full force and effect and all statutory waiting periods relating to such required money transfer permits have expired or been terminated (in each case, without the imposition of any burdensome condition); and

•	CFIUS Approval shall have been obtained without the imposition of a burdensome condition.

Termination

(Page 90)

The merger agreement may be terminated at any time prior to the effective time of the merger (subject to certain limitations):

•	by mutual written consent of Alipay and MoneyGram;

•	by either Alipay or MoneyGram, if:

•	any governmental entity which must grant a required money transfer permit has denied approval and such denial has become final and non-appealable;

•	any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement (referred to as the “injunction termination right”);

•	the merger has not been consummated on or before January 26, 2018 (provided, that such date may be extended by either MoneyGram or Alipay to April 26, 2018 in the event that all conditions to the obligations of the parties to consummate the merger are satisfied or waived, other than the condition regarding the required money transfer permits) (referred to as the “end date termination right”);

•	if the other party (or, in the case of Alipay, either Guarantor or Merger Sub) has breached any of the covenants, agreements, representations or warranties made by such other party (or, in the case of Alipay, either Guarantor or Merger Sub) set forth in the merger agreement and such breach (i) is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger and (ii) would entitle the non-breaching party not to consummate the transactions contemplated by the merger agreement (referred to as the “material breach termination right”);

•	the MoneyGram Stockholder Approval has not been obtained at a meeting of MoneyGram’s stockholders (including any adjournment or postponement thereof) (referred to as the “failure to obtain stockholder approval termination right”);

•	by Alipay, prior to obtaining the MoneyGram Stockholder Approval, if:

•	our board of directors has effected a change of recommendation, whether or not permitted under the merger agreement;

•	MoneyGram fails to call and hold a meeting of its stockholders in breach of the merger agreement or materially breaches the no solicitation provisions of the merger agreement;

•	MoneyGram has failed to publicly recommend against any tender offer or exchange offer that constitutes a MoneyGram acquisition proposal within 10 business days after the commencement of such tender offer or exchange offer; or

•	to the extent requested by Alipay, MoneyGram fails to publicly reaffirm its recommendation within 10 business days after a MoneyGram acquisition proposal has been publicly announced (or, if later, within three business days of Alipay’s request) (referred to as the “change of recommendation termination right”);

•	by MoneyGram, if:

•	(i) all the conditions to Alipay’s obligation to complete the transaction have been satisfied or waived by Alipay (other than those conditions that by their nature are to be satisfied at the closing), (ii) MoneyGram has delivered written notice to Alipay that (a) all the conditions to Alipay’s obligation to complete the transaction have been satisfied or waived by Alipay (other than those conditions that by their nature are to be satisfied at the closing), (b) all the conditions to the MoneyGram’s obligation to complete the transaction have been satisfied or waived by MoneyGram (other than those conditions that by their nature are to be satisfied at the closing) and (c) MoneyGram is ready, willing and able to consummate the closing and (iii) Alipay and Merger Sub have failed to consummate the closing on or before the third business day after delivery of the notice referred to in clause (ii) above (or, if earlier, the business day immediately prior to the end date (as summarized below)) and MoneyGram stood ready, willing and able to consummate the closing throughout such period (referred to as the “failure to close termination right”); or

•	prior to obtaining the MoneyGram Stockholder Approval, (i) our board of directors authorizes MoneyGram, subject to the terms of the merger agreement, to enter into a binding definitive agreement to effect a transaction constituting a MoneyGram superior proposal, (ii) prior to or concurrently with such termination of the merger agreement MoneyGram pays to Alipay in immediately available funds the $30 million termination fee described below in “Termination Fees and Expenses” and (iii) MoneyGram enters into such binding definitive agreement substantially concurrently with such termination (referred to as the “superior proposal termination right”).

Termination Fees and Expenses

(Page 92)

MoneyGram Termination Fee

MoneyGram is required to pay Alipay a termination fee of $30 million if the merger agreement is terminated as follows:

•	if the merger agreement is terminated by (i) Alipay pursuant to Alipay’s change of recommendation termination right or (ii) MoneyGram pursuant to the MoneyGram’s superior proposal termination right;

•	if the merger agreement is terminated:

•	(i) by either Alipay or MoneyGram pursuant to the end date termination right or by Alipay pursuant to the material breach termination right or (ii) by either Alipay or MoneyGram pursuant to the failure to obtain stockholder approval termination right; and

•	in the case of clause (i) in the immediately preceding bullet, a MoneyGram acquisition proposal, whether or not conditional, has been publicly announced or otherwise communicated to our board of directors at any time after the date of the merger agreement and prior to the termination of the merger agreement or, in the case of clause (ii) in the immediately preceding bullet, a MoneyGram acquisition proposal, whether or not conditional, has been publicly announced and not withdrawn prior to a meeting of MoneyGram’s stockholders; and

•	within 12 months of such termination MoneyGram or any of our subsidiaries enters into an agreement with respect to (or consummates) any MoneyGram acquisition proposal, whether or not with a person that made a MoneyGram acquisition proposal prior to the date of such termination (provided that the term “MoneyGram acquisition proposal” will have the meaning assigned to such term, except that all percentages contained in the term “MoneyGram acquisition proposal” will be changed to 50% for purposes of this and the immediately preceding sub-bullet).

Notwithstanding the immediately preceding bullet, the $30 million termination will not be payable to Alipay if (i) the $60 million termination fee is payable by Alipay to MoneyGram pursuant to the second bullet in the next paragraph or (ii) the $17.5 million termination fee is payable by Alipay to MoneyGram pursuant to the second bullet in the paragraph following the next paragraph (unless, with respect to this clause (ii), the agreement with respect to a MoneyGram acquisition proposal (or the consummated transaction) referenced in the immediately preceding bullet is with a person that made a MoneyGram acquisition proposal following the date of the merger agreement and prior to the date of the termination of the merger agreement). See the section entitled “The Merger Agreement—Termination Fees and Expenses—MoneyGram Termination Fee.”

Alipay Termination Fee and Alipay Regulatory Termination Fee

Alipay is required to pay MoneyGram a termination fee of $60 million if the merger agreement is terminated as follows:

•	by MoneyGram pursuant to its failure to close termination right; or

•	by MoneyGram pursuant to material breach termination right or by Alipay pursuant to its injunction termination right as a result of a final non-appealable order issued by the President of the U.S. pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by the merger agreement, which resulted or was caused by Alipay or Merger Sub’s willful and material breach of its covenants and agreements for which MoneyGram was not able to obtain or enforce specific performance or an injunction as a remedy for such willful and material breach or such remedy was not available.

Alipay is required to pay MoneyGram a termination fee of $17.5 million if the merger agreement is terminated as follows:

•	by Alipay or MoneyGram pursuant to its injunction termination right as a result of a final non-appealable order issued by the President of the U.S. pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by the merger agreement; provided that at the time of such termination, MoneyGram’s failure to perform or observe its covenants and agreements was not the primary cause of the order;

•	by Alipay or MoneyGram pursuant to its end date termination right, if at the time of such termination all of the conditions to Alipay’s obligation to complete the transaction have been satisfied or waived by Alipay other than the following conditions (and MoneyGram’s failure to perform or observe its covenants and agreements in the merger agreement was not the primary cause of the failure of any such conditions):

•	CFIUS Approval has been obtained;

•	there is no injunction or order issued by any governmental entity of competent jurisdiction preventing the consummation of the merger (as a result of a final non-appealable order issued by the President of the U.S. pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by the merger agreement); or

•	CFIUS Approval has been obtained without the imposition of a burdensome condition.

Additionally, the Guarantor absolutely, unconditionally and irrevocably guarantees the due, punctual and full payment and performance of Alipay’s and Merger Sub’s obligations to pay the Alipay termination fees (including any expense and interest payments), if and when owed. See the section entitled “The Merger Agreement—Termination Fees and Expenses—Alipay Termination Fee and Alipay Regulatory Termination Fee.”

Payment Guarantee

(Page 94)

Concurrently with the execution of the merger agreement, Alipay provided to MoneyGram an irrevocable payment guarantee issued by Citibank N.A., Hong Kong branch (the “payment guarantee issuer”) for the benefit of MoneyGram, pursuant to which the payment guarantee issuer shall pay MoneyGram up to $45 million in the event the payment guarantee issuer receives (a) a demand from MoneyGram stating the amount being claimed and certifying that either the $60 million termination fee, and any related interest and expenses, or the $17.5 million termination fee, and any related interest and expenses is due and payable to MoneyGram under the merger agreement and that Alipay has failed to effect payment of the $60 million termination fee or the $17.5 million termination fee (or any related fees or expenses) due under the merger agreement and (b) the original payment guarantee.

The Voting and Support Agreements

(Page 97)

On January 26, 2017, in connection with the execution of the merger agreement, THL and certain directors and officers of MoneyGram, who collectively hold approximately 45% of the outstanding Common Stock, entered into voting and support agreements with Alipay and MoneyGram, where THL and each of such directors and officers agreed to, among other things, vote all of the Common Stock owned by such person (a) in favor of the approval and adoption of the merger agreement and (b) against (i) any MoneyGram acquisition proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the merger agreement, the merger or the transactions contemplated by the merger agreement and (ii) any other action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect the consummation of the merger.

The voting and support agreements will automatically terminate upon the termination of the merger agreement in accordance with its terms, including upon a termination of the merger agreement by MoneyGram or upon any amendment, modification, change or waiver of the merger agreement that reduces the amount of or changes the form of the merger consideration.

However, in the event our board of directors changes its recommendation with respect to the merger (other than in connection with a third party acquisition proposal) in accordance with the terms of the merger agreement, the number of each stockholder’s shares of Common Stock subject to the voting and support agreement shall be reduced, pro rata, such that the aggregate amount of Common Stock subject to all of the voting and support agreements, taken together, equals 35% of the outstanding Common Stock of MoneyGram as of the record date for the special meeting called to approve and adopt the merger agreement.

Market Price of Our Common Stock

(Page 101)

Our Common Stock is listed on the NASDAQ under the symbol “MGI.” On January 25, 2017, the last full trading day prior to the public announcement of the proposed merger, our Common Stock closed at $11.88. On February 28, 2017, the last practicable trading day prior to the date of this proxy statement, our Common Stock closed at $12.76. We encourage stockholders to obtain a current market quotations for our Common Stock in connection with voting your shares, but caution stockholders that, during the pendency of the merger, the trading price of our Common Stock may be impacted by the fact that we have entered into the merger agreement and investors’ speculating as to the likelihood and timing of the closing of the merger.

The Timing of the Merger

We currently expect the merger to be completed in the second half of 2017. However, we cannot predict the exact timing of the consummation of the merger or whether the merger will be consummated. In order to consummate the merger, MoneyGram stockholders must approve and adopt the merger agreement at the special meeting and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information.” Throughout this proxy statement, “we,” “us” and “our” refer to MoneyGram.

Q:	What is the merger?

A:	The merger is the acquisition of MoneyGram by Alipay pursuant to the merger agreement. Once the merger agreement has been approved and adopted by MoneyGram’s stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into MoneyGram. MoneyGram will be the surviving corporation in the merger and will become a wholly owned subsidiary of Alipay.

Q:	Why am I receiving the proxy materials?

A:	You are receiving this proxy statement and the enclosed proxy card or enclosed voting instruction form because our board of directors is soliciting your proxy to vote at the special meeting of MoneyGram’s stockholders in connection with a proposal to approve and adopt the merger agreement. In addition, our board of directors is soliciting your vote on an advisory, non-binding proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive the merger consideration of $13.25, without interest, for each share of our Common Stock that you own at the effective time of the merger. For example, if you own 100 shares of our Common Stock, you will receive $1,325.00 in cash, less any required withholding taxes, in exchange for those shares unless you have properly exercised your appraisal rights in accordance with Section 262 of the DGCL with respect to such shares. You will not receive any shares of capital stock in the surviving corporation.

Q:	How does our board of directors recommend I vote?

A:	Our board of directors has adopted resolutions (i) determining that the merger and other transactions contemplated by the merger agreement are fair to, and in the best interests of the stockholders of MoneyGram, (ii) approving, adopting and declaring advisable and authorized in all respects the merger agreement, the voting and support agreements and the merger and other transactions contemplated by the merger agreement, (iii) directing that the merger be submitted to the stockholders of MoneyGram for approval at a meeting of such stockholders and (iv) recommending that MoneyGram’s stockholders approve the merger and approve all other actions or matters necessary or desirable to give effect to the merger pursuant to the DGCL. Our board of directors unanimously recommends that all of our stockholders vote FOR the approval and adoption of the merger agreement. The reasons for our board of directors’ determination are discussed in this proxy statement. Additionally, our board of directors unanimously recommends that you vote FOR the proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger.

Q:	Who will own MoneyGram after the merger?

A:	After the merger, MoneyGram will be a wholly owned subsidiary of Alipay. As a result of the receipt of cash in exchange for your shares of Common Stock following the merger, you will no longer benefit from any increase in MoneyGram’s value, nor will you acquire an ownership interest in Alipay.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as possible. The merger cannot be completed until each closing condition has been satisfied or, to the extent legally permitted, waived. While we cannot predict the exact timing of the effective time of the merger or whether the merger will be consummated, assuming timely satisfaction of necessary closing conditions and that MoneyGram provides certain required information in connection with the debt financing for the merger, we anticipate that the merger will be completed during the second half of 2017. If our stockholders vote to approve and adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 89 of this proxy statement.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved and adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our Common Stock in connection with the merger. Instead, we will remain an independent public company and our Common Stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, we may be required to pay to Alipay a fee, or Alipay may be required to pay us a fee, with respect to the termination of the merger agreement as described under the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 92 of this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The receipt of cash in exchange for shares of our Common Stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our Common Stock. If you are a U.S. holder (as defined in “The Merger—Material United States Federal Income Tax Consequences of the Merger”), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless you have certain connections to the United States. The tax consequences of the merger to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the merger will affect you. For a more detailed summary of the tax consequences of the merger, see the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 71 of this proxy statement.

Q:	What will happen in the merger to stock options, restricted stock and other stock-based awards that have been granted to employees, officers and directors of MoneyGram?

A:	The merger agreement provides that each MoneyGram Option (whether or not vested) will be automatically terminated at the effective time of the merger and converted into the right to receive, less applicable withholding taxes, an amount in cash determined by multiplying (i) the excess, if any, of the merger consideration over the applicable exercise price per share of Common Stock subject to the MoneyGram Option by (ii) the number of shares of Common Stock (determined without reference to vesting requirements or other limitations on exercisability) issuable upon exercise of such MoneyGram Option and each MoneyGram RSU (other than any MoneyGram RSUs held by non-employee directors) shall be automatically converted into a cash-settled long-term incentive award, representing a right to receive an amount of cash, without interest, equal to the per share merger consideration, on the same vesting terms and conditions applicable to the MoneyGram RSU immediately before the effective time of the merger.

Q:	Do any of our directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:

Yes. In considering the recommendation of our board of directors with respect to the approval and adoption of the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in making its determinations and recommendations in connection with the merger agreement and the transactions contemplated thereby. See the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger” beginning on page 54 of this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting of our stockholders will be held on , 2017, at 8 a.m. Central Time, at Vinson & Elkins, L.L.P., 39th Floor, Dallas, Texas 75201.

Q:	What vote is needed to approve and adopt the merger agreement?

A:	The affirmative vote of holders of at least a majority of the shares of our outstanding Common Stock entitled to vote as of the record date is required to approve and adopt the merger agreement. Goldman Sachs, the sole holder of Series D Preferred Stock has delivered its irrevocable consent to the merger and the treatment of the Series D Preferred Stock in the merger agreement. In addition, in connection with the signing of the merger agreement, we have also entered voting and support agreements whereby certain holders of our Common Stock who collectively hold, as of the record date, approximately 45% of our outstanding Common Stock have agreed to vote in favor of approving and adopting the merger agreement. However, in the event our board of directors changes its recommendation with respect to the merger (other than in connection with a third party acquisition proposal) in accordance with the terms of the merger agreement, the number of each stockholder’s shares of Common Stock subject to the voting and support agreement shall be reduced, pro rata, such that the aggregate amount of Common Stock subject to all of the voting and support agreements, taken together, equals 35% of the outstanding Common Stock of MoneyGram as of the record date for the special meeting called to approve and adopt the merger agreement. See the section entitled “The Voting and Support Agreements” beginning on page 97 of this proxy statement.

Q:	Why are we asking that our stockholders approve, on an advisory, non-binding basis, certain compensation arrangements for our named executive officers?

A:	The SEC rules require that we provide our stockholders with the opportunity to vote on this proposal. However, approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is only an advisory vote by stockholders. Accordingly, the vote will not be binding on us or Alipay, our or their board of directors or our compensation committee. If the merger is completed, the compensation that is the subject of the proposal may be paid to our named executive officers in accordance with the terms and conditions of their compensation agreements and arrangements even if our stockholders do not approve this proposal.

Q:	What vote is needed to approve the advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for our named executive officers?

A:	The affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the advisory, non-binding proposal relating to certain merger-related executive compensation arrangements for our named executive officers.

Q:	Am I entitled to rights of appraisal under the DGCL?

A:

If the merger is completed, stockholders who do not vote in favor of the approval and adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of our Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex E to this proxy statement. See the section entitled “The Merger—Appraisal Rights” beginning on page 65 of this proxy statement.

Q:	Who can vote at the special meeting?

A:	MoneyGram has two classes of capital stock outstanding: Common Stock and the Series D Preferred Stock. Stockholders of record of our Common Stock as of the close of business on , 2017, the record date for the special meeting, are entitled to receive notice of the special meeting and vote their shares at the meeting. Each holder of Common Stock is entitled to one vote for each share of the Common Stock held on the record date for each of the proposals set forth in this proxy statement. There is no cumulative voting.

Goldman Sachs, as the sole holder of Series D Preferred Stock, is not entitled to vote its shares of Series D Preferred Stock at the special meeting. In connection with the execution of the merger agreement, Goldman Sachs, as the sole holder of Series D Preferred Stock, delivered an irrevocable written consent approving the merger and the treatment of the Series D Preferred Stock in the merger agreement.

Q:	How do I vote if I am the record holder of my shares?

A:	You are entitled to vote at the meeting if you are a stockholder of record of Common Stock on the record date. You may vote:

•	in person by appearing and casting your vote at the special meeting; or

•	by proxy. Stockholders of record have a choice of submitting a proxy:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone voting instructions printed on your proxy card; or

•	by completing, signing, dating and returning each enclosed proxy card you receive in the enclosed postage paid envelope.

If you are granting a proxy to vote by telephone or via the Internet, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Granting a proxy to vote via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person, to ensure that your shares of Common Stock are present in person or represented at the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement and “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by MoneyGram will be voted with respect to such matter in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then you are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct it to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What happens if I do not vote?

A:	The vote to approve and adopt the merger agreement is based on the total number of shares of Common Stock outstanding as of the close of business on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote against the proposal to approve and adopt the merger agreement. If you do not vote and there is a quorum present at the special meeting, it will have no impact on the proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger.

Q:	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:	If your shares are registered in your name with MoneyGram’s transfer agent, Wells Fargo Shareowner Services, you are the “stockholder of record” of those shares. In that case, the proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. The proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Q:	How can I change or revoke my vote?

A:	Proxies may be revoked or changed if you:

•	deliver a signed, written revocation letter, dated later than the proxy and which must be received prior to the special meeting, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

•	deliver a signed proxy, dated later than the prior proxy and which must be received prior to the special meeting, to ;

•	vote again by telephone or on the Internet by 11:59 p.m. on the day before the special meeting; or

•	attend the special meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the special meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such broker, bank, trust or other nominee and follow its procedures to revoke your proxy.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a proxy, to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card. Our board of directors has designated Pamela H. Patsley and F. Aaron Henry, and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a stockholder gives a proxy, how are the shares of Common Stock voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock should be voted for or against, or to abstain from voting, on all, some or none of the specific items of business to come before the special meeting.

If you are the stockholder of record, and you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve and adopt the merger agreement and “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger. If you are the beneficial owner of shares held in street name, your broker will not be able to vote your shares without instructions from you.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you hold shares of Common Stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each proxy should be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Common Stock are voted.

Q:	What happens if I sell my shares of Common Stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of Common Stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

We have engaged                      to assist in the solicitation of proxies for the special meeting. We estimate that we will pay                      a fee of approximately $            , plus customary administrative fees for expenses related to calls made to or received from our stockholders. We will reimburse                      for reasonable out-of-pocket expenses and will indemnify                      and its affiliates against certain claims, liabilities, losses, damages and expenses.

We may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners.

Q:	What do I need to do now?

A:

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit a proxy promptly to ensure that your shares are represented and voted at the special meeting. If you hold your shares of Common Stock in your own name as the stockholder of record, please submit a proxy to have your shares of Common Stock voted at the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; by using the telephone number printed on your proxy card; or by using the Internet instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q:	Should I send in my MoneyGram stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our Common Stock for the merger consideration for each share of our Common Stock that you own at the effective time of the merger, subject to the terms of the merger agreement.

Q:	I do not know where my stock certificate is. How will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. MoneyGram may also require that you provide a customary indemnity agreement to MoneyGram in order to cover any potential loss.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call , our proxy solicitor, who may be contacted by banks and brokers at and by all others toll-free at .

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Statements preceded by, followed by or that include words such as “believes,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “intends,” “continues,” “will,” “should,” “could,” “may,” “would,” “goals” and other similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions therein. These statements include, but are not limited to, the expected timing of the merger; the ability of Alipay and MoneyGram to close the merger; the performance of the parties under the terms of the merger agreement and the voting and support agreements; and statements regarding future performance. All of such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement. Investors are also urged to carefully review and consider the various disclosures in our periodic and interim reports filed with the SEC, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 and the Current Reports on Form 8-K filed from time to time by us, as well as the following factors:

•	uncertainties associated with the acquisition of MoneyGram by Alipay;

•	uncertainties as to the timing of the merger and the possibility that the merger may not be completed;

•	the failure to receive approval of the merger by our stockholders;

•	the ability of the parties to satisfy closing conditions to the merger, including the receipt of regulatory approvals;

•	the impact of the pendency of the merger on our business, including our relationships with agents, customers and employees;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	the outcome of any legal proceedings that have been or may be instituted against MoneyGram and/or others relating to the merger agreement;

•	failure of a party to comply with its obligations under the merger agreement and/or voting and support agreements; and

•	the amount of costs, fees and expenses we have, and may incur, related to the merger, whether or not the merger is ultimately completed.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained in Part I, Item 1A under the caption “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, as well as the various factors described herein. We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

THE PARTIES TO THE MERGER

MoneyGram

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

(214) 999-7552

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. MoneyGram offers products and services under its two reporting segments: Global Funds Transfer and Financial Paper Products. The Global Funds Transfer segment provides global money transfer services and bill payment services to consumers. MoneyGram primarily offers services through third-party agents, including retail chains, independent retailers, post offices and other financial institutions. It also offers Digital solutions such as moneygram.com, mobile solutions, account deposit and kiosk-based services. Additionally, MoneyGram has company-operated retail locations in the U.S. and Western Europe. The Financial Paper Products segment provides official check outsourcing services and money orders through financial institutions and agent locations. MoneyGram’s Common Stock is listed on the NASDAQ under the symbol “MGI.” Additional information regarding MoneyGram is contained in our filings with the SEC. Also, see the section of this proxy statement entitled “Where You Can Find More Information.”

Alipay

Alipay (UK) Limited

5 Southampton Street

Covent Garden, London WC2E 7HA

United Kingdom

+44(0) 207 395 8310

Alipay is a company with limited liability incorporated under the laws of England and Wales and is the sole shareholder of Merger Sub. The sole stockholder of Alipay is Guarantor. Alipay is a subsidiary of Ant Financial and carries out marketing and business development activities for Ant Financial. Ant Financial is engaged in the business of using technology to provide inclusive financial services to individuals as well as small and micro enterprises.

Merger Sub

Matrix Acquisition Corp.

26/F Tower One, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

(+852) 2215 5100

Merger Sub is a Delaware corporation that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

Guarantor

Alipay (Hong Kong) Holding Limited

26/F Tower One, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

(+852) 2215 5100

Guarantor is a company with limited liability incorporated under the laws of Hong Kong and is a subsidiary of Ant Financial.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournments or postponements of the special meeting.

Date, Time and Place

We will hold the special meeting at Vinson & Elkins, L.L.P., 39th Floor, Dallas, Texas 75201, at 8 a.m., Central Time, on                 , 2017.

Purpose of Special Meeting

At the special meeting, we will ask holders of our Common Stock to approve and adopt the merger agreement. Our stockholders will also be asked to approve an advisory, non-binding proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger.

Record Date, Stock Entitled to Vote and Quorum

Only holders of record of our Common Stock at the close of business on                     , 2017, which is the record date for the special meeting, are entitled to notice of and to vote at the special meeting. As of the record date,              shares of our Common Stock were outstanding and held by approximately                      holders of record. A majority of the shares of our Common Stock issued and outstanding and entitled to vote at the special meeting present in person or represented by proxy at the special meeting is required for a quorum. Shares of our Common Stock represented at the special meeting but not voting, including shares of our Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business at the special meeting.

Votes Required

The proposal to approve and adopt the merger agreement requires the affirmative vote of holders of at least a majority of the outstanding shares of our Common Stock entitled to vote as of the record date. Goldman Sachs, the sole holder of Series D Preferred Stock, has delivered its irrevocable consent to the merger and the treatment of the Series D Preferred Stock in the merger agreement. Accordingly, if you abstain or fail to vote on the proposal to approve and adopt the merger agreement, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the approval and adoption of the merger agreement. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee how to vote your shares of Common Stock by following their instructions for voting. Brokers, banks or other nominees who hold shares of our Common Stock in street name for customers who are the beneficial owners of those shares are not permitted to vote those customers’ shares in the absence of specific instructions from those customers. Additionally, in connection with the signing of the merger agreement, we and Alipay have also entered voting and support agreements whereby certain holders of our Common Stock who collectively hold, as of the record date, approximately 45% of our outstanding Common Stock have agreed to vote in favor of approving and adopting the merger agreement. However, in the event our board of directors changes its recommendation with respect to the merger (other than in connection with a third party acquisition proposal) in accordance with the terms of the merger agreement, the number of each stockholder’s shares of Common Stock subject to the voting and support agreement shall be reduced, pro rata, such that the aggregate amount of Common Stock subject to all of the voting and support agreements, taken together, equals 35% of the outstanding Common Stock of MoneyGram as of the record date for the special meeting called to approve and adopt the merger agreement. See the section entitled “The Voting and Support Agreements.”

The advisory, non-binding proposal to approve compensation that will or may become payable to MoneyGram’s named executive officers in connection with the merger requires the affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the effect of a vote against this proposal. Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is only an advisory vote by stockholders. Accordingly, the vote will not be binding on us or Alipay, our or their board of directors or our compensation committee. If the merger is completed, the compensation that is the subject of the proposal may be paid to our named executive officers in accordance with the terms and conditions of their compensation agreements and arrangements even if our stockholders do not approve this proposal.

If you are a stockholder of record, you may vote your shares of Common Stock in any of the following ways:

•	in person by appearing and casting your vote at the special meeting; or

•	by proxy. Stockholders of record have a choice of submitting a proxy:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone voting instructions printed on your proxy card; or

•	by completing, signing, dating and returning each enclosed proxy card you receive in the enclosed postage paid envelope.

If you are not a stockholder of record, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Holders of record of our Common Stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

As of the record date, directors and executive officers of MoneyGram and their affiliates had the right to vote              shares of Common Stock, or     % of the outstanding Common Stock at that date.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and FOR the proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy if you:

•	deliver a signed, written revocation letter, dated later than the proxy and which must be received prior to the special meeting, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

•	deliver a signed proxy, dated later than the prior proxy and which must be received prior to the special meeting, to ;

•	vote again by telephone or on the Internet by 11:59 p.m. on the day before the special meeting; or

•	attend the special meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the special meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such broker, bank, trust or other nominee and follow its procedures to revoke your proxy.

MoneyGram stockholders who require assistance should contact the persons at the phone number provided on page 22 of this proxy statement.

Postponement, Adjournment and Recess

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the MoneyGram Stockholder Approval to approve and adopt the merger agreement, MoneyGram does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

Whether or not a quorum is present, the special meeting may be adjourned or recessed by the chairman of the special meeting or by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any adjournment, recess or postponement of the special meeting for the purpose of soliciting additional proxies will allow MoneyGram’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, recessed or postponed.

Delivery of Proxy Materials to Households Where Two or More MoneyGram Stockholders Reside

Because many stockholders hold shares of our Common Stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained                      to aid in the solicitation of proxies and to verify records relating to the solicitation.                      will receive a fee for its services of $            , fees per call to stockholders and expense reimbursement. In addition, our directors, officers and employees may, without additional compensation, solicit proxies from stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger.”

We will also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our Common Stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor at:                .

THE MERGER

Description of the Merger

Our board of directors has approved and adopted the merger agreement and the merger. If the merger agreement is approved and adopted by MoneyGram’s stockholders, then, subject to other closing conditions as described in “The Merger Agreement—Conditions to Completion of the Merger,” Merger Sub will be merged with and into MoneyGram, and MoneyGram will be the surviving corporation in the merger and become a wholly owned subsidiary of Alipay. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the contract that governs the merger.

If the merger is completed, each share of Common Stock outstanding immediately prior to the effective time of the merger (other than certain shares as set forth in the merger agreement, including shares for which the holders thereof have properly exercised appraisal rights in accordance with the Section 262 of the DGCL with respect to such Common Stock) will be converted into the right to receive the merger consideration, without interest.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of MoneyGram. In the case of shares of our Common Stock represented by certificates, you will receive the merger consideration for your shares of Common Stock after exchanging your stock certificates in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger. In the case of shares of our Common Stock held in book-entry form, you will receive the merger consideration for your shares of Common Stock as promptly as practicable following the merger without the requirement to deliver a stock certificate or, unless reasonably requested by the paying agent, a letter of transmittal.

The Common Stock is currently registered under the Exchange Act and is designated for trading on the NASDAQ under the symbol “MGI.” Following the merger, the Common Stock will be delisted from the NASDAQ and will no longer be publicly traded, and the registration of our Common Stock under the Exchange Act will be terminated.

Please see the section entitled “The Merger Agreement” for additional and more detailed information regarding the merger agreement.

Background of the Merger

From time to time, MoneyGram and our board of directors, together with our legal and financial advisors, review and evaluate strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives our board of directors has reviewed from time to time include remaining as a stand-alone entity, changes to MoneyGram’s policy regarding MoneyGram repurchasing shares of its Common Stock, dispositions of one or more of our business segments and a potential sale of MoneyGram.

In May 2013, MoneyGram launched a strategic review process, with the assistance of BofA Merrill Lynch and another nationally recognized financial advisor, during which MoneyGram broadly solicited potential purchasers of MoneyGram to determine whether a transaction may be available that would be in the best interests of MoneyGram stockholders. During the process, MoneyGram contacted 43 potential bidders, seven of whom responded with preliminary indications of interest. Only one of those seven bidders ultimately delivered a proposal to acquire MoneyGram, which proposal was withdrawn during the course of confirmatory due diligence.

In February 2016, W. Alexander Holmes, our Chief Executive Officer and a member of our board of directors, was contacted by a financial services company, referred to as Party A, requesting that Mr. Holmes meet with Party A to discuss a potential strategic combination of MoneyGram and Party A. With the approval of our board of directors, Mr. Holmes met with representatives of Party A in March 2016. Following that meeting, representatives of MoneyGram and Party A continued to discuss the feasibility of a strategic transaction in a number of meetings and calls over the spring and summer of 2016. In the summer of 2016, Party A requested that MoneyGram undertake a joint regulatory analysis with Party A to determine whether a combination of MoneyGram and Party A was feasible from a regulatory perspective, and Party A and MoneyGram began discussions regarding such analysis. In July 2016, the Chief Executive Officer and the Chairman of the Board of Party A contacted Pamela H. Patsley, Executive Chairman of MoneyGram, and indicated that the board of directors of Party A had not at that time decided to proceed with a transaction with MoneyGram. However, Party A requested that MoneyGram continue to undertake a joint regulatory analysis with Party A. MoneyGram indicated that it would continue to undertake such an analysis but requested additional assurances or information regarding the seriousness of Party A’s interest in a possible transaction. Party A never proposed any valuation for MoneyGram or provided any further indications of interest, and all discussions ceased.

Also during the summer of 2016, MoneyGram entered into confidentiality and standstill agreements with two different financial sponsors, referred to as Party B and Party C. Party B independently contacted MoneyGram and expressed interest in a potential acquisition of MoneyGram. Party C initially contacted a representative of THL, who advised Party C to direct all inquiries related to such a transaction to Ms. Patsley. The THL representative did not discuss a potential valuation of MoneyGram with Party C. The representative from Party C promptly contacted Ms. Patsley and expressed interest in a potential acquisition of MoneyGram. Following entry into confidentiality and standstill agreements, Party B and Party C were given access to an online data room and engaged in due diligence discussions with representatives of MoneyGram. Throughout the course of discussions with Party A, Party B and Party C, Ms. Patsley and Mr. Holmes regularly communicated with our board of directors to confirm its support with respect to such discussions and to update the board of directors on the status of discussions, both during regular board meetings and otherwise.

At the conclusion of Party’s B’s diligence, however, Party B advised MoneyGram that it would not be submitting a proposal to acquire MoneyGram or providing any indication of value for MoneyGram. Discussions with Party C ceased without Party C submitting a proposal to acquire MoneyGram or providing any indication of value for MoneyGram.

On October 4, 2016, Mr. Holmes and other members of MoneyGram management met in person in San Mateo, California, with representatives of Ant Financial, including Eric Jing, Chief Executive Officer of Ant Financial, and Mr. Douglas Feagin, Senior Vice President and Head of International Operations of Ant Financial, for the purpose of discussing potential commercial and strategic business opportunities involving the Alipay business and MoneyGram. Representatives of Ant Financial had been discussing potential commercial relationships between the Alipay business and MoneyGram with their counterparts at MoneyGram since April 2016, and the meeting was initiated at the request of representatives of Ant Financial who communicated to MoneyGram that while Mr. Jing was visiting the U.S. he was interested in meeting with Mr. Holmes. During the meeting, the MoneyGram and Ant Financial representatives also discussed potential strategic business opportunities involving Ant Financial and MoneyGram, but did not discuss the valuation of MoneyGram in the context of any transaction.

On October 18, 2016, Mr. Feagin contacted Mr. Holmes and requested a follow-up meeting later that month, to take place during an upcoming industry conference in Las Vegas, Nevada.

On October 25, 2016, representatives of MoneyGram, including Mr. Holmes, met with representatives from a financial services company, referred to as Party D, to discuss the possibility of a strategic transaction involving MoneyGram and Party D. At the request of Party D, the meeting was held in Las Vegas, Nevada, during the industry conference, and during the meeting the parties discussed certain preliminary issues related to a potential combination, including synergy opportunities and the potential financing of a transaction, but Party D did not propose any valuation for MoneyGram. Also on October 25, 2016, Mr. Holmes met in Las Vegas with representatives of Ant Financial, including Mr. Feagin, during which meeting Ant Financial expressed an interest in acquiring MoneyGram and the parties discussed next steps in connection with a potential strategic transaction, including the necessity of the parties entering into a confidentiality agreement.

On October 29, 2016, Ant Financial delivered an initial draft confidentiality agreement to MoneyGram.

On November 8, 2016, representatives of a publicly-traded payment services company, referred to as Party E, contacted representatives of THL to discuss a potential strategic transaction involving MoneyGram and Party E. The THL representatives did not discuss a potential valuation of MoneyGram with Party E and advised Party E to direct all inquiries related to such a transaction to Ms. Patsley.

On November 11, 2016, MoneyGram and a subsidiary of Ant Financial, entered into a confidentiality and standstill agreement. Following execution of the confidentiality and standstill agreement, MoneyGram gave representatives of Ant Financial access to an online data room containing confidential information with respect to MoneyGram. Throughout the process, MoneyGram continued to populate the data room with confidential information, including by providing, on December 9, 2016, financial projections prepared by management and more fully described under “The Merger—Unaudited Financial Projections of MoneyGram.” At the same time, Ant Financial and its advisors continued to conduct due diligence on MoneyGram.

On November 13, November 14 and November 16, 2016, Ms. Patsley had preliminary communications and discussions with Party E regarding a potential strategic transaction involving Party E and MoneyGram. On November 16, 2016, at the request of a representative of Party E, Mr. Ganesh Rao, a member of our board of directors and a principal of THL, had a meeting with a representative of Party E, during which meeting they discussed a potential strategic transaction involving Party E and MoneyGram. The THL representative did not discuss a potential valuation of MoneyGram.

On November 18, 2016, Party E communicated to MoneyGram an indication of interest in a strategic transaction involving Party E and MoneyGram that would value MoneyGram at an enterprise value of $1.75 billion. Later on November 18, 2016, at a meeting of our board of directors, Ms. Patsley updated our board of directors regarding the indication of interest from Party E as well as the cessation of discussions with Party B and Party C, and the commencement of discussions with Party D and Ant Financial with respect to a potential strategic transaction. During the course of this meeting, our board of directors authorized management to seek out a potential financial advisor to be engaged by MoneyGram in connection with its review of strategic alternatives.

On November 25, 2016, Ms. Patsley, Mr. Holmes and Mr. Rao had a discussion with representatives of BofA Merrill Lynch to discuss retaining BofA Merrill Lynch as financial advisor to MoneyGram in connection with its consideration of the indications of interest it had received. MoneyGram has had a longstanding relationship with BofA Merrill Lynch, including as one of MoneyGram’s financial advisors in connection with its 2013 strategic review process, and was interested in retaining BofA Merrill Lynch in connection with a potential strategic transaction based on BofA Merrill Lynch’s reputation and experience as an investment banking firm generally, its experience in transactions similar to the merger and its knowledge of the financial services industry and of MoneyGram in particular.

On November 30, 2016, Ms. Patsley and a representative of Party E had further discussions regarding Party E’s preliminary indication of interest, and Ms. Patsley advised Party E that MoneyGram expected to engage BofA Merrill Lynch as its financial advisor with respect to any potential transaction with Party E, and that Party E should expect to be contacted by representatives of BofA Merrill Lynch with respect to moving forward on due diligence and other process items.

Also on November 30 and on December 1, 2016, representatives of MoneyGram, including Ms. Patsley, Mr. Holmes, and other members of MoneyGram’s executive management team, had a series of meetings with representatives of Ant Financial at the offices of V&E, MoneyGram’s outside legal counsel, in Dallas, Texas, during which meetings the MoneyGram representatives made presentations regarding MoneyGram’s business, operations, financial performance, regulatory compliance programs and strategic plan. Representatives of V&E, Paul Hastings, outside regulatory counsel to MoneyGram, Kelley Drye & Warren LLP, outside regulatory counsel to MoneyGram, BofA Merrill Lynch, Simpson Thacher, outside counsel to Ant Financial, and Citigroup, financial advisor to Ant Financial, also participated in the meetings.

On December 5, 2016, representatives of BofA Merrill Lynch discussed with representatives of Party E whether Party E planned on making a formal proposal to acquire MoneyGram, and what the expected timing of any such proposal would be. The representatives of Party E indicated that they would discuss later that month with its board of directors whether Party E would make a formal proposal.

On December 7, 2017, our board of directors held a regular meeting, during which meeting our board of directors reviewed, among other things, the recent discussions with Party D, Party E and Ant Financial and its intention to formally engage BofA Merrill Lynch to advise MoneyGram in connection with these discussions and any potential transaction involving MoneyGram. Also during this meeting representatives of V&E reviewed with the members of our board of directors their fiduciary duties in connection with evaluating a potential strategic transaction and responding to any formal proposals that our board of directors may receive with respect to a sale of MoneyGram or other strategic transaction. Ms. Patsley also advised our board of directors that representatives from Goldman Sachs had requested that Goldman Sachs, in its capacity as one of the two largest stockholders of MoneyGram be provided with non-public information with respect to any potential strategic transaction, and that Ms. Patsley would recommend sharing such information with Goldman Sachs so long as they entered into an appropriate confidentiality agreement.

On December 12, 2016, at the request of Ant Financial, representatives from Ant Financial, Citigroup and Simpson Thacher participated in a telephonic due diligence session with Aaron Marcu of Freshfields Bruckhaus Deringer US LLP, the corporate monitor for MoneyGram.

On December 13, 2016, representatives from Party D, including the Chairman of Party D’s board of directors and its Chief Executive Officer, and representatives of MoneyGram, including Mr. Holmes, together with representatives of BofA Merrill Lynch and Party D’s financial advisor, discussed potential strategic synergies available in a combination of Party D and MoneyGram. The discussions were based on publicly available information as MoneyGram and Party D had not entered into a confidentiality agreement.

On December 14, 2016, representatives from Party E separately contacted Ms. Patsley and representatives of BofA Merrill Lynch and indicated that Party E was no longer interested in continuing discussions regarding a strategic transaction, citing the substantial increase in the MoneyGram stock price since their discussions had begun in November and concerns related to financing a transaction. During the course of the discussion, Party E further advised MoneyGram that its earlier indication of interest was intended to imply an offer price of between $11.00 and $12.00 per share, which price range had since fallen below the then trading price of MoneyGram’s Common Stock.

Also on December 14, 2016, Mr. Feagin of Ant Financial called Ms. Patsley and made an oral indication of interest to acquire MoneyGram at a price between $12.50 and $13.00 per share in cash, with no financing contingency. Mr. Feagin discussed the seriousness of Ant Financial’s interest in a transaction, its willingness to devote substantial resources to complete due diligence and its desire to move quickly towards signing definitive documents, and the steps it had already taken to analyze various required regulatory approvals. During the course of this conversation, Mr. Feagin noted to Ms. Patsley that while Ant Financial had considered the substantial recent increase in the trading price of MoneyGram’s stock, Ant Financial believed the proposed valuation range reflected a full valuation for MoneyGram.

On December 15, 2016, our board of directors held a special meeting to discuss recent developments with respect to discussions with Party D, Party E and Ant Financial, which meeting was attended by representatives of BofA Merrill Lynch and V&E. During this meeting, representatives of BofA Merrill Lynch presented to our board of directors preliminary financial analyses related to the valuation of MoneyGram, which materials utilized the financial projections prepared by MoneyGram management and more fully described under “The Merger—Unaudited Financial Projections of MoneyGram.” Our board of directors also discussed key focus areas with respect to any potential transaction with Ant Financial, including regulatory risk and certainty of closing, including the risk related to obtaining CFIUS Approval given Ant Financial’s identity as a company domiciled in China with global operations. Our board of directors, management and its advisors also discussed management’s view of MoneyGram’s prospects on a stand-alone basis, including in the event Ant Financial were to enter the money transfer business as a competitor, either organically or through an acquisition of a third party. Our board of directors generally expressed support for continuing discussions with Ant Financial, but instructed MoneyGram’s management team and financial advisors to seek a specific price proposal from Ant Financial at a higher value than the valuation range proposed by Ant Financial of $12.50 to $13.00 per share. Our board of directors also instructed MoneyGram’s management team and financial and legal advisors to explore whether the expressions of interest from Party D could be developed into a more fully formed proposal.

On December 16, 2016, Ms. Patsley and Mr. Feagin had a discussion regarding the progress to date of various items, including Ant Financial’s financing efforts, ongoing due diligence and other items.

From December 20 through December 22, 2016, representatives of Ant Financial and MoneyGram, together with their respective legal and financial advisors, participated in additional in person due diligence discussions at V&E’s offices in Dallas, Texas. At the conclusion of these meetings, representatives from Ant Financial advised MoneyGram that they wished to complete diligence by the first week of January with a goal of signing a merger agreement the third week of January, subject to agreement on transaction terms and definitive documentation. Ant Financial also advised MoneyGram it intended to provide an initial draft merger agreement within the following two weeks and that there would be no financing contingency in the draft documents. During the course of these meetings, representatives of BofA Merrill Lynch also advised Citigroup that, while MoneyGram was interested in continuing discussions, MoneyGram would not make sensitive due diligence information available to Ant Financial absent improvement on transaction price and additional clarity regarding key transaction terms related to deal certainty, and that our board of directors believed the valuation range proposed by Ant Financial of $12.50 to $13.00 per share was not definitive and in any event did not fully value MoneyGram. Representatives of V&E and Simpson Thacher had similar discussions that same day, at which time representatives of Simpson Thacher advised V&E that they expected to deliver an initial draft merger agreement quickly in the new year. Ms. Patsley also requested that Ant Financial (i) provide clarity with respect to the acquisition structure, including which Ant Financial entities would be parties to the merger agreement and their capitalization and domiciles, (ii) identify the regulatory approvals in China and elsewhere Ant Financial expected would be required to complete the merger, (iii) make a definitive proposal with respect to price and (iv) make a specific proposal with respect to provisions of the merger agreement intended to provide deal certainty to MoneyGram, such as the reverse termination fees that would be payable to MoneyGram in the event the transaction were not to close under various circumstances. Ms. Patsley advised Ant Financial our board of directors was concerned about the risk that a merger with Ant Financial might not be completed as a result of (a) the potential difficulties in enforcing an agreement arising from Ant Financial’s status as a foreign entity with a majority of assets located in China that may not be subject to the jurisdiction of U.S. courts, (b) failing to obtain a required regulatory approval or (c) the failure of Ant Financial to obtain debt financing for a transaction, and requested that Ant Financial address these concerns carefully in preparing a definitive proposal.

On December 22, 2016, Party D submitted a written list of due diligence topics to MoneyGram. MoneyGram advised Party D that it would need to enter into a confidentiality agreement prior to receiving the requested information.

On January 2, 2017, Mr. Feagin of Ant Financial contacted Ms. Patsley of MoneyGram to advise her that Simpson Thacher would be delivering a draft merger agreement to V&E later that day and to discuss certain provisions in the draft merger agreement. In addition, Mr. Feagin advised Ms. Patsley that, while the merger agreement would not specify a price, based on Ant Financial’s work to date, if required to propose a single price as of such date, Ant Financial would propose acquiring MoneyGram at a price of $12.75 per share in cash, the middle of the range of the indication of interest previously made by Ant Financial, which price was not subject to a financing contingency. Mr. Feagin advised Ms. Patsley that Ant Financial believed this was a full and fair price for MoneyGram, including that Ant Financial expected it would make significant capital investments in MoneyGram’s operations following the merger. Mr. Feagin said that other key items that could impact its valuation analysis included completing its due diligence with respect to certain key areas.

Later on January 2, 2017, Simpson Thacher delivered to V&E a draft merger agreement, which draft provided (i) that Alipay and Merger Sub would act as the parties to the merger agreement, and that the obligations of Alipay and Merger Sub would be guaranteed by Guarantor, but that Ant Financial would not be a party to the merger agreement, (ii) that MoneyGram would be subject to a no solicitation covenant between signing and closing, restricting its ability to solicit alternatives to the merger, (iii) that in the event MoneyGram received an unsolicited superior proposal, our board of directors could, subject to complying with procedures in the merger agreement and paying a termination fee equal to 4.0% of MoneyGram’s equity value, terminate the merger agreement to accept such superior proposal, (iv) that, absent a superior proposal, our board of directors would only be able to change its recommendation due to an “intervening event,” and that such a change in recommendation would not permit MoneyGram to terminate the merger agreement, (v) that the obligations of Alipay and Merger Sub to complete the merger would be conditioned on, among other things, (A) CFIUS Approval being obtained without a “burdensome condition” being imposed, (B) the receipt of unspecified required approvals related to money transmitter licenses and (C) the receipt of consents from certain of MoneyGram’s commercial counterparties, but that no approvals would be required from the People’s Republic of China government, (vi) that the merger consideration would be funded entirely through external debt financing, with Guarantor being a party to a debt commitment letter at the time the merger agreement was signed, but that Guarantor would be provided with a “marketing period” to allow the lenders under the debt commitment letter to syndicate the financing after all closing conditions were satisfied, and (vii) that in the event all of the closing conditions were satisfied and the debt financing were available, MoneyGram would have the right to specifically enforce Alipay and Merger Sub’s obligations to complete the merger, but in the event financing were not available Alipay and Merger Sub’s liability for failure to close would be limited to a reverse termination fee equal to 5.0% of the equity value of MoneyGram. The merger agreement also noted that Alipay would require THL and certain key management members to enter into voting agreements at signing of the merger agreement, which voting agreements would restrict the transfer of shares of MoneyGram stock prior to closing of the merger or termination of the voting agreement and would only terminate upon termination of the merger agreement, and that Alipay would require Goldman Sachs to consent to the treatment of the Series D Preferred Stock in the merger agreement in connection with the signing of the merger agreement.

On January 3, 2017, MoneyGram delivered to Party D, through their respective financial advisors, a draft confidentiality agreement.

On January 5, 2017, representatives of BofA Merrill Lynch furnished information to our board of directors with respect to BofA Merrill Lynch’s material relationships with each of THL and Goldman Sachs (and certain of their respective affiliates and portfolio companies), as well as with Ant Financial, Alibaba Group Holding Limited (an entity with long-term commercial agreements with Ant Financial), Party D and Party E, including (but not limited to) the fact that BofA Merrill Lynch derived a significant amount of revenues from each of THL and Goldman Sachs and their respective affiliates and portfolio companies, that BofA Merrill Lynch (including members of the deal team working with MoneyGram) would continue to meet with and provide services to THL, Goldman Sachs, their respective affiliates and portfolio companies, as well as Party D and Party E, and further, that BofA Merrill Lynch (excluding members of the deal team working with MoneyGram) regularly provides advice to Party D with respect to strategic alternatives, some of which could be mutually exclusive to an acquisition of MoneyGram by Party D. However, BofA Merrill Lynch advised MoneyGram that it was not advising Party D with respect to its discussions with MoneyGram; Party D was represented by another investment bank in connection with such discussions. Our board of directors then discussed the relationships disclosed by BofA Merrill Lynch, and determined that they did not adversely affect BofA Merrill Lynch’s independence or ability to act as financial advisor to MoneyGram. Our board of directors then determined to enter into a written engagement agreement with BofA Merrill Lynch as its financial advisor, on the terms disclosed in more detail under “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.”

On January 5, 2017, our board of directors held a meeting to discuss the developments in discussions with Ant Financial, including the $12.75 per share in cash proposal from Ant Financial and the draft merger agreement that had been provided earlier in the week. During this meeting, representatives of BofA Merrill Lynch reviewed with our board of directors the terms of the proposal and preliminary financial analyses of the proposal, and representatives of V&E reviewed with our board of directors key aspects of the draft merger agreement. Representatives of Paul Hastings also reviewed with our board of directors the regulatory approval process that should be expected in connection with a merger with Ant Financial. In addition, the our board of directors, together with management and advisors, discussed the Ant Financial proposal in the context of the other discussions MoneyGram had engaged in regarding strategic transactions in the past, including with Party A, Party B, Party D and Party E, each of which had commenced at a time when MoneyGram’s stock price was substantially lower compared to current levels, and the broad strategic review process completed by MoneyGram in 2013, and the likelihood that a third party would make a proposal to acquire MoneyGram on substantially similar or better terms to those proposed by Ant Financial. In addition, our board of directors and its advisors discussed the proposal compared to the continued operation of MoneyGram on a stand-alone basis, and the related risks and possibilities with respect thereto. During the course of this discussion, representatives of BofA Merrill Lynch advised our board of directors that they did not believe it was likely that soliciting interest from additional parties beyond Parties D and E would result in a proposal on better terms than the proposal from Ant Financial, and also discussed with our board of directors potentially negative consequences of running a broad strategic review process, including the potentially public nature of such a process and the likelihood that Ant Financial would not participate in the process. After the discussion, our board of directors determined it was desirable to continue to negotiate definitive terms of a potential transaction with Ant Financial, with a goal of improving the proposed $12.75 per share consideration and limiting the deal certainty risk in the transaction. In addition, our board of directors requested that management and BofA Merrill Lynch continue to encourage Party D to enter into a confidentiality agreement and make a definitive proposal with respect to a potential transaction.

Also on January 5, 2017, Simpson Thacher delivered a draft of a voting and support agreement to be entered into by THL to V&E, who delivered the draft to THL.

On January 6, 2017, Ms. Patsley called Mr. Feagin, and advised Mr. Feagin that our board of directors was interested in continuing discussions with respect to a potential transaction with Ant Financial, but that (i) MoneyGram wanted additional information regarding key items impacting deal certainty in order to fully evaluate the Ant Financial proposal and respond to the draft merger agreement and (ii) the proposed $12.75 price was not acceptable to our board of directors, and that the price would need to be higher for our board of directors to support a transaction. Ms. Patsley proposed that V&E would circulate a list of key follow-up inquiry items to Simpson Thacher over the weekend, and requested that Ant Financial respond quickly to these requests.

On January 7, 2017, V&E discussed with Simpson Thacher a list of key follow-up items, including with respect to (i) the parties’ proposed plans to obtain regulatory approvals, including CFIUS Approval, (ii) the identity and capitalization of the merger agreement counterparties, (iii) the nature and status of the debt financing commitment to be obtained in connection with the transaction and (iv) the parties’ proposed plans with respect to seeking third party commercial consents and support for the transaction.

On January 10 and January 12, 2017, BofA Merrill Lynch contacted Party D’s financial advisor to inquire about the status of the draft confidentiality agreement and to encourage the submission of a proposal from Party D.

Also, on January 12 and January 13, 2017, representatives from MoneyGram and Ant Financial, together with their respective legal and financial advisors, participated in a series of discussions regarding the follow-up discussion items identified on January 7, 2017.

Also, on January 13, 2017, BofA Merrill Lynch again contacted Party D’s financial advisor via email to inquire about the draft confidentiality agreement and any forthcoming proposal.

On January 14, 2017, V&E delivered to Simpson Thacher an issues list, setting out key issues in the draft merger agreement delivered by Simpson Thacher on January 2, 2017, together with a proposed response to those issues from MoneyGram (the “January 14 proposal”). The January 14 proposal included the following: (i) that MoneyGram would have the right to solicit alternatives to the merger for 45 days following signing of the merger agreement (a “go shop”), and terminate the merger agreement to enter into a superior proposal identified during such period, subject to a termination fee of 1.5% of MoneyGram’s equity value, (ii) that following the conclusion of the go shop period, MoneyGram would be subject to customary no solicitation covenants, but that in the event MoneyGram received an unsolicited superior proposal, our board of directors could terminate the merger agreement to accept such superior proposal, subject to a termination fee of 3.0% of MoneyGram’s equity value, (iii) that, absent a superior proposal, our board of directors would have the right to change its recommendation if it determined a failure to do so would be reasonably likely to be inconsistent with its fiduciary duties (regardless of whether or not an intervening event had occurred), (iv) that the voting and support agreements would only cover an aggregate of 40% of the voting stock of MoneyGram and that they would terminate upon termination of the merger agreement or a change in recommendation of our board of directors, (v) that the definition of “burdensome condition” be narrowed, (vi) that a reverse termination fee of 10.0% of MoneyGram’s equity value would be payable by Alipay if the merger failed to close due to Alipay, Merger Sub or Guarantor’s breach, a failure to obtain CFIUS Approval (with or without a burdensome condition), a change in law in China, a failure to obtain approvals related to money transmitter licenses, or a failure to obtain required competition approvals, (vii) that the value of the termination fee would be placed into escrow or secured by a letter of credit for the benefit of MoneyGram, to mitigate the enforcement risk associated with Alipay having limited U.S. assets, (viii) that either party would have the ability to extend the end date under the merger agreement to 15 months following signing, if all approvals related to money transmitter licenses had not been obtained by the 12-month end date, but the other closing conditions had been satisfied, (ix) that there would not be any marketing period that could delay closing with respect to the financing, (x) that specific performance would be available to force Guarantor, Alipay and Merger Sub to complete the merger, even in the even debt financing was not available and (xi) that Guarantor, Alipay and Merger Sub’s monetary liability would not be limited to the reverse termination fee in the event of termination following a willful and material breach of the merger agreement. The issues list also included items related to the treatment of employees in connection with the merger, including employment compensation, benefits, severance and the treatment of equity awards.

On January 17, 2017, Simpson Thacher delivered to V&E a response to the January 14 proposal, setting forth Ant Financial’s counterproposal (the “January 17 proposal”). The January 17 proposal included the following: (i) that the merger agreement would not have a “go shop” provision, (ii) that in the event MoneyGram received an unsolicited superior proposal, our board of directors could terminate the merger agreement to accept a superior proposal, subject to a termination fee of 3.5% of MoneyGram’s equity value, (iii) that, absent a superior proposal, our board of directors would have the right to change its recommendation if it determined a failure to do so would violate its fiduciary duties (regardless of whether or not an intervening event had occurred), (iv) that the voting and support agreements would cover all shares owned by THL and each of Ms. Patsley, Mr. Holmes, F. Aaron Henry, General Counsel and Corporate Secretary of MoneyGram, Steven Piano, Chief Human Resources Officer of MoneyGram, and Peter Ohser, Chief Revenue Officer—Americas & Europe of MoneyGram, which totals approximately 45% of the voting stock of MoneyGram, and that the voting agreements would only terminate upon termination of the merger agreement, (v) that the definition of “burdensome condition” include any material adverse effect on the anticipated economic benefit or value that Alipay reasonably expects to be realized from the transaction, (vi) that a reverse termination fee of 7.0% of MoneyGram’s equity value would be payable by Alipay if the merger agreement was terminated due to Alipay, Merger Sub or Guarantor’s willful and material breach or Alipay’s failure to close following the satisfaction of all closing conditions, but not in any other circumstances, (vii) that there would be no escrow or letter of credit provided to secure payment of the reverse termination fee, (viii) that the end date under the merger agreement would be 12 months, (ix) that specific performance would only be available to force Guarantor, Alipay and Merger Sub to complete the merger if the debt financing were available and (x) that Guarantor, Alipay and Merger Sub’s monetary liability in all circumstances would be limited to the amount of the reverse termination fee. In addition, the January 17 proposal provided that there would be no marketing period with respect to the debt financing that would delay closing, and proposed that the principals discuss directly the proposed treatment of MoneyGram employees in connection with the merger. Later that day, representatives of Simpson Thacher further advised V&E that, following discussions with Citigroup during which Citigroup agreed to provide the debt financing commitment for up to 15 months if necessary to obtain required approvals related to money transmitter licenses, Alipay was willing to provide for a three month extension of the end date, from 12 to 15 months, if necessary to obtain required approvals related to money transmitter licenses as proposed by MoneyGram.

On January 18, 2017, V&E delivered a revised draft of the voting agreement to Simpson Thacher, which draft reflected input from THL and Weil, and provided (i) that the voting agreement would terminate upon a change in recommendation by our board of directors and (ii) that the voting agreements, in the aggregate, would not cover more than 40% of the outstanding voting stock of MoneyGram.

Also on January 18, 2017, BofA Merrill Lynch contacted Party D’s financial advisor via telephone and email to inquire about the draft confidentiality agreement and whether a proposal might be forthcoming in the near term.

Also on January 18, 2017, our board of directors held a meeting, during which our board of directors discussed, with its legal and financial advisors, the status of diligence and ongoing negotiations with Ant Financial as well as the fact that Party D, despite repeated encouragement from representatives of BofA Merrill Lynch, had not yet entered into a confidentiality agreement or made a proposal with respect to a transaction with MoneyGram. During the meeting, representatives of V&E and MoneyGram management updated our board of directors on the key terms of the January 17 proposal. Our board of directors expressed unanimous support of continuing negotiations with Ant Financial, but requested that management, together with the legal and financial advisors, continue to focus on securing a higher price and deal terms that would minimize, to the extent possible, regulatory approval and financing risk, and the enforcement risk associated with Alipay’s limited U.S. assets.

On January 19, 2017, V&E distributed to Simpson Thacher a response to the January 17 proposal (the “January 19 proposal”) which included the following: (i) a 45-day go-shop during which period MoneyGram would be entitled to terminate the merger agreement to enter into a superior proposal identified during such period, subject to a termination fee of 1.75% of MoneyGram’s equity value, (ii) that following the conclusion of the go shop period, MoneyGram would be subject to customary no solicitation covenants, but that in the event MoneyGram received an unsolicited superior proposal, our board of directors could terminate the merger agreement to accept a superior proposal, subject to a termination fee of 3.5% of MoneyGram’s equity value, consistent with the January 17 proposal, (iii) that the voting and support agreements would only cover an aggregate of 40% of the voting stock of MoneyGram and that they would terminate upon termination of the merger agreement or a change in recommendation by our board of directors, (iv) that the definition of “burdensome condition” be narrowed, (v) that a reverse termination fee of 7.0% of MoneyGram’s equity value would be payable by Alipay if the merger agreement was terminated due to Alipay’s willful and material breach, a failure to obtain CFIUS Approval, a change in law in China or a failure to obtain approvals related to money transmitter licenses, (vi) that the value of the termination fee would be placed into escrow or secured by a letter of credit for the benefit of MoneyGram, to mitigate the enforcement risk associated with Alipay having limited U.S. assets, (vii) that specific performance would only be available to force Guarantor, Alipay and Merger Sub to complete the merger if the debt financing was funded, consistent with the January 17 proposal and (viii) that Guarantor, Alipay and Merger Sub’s monetary liability would not be limited to the reverse termination fee in the event of termination following a willful and material breach of the merger agreement (which would not include Alipay’s failure to close the merger if financing were not available).

On January 20, 2017, Ant Financial delivered to MoneyGram, through their respective legal and financial advisors, drafts of the debt commitment letter and fee letter, and V&E delivered to Simpson Thacher a revised draft of the merger agreement consistent with the January 19 proposal. Also on January 20, 2017, representatives of BofA Merrill Lynch once again inquired with Party D’s financial advisor about the status of the draft confidentiality agreement and requested a non-binding proposal with respect to a strategic transaction involving MoneyGram and Party D by January 25, 2017.

On January 21, 2017, Mr. Feagin and Ms. Patsley had a discussion regarding certain key aspects reflected in the revised draft merger agreement. Mr. Feagin advised Ms. Patsley that Ant Financial was willing to accept the risk related to third party commercial approvals and thus not require any closing condition with respect to such approvals, but that Ant Financial was not willing to increase its proposed offer price, accept risk related to obtaining CFIUS Approval or permit MoneyGram to engage in a “go shop.”

On January 22, 2017, Simpson Thacher delivered to V&E a revised draft of the merger agreement, which draft included the following key differences from the January 20 draft: (i) that MoneyGram would be subject to a no solicitation covenant from the time of signing and not have a “go shop” provision, (ii) that the voting and support agreements would cover all shares owned by THL and the management stockholders, which totals approximately 45% of the voting stock of MoneyGram, but that upon a change in recommendation by our board of directors, the amount of stock covered by the voting and support agreements, in the aggregate, would be reduced to 40%, (iii) that the definition of “burdensome condition” include any material adverse effect on the anticipated economic benefit or value of the transaction, (iv) that a reverse termination fee would not be payable by Alipay in the event the merger agreement were terminated due to a failure to obtain CFIUS Approval, a change in law in China, or the failure to obtain approvals related to money transmitter licenses, (v) that there would be no escrow or letter of credit provided to secure payment of the reverse termination fee and (vi) that Guarantor, Alipay and Merger Sub’s monetary liability in all circumstances would be limited to the amount of the reverse termination fee. The January 22 draft merger agreement did not, however, include any closing condition with respect to the receipt of any third party commercial approvals.

On the same day, Simpson Thacher delivered to V&E a draft of the written consent of Goldman Sachs to the transaction, which MoneyGram forwarded to representatives of Goldman Sachs for their consideration.

Also on January 22, 2017, BofA Merrill Lynch contacted Party D via e-mail regarding its potential interest in MoneyGram. In response, Party D advised BofA Merrill Lynch that it was not in a position to submit any proposal with respect to an acquisition of MoneyGram.

On January 23, 2017, our board of directors held a meeting and discussed the status of the negotiations with respect to the transaction with Ant Financial. During the meeting, representatives of BofA Merrill Lynch reviewed with our board of directors an updated preliminary financial analysis of the transaction, and representatives of V&E reviewed the key open issues in the merger agreement negotiations. Our board of directors then discussed, together with its legal and financial advisors, potential negotiating strategies and how to best balance the twin goals of additional value and additional certainty of closing in further negotiations. Our board of directors ultimately directed management to advise Ant Financial that the current proposal of $12.75 per share coupled with the closing and enforcement risk inherent in the deal terms reflected in the January 22 merger agreement draft was unacceptable, and seek to negotiate for an improved price, transaction terms that would provide greater certainty of the merger being completed and, in the event it were not, greater certainty of MoneyGram receiving a termination fee commensurate with the costs to MoneyGram of a failed transaction, or some combination of both.

Following the meeting of our board of directors, Ms. Patsley of MoneyGram called Mr. Feagin of Ant Financial to discuss key open issues with respect to the potential transaction. During the course of the conversation, Ms. Patsley and Mr. Feagin tentatively agreed, subject to approval of our board of directors, to move forward with negotiating definitive agreements for a transaction on the following key terms: (i) an increase in the purchase price to $13.25 in cash per share, (ii) that the merger agreement would not provide for a “go shop” provision, (iii) the provision by Alipay of a letter of credit or similar credit support to backstop up to $45 million of Alipay’s obligations to pay a reverse termination fee, (iv) the elimination of the closing condition related to receipt of third party commercial approvals, and (v) the payment by Alipay to MoneyGram of a reverse termination fee equal to 2.0% of the equity value of MoneyGram in the event the merger agreement were terminated due to a failure to obtain CFIUS Approval, with no reverse termination fee payable if the merger agreement were terminated due to a failure to obtain required approvals with respect to money transmitter licenses or due to a change in law in China.

On January 24, 2017, representatives of MoneyGram, V&E, Ant Financial and Simpson Thacher met telephonically to negotiate provisions of the merger agreement, and, following the telephone call, V&E delivered a revised draft of the merger agreement to Simpson Thacher. The revised draft merger agreement included terms consistent with Ms. Patsley and Mr. Feagin’s discussions, and also provided: (i) the amount of stock covered by the voting and support agreements, in the aggregate, would be reduced to 35% in the event of a change in recommendation by our board of directors, (ii) that the definition of “burdensome condition” be narrowed, and (iii) that Guarantor, Alipay and Merger Sub’s monetary liability in all circumstances would be limited to the amount of the reverse termination fee. V&E also delivered to Simpson Thacher an initial draft of the MoneyGram disclosure schedules.

On January 25, 2017, Simpson Thacher delivered to V&E an initial draft of the payment guarantee, which provides credit support to backstop up to $45 million of Alipay’s obligations to pay a reverse termination fee. Also on January 25, 2017, representatives of MoneyGram, V&E, BofA Merrill Lynch, Ant Financial, Simpson Thacher and Citigroup met in person in V&E’s offices in Dallas, Texas to finalize the definitive transaction documents, including the merger agreement, the voting agreements, the payment guarantee, the debt commitment letters, and the disclosure schedules, and to complete open diligence items and finalize plans for announcing the transaction and presenting it to various constituencies. V&E, Simpson Thacher and Fried, Frank, Harris, Shriver & Jacobson LLP, as counsel to Goldman Sachs, finalized the consent to be delivered by Goldman Sachs. In addition, representatives of Ant Financial, Simpson Thacher and Citigroup had a second due diligence discussion with Mr. Marcu, the corporate monitor for MoneyGram.

Later that afternoon, all of the members of our board of directors met, together with representatives of BofA Merrill Lynch and V&E. During such meeting, representatives of BofA Merrill Lynch presented to our board of directors updated financial analyses with respect to the revised offer of $13.25 cash per share, which financial analyses are further described under “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” BofA Merrill Lynch did not express any opinion at this meeting. However, after presenting the materials and in response to a question from our board of directors, representatives of BofA Merrill Lynch advised our board of directors that, based on their current understandings of the transaction, assuming no material changes to the terms of the proposed merger and subject to other assumptions and qualifications that would be set forth in a written opinion letter, the BofA Merrill Lynch representatives anticipated that, if requested to do so, BofA Merrill Lynch would be in a position to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by holders of our Common Stock in the merger. Representatives from V&E also reviewed with our board of directors the key provisions of the near final transaction documents as well as the currently outstanding open items in such documents. Our board of directors discussed with representatives of MoneyGram’s management, BofA Merrill Lynch and V&E the strategic, business and legal considerations relating to the proposed merger, the risks and benefits of the transaction compared to other alternatives available to MoneyGram and the terms of the merger agreement, as well as the resolutions to be approved and adopted by our board of directors in connection with the proposed transaction with Alipay in the event the merger agreement were finalized and submitted to our board of directors for approval, potentially as early as the next morning. Our board of directors unanimously concluded it was generally supportive of the terms of the merger, subject to resolution of the final open items, and Ms. Patsley requested that members of our board of directors make themselves available in the event there was a telephone call to approve the merger before the opening of trading the next morning.

Overnight on January 25, 2016 and through the early morning hours on January 26, 2017, the parties finalized the terms of the transaction documents. At 6:00 a.m. Central Time that morning, our board of directors held a telephonic meeting at which members of MoneyGram’s management and representatives of BofA Merrill Lynch and V&E were present. Two directors, J. Coley Clark and Peggy Vaughan, were not in attendance at the meeting due to logistical issues related to the meeting being called late the night before. At that meeting, representatives of V&E reviewed for our board of directors the final material terms of the proposed merger agreement. Also at this meeting, BofA Merrill Lynch reviewed with our board of directors its financial analysis of the merger consideration, which was substantially the same as the financial analysis reviewed at the meeting of our board of directors on January 25, 2017, and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 26, 2017, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our Common Stock was fair, from a financial point of view, to such holders. The full text of the written opinion of BofA Merrill Lynch’s opinion is attached to this proxy statement as Annex D and is incorporated by reference in this proxy statement in its entirety. See also “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” Following the presentations and discussion, the members of our board of directors present at the meeting unanimously approved and adopted the merger agreement and the merger, and unanimously resolved to recommend that MoneyGram stockholders vote to approve and adopt the merger agreement and the merger. Shortly following our board of directors meeting, the two directors who were not in attendance at the telephonic meeting confirmed their support of our board of directors’ determination to approve and adopt the merger agreement and the merger and recommend the MoneyGram stockholders vote to approve and adopt the merger agreement and the merger.

Later on January 26, 2017, prior to the opening of trading of our Common Stock on the NASDAQ, the parties executed the merger agreement and issued a joint press release announcing the transaction.

Reasons for the Merger and the Recommendation of Our Board of Directors

At a meeting of our board of directors held on January 26, 2017, our board of directors approved and adopted the merger agreement and the merger. Our board of directors unanimously recommends that the stockholders of MoneyGram vote “for” the approval and adoption of the merger agreement and the merger.

In the course of reaching its decision, our board of directors consulted with our senior management and our financial and legal advisors, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	Merger Consideration. Our board of directors considered the $13.25 per share in cash to be paid as merger consideration. Specifically, our board of directors considered:

•	the fact that the $13.25 per share in cash to be paid as merger consideration represented a 91% premium to $6.92, the closing price of our Common Stock on October 4, 2016, the day of the first meeting of MoneyGram’s management with representatives of Ant Financial and a 4% premium to Ant Financial’s proposed price of $12.75 per share in cash, made on January 2, 2017;

•	the belief of our board of directors that the $13.25 per share in cash to be paid as merger consideration was the highest price per share that Ant Financial was willing to agree to pay, and the views of our board of directors as to the likelihood that any third party would be willing to pay more to acquire MoneyGram on the same or substantially similar terms;

•	the fact that the $13.25 per share in cash to be paid as merger consideration represents a premium of approximately (i) 25% to the volume-weighted average trading price of $10.62 for the 90-day period ended January 25, 2017, (ii) 12% to the closing price of $11.88 on January 25, 2017, the last trading day prior to the approval by our board of directors of the merger and (iii) two percent to $13.00, the two-year trading high for our Common Stock prior to January 26, 2017; and

•	the fact that the merger consideration would be paid solely in cash, without a financing contingency, which compared to non-cash consideration, provides certainty and immediate liquidity and value to our stockholders, in each case upon and assuming closing of the merger.

•	Risks associated with continued independence. Our board of directors considered the risks associated with continued independence, including:

•	risks associated with operating in a highly competitive industry, including that some of our competitors have larger and more established customer bases and substantially greater financial,

marketing and other resources than we have, and the risks that other third parties with more resources, including certain of MoneyGram’s agents, may enter the marketplace in the future;

•	risks associated with our reliance on key agents, including Walmart, which accounted for 18% and 19% of our total company revenue in 2016 and 2015, respectively;

•	risks associated with operating in a highly regulated industry, including with respect to laws and regulations intended to prevent consumer fraud, money laundering and terrorism financing, the high ongoing compliance costs associated with operating in such industry, and the possibility of litigation or investigations involving us or our agents;

•	risks associated with our ability to access capital and our indebtedness, including our debt service obligations, debt covenant requirements and our below “investment grade” credit rating; and

•	risks associated with having a single stockholder group (i.e. THL) that holds a substantial percentage of our Common Stock (approximately 44% of our outstanding Common Stock).

•	MoneyGram’s current condition and future prospects. Our board of directors considered information with respect to our financial condition, results of operations, business, competitive position and business strategy on a historical and prospective basis, as well as current industry, economic and market conditions and trends. Our board of directors also considered the potential future value of MoneyGram, together with the risks associated with continued independence discussed above, as compared to the value of the merger consideration.

•	Possibility of more favorable bid. Our board of directors considered its assessment as to the possibility that a third party with the financial means would agree to a transaction at a higher price than Ant Financial on similar or more favorable terms, given MoneyGram’s historical discussions with prospective counterparties and the nature of such discussions, as more fully described in “The Merger—Background of the Merger.”

•	Opinion of MoneyGram’s Financial Advisor. Our board of directors considered the opinion provided by BofA Merrill Lynch, dated January 26, 2017, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of our Common Stock, as more fully described in the subsection entitled “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” The full text of the opinion is attached as Annex D to this proxy statement.

•	Characteristics of Ant Financial, Guarantor and Alipay. Our board of directors considered the business reputation and capabilities of Ant Financial and its management, Ant Financial’s experience executing acquisitions (including of a U.S.-based business), Ant Financial’s commitment to its growth strategy, the resources available to Guarantor and Alipay to complete the merger and the strong commercial incentives and motivations of Ant Financial, Guarantor and Alipay to timely obtain all necessary regulatory approvals and complete the merger.

•	Financing. Our board of directors considered the terms of the debt financing bridge commitments provided to Guarantor in connection with the merger (including the limited conditionality set forth in the debt financing commitments) and the commitments of Guarantor to make the proceeds of the debt financing available to Alipay to fund the merger consideration, together with the financial capabilities and reputation of the financing sources, including the fact that all of the approximately $1.85 billion of bridge financing was committed by Citigroup prior to the execution of the merger agreement.

•	Likelihood of consummation. Our board of directors considered the likelihood that the merger would be completed in light of, among other things, the conditions to the merger and the absence of a financing condition, the absence of any condition related to the receipt of third party commercial consents or approvals, the relative likelihood of obtaining required regulatory approvals, Alipay’s representation that it will have sufficient financial resources to pay the merger consideration and consummate the merger, and the remedies available to us under the merger agreement in the event of various breaches by Alipay, including the payment guarantee discussed below.

•	Merger Agreement. Our board of directors considered the terms of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•	Alipay’s undertakings in furtherance of obtaining required regulatory approvals and the fact that the consummation of the merger agreement is (i) conditioned on obtaining only the required money transfer permits, as more further described in “The Merger—Regulatory Matters,” and not all approvals related to money transmitter licenses and (ii) not conditioned on obtaining the consent of any third party under commercial agreements;

•	the obligation of Alipay under certain circumstances to pay us a termination fee of:

•	$60 million, in connection with any failure to consummate the merger if the relevant conditions are satisfied and in certain circumstances following a willful and material breach by Alipay or Merger Sub; and

•	$17.5 million, in connection with the termination of the merger agreement in specified circumstances when CFIUS Approval has not been obtained;

•	Guarantor’s obligation to guarantee Alipay’s payment of any termination fee payable under the merger agreement, and the fact that MoneyGram has no obligation to seek payment from Alipay prior to seeking to recover from Guarantor;

•	the fact that Alipay agreed to provide MoneyGram, prior to the execution of the merger agreement, a payment guarantee issued by Citibank N.A., Hong Kong branch for $45 million supporting Alipay’s payment obligations, which MoneyGram will have the right to draw against in the event a termination fee or certain other amounts payable by Alipay pursuant to the terms of the merger agreement are not paid by Alipay;

•	the right of MoneyGram and our board of directors to respond to a competing proposal from any bidder, subject to certain restrictions and the requirement that we pay Alipay a termination fee of $30 million if we terminate the merger agreement to accept a superior proposal;

•	the belief of our board of directors that, although the no solicitation covenant and termination fee provisions might have the effect of discouraging competing third-party proposals or reducing the price of such proposals, such provisions are customary for transactions of this size and type, and its belief that the $30 million termination fee, representing approximately 3.5% of the equity value of the transaction, was reasonable in the context of comparable transactions, particularly given the discussions with certain other potential bidders that we held in advance of the execution of the merger agreement, as more fully described in “The Merger—Background of the Merger”; and

•	the right of our board of directors to change its recommendation, subject to certain restrictions, in connection with a superior proposal or other circumstances in which our board of directors determines the failure to do so would be inconsistent with its fiduciary duties under applicable law.

•	Support of THL and Goldman Sachs. The fact that MoneyGram’s two largest stockholders, THL and Goldman Sachs (taking into account the shares of Series D Stock owned by Goldman Sachs on an as converted basis), were willing to commit to participate in the merger on the same terms as holders of our Common Stock generally, with THL agreeing to enter into a voting and support agreement obligating THL to vote in favor of the merger and Goldman Sachs providing its written consent to the merger prior to execution of the merger agreement.

•	Current economic and political conditions. Our board of directors considered the current state of the economy, debt financing markets, political climate and general uncertainty surrounding forecasted economic and political conditions, both in the near term and the long term, and both generally and within our industry.

In the course of reaching its decision, our board of directors also considered a number of potentially negative factors including, among others, the following:

•	Risks associated with announcement and pendency of the Merger. Our board of directors considered the risk that the announcement and pendency of the merger, including the restrictions on the conduct of our business, may cause substantial harm to relationships with our employees, agents, customers and partners and may divert management and employee attention away from the day-to-day operation of our business. Our board of directors also considered the possibility that the time period between the signing of the merger agreement and the closing of the merger could be significant due to the expected time necessary to obtain required regulatory approvals, which enhances those risks.

•	Risks associated with a failure to consummate the Merger. Our board of directors considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and, as a result, the possibility that the merger might not be completed, and further noted that these risks may be heightened due to the additional regulatory approvals required given that Alipay is not domiciled in the U.S. Our board of directors noted the fact that, if the merger is not completed:

•	we will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and agent and customer relationships; and, we may not be compensated completely or at all for such costs through the payment of the termination fee;

•	depending on the circumstances that caused the merger not to be completed, it is likely that the price of our Common Stock will decline significantly; and

•	the market’s perception of our prospects could be adversely affected.

•	Regulatory risk. Our board of directors considered the risk that necessary regulatory approvals may be delayed, conditioned or denied, including the fact that no termination fee would be payable by Alipay if certain regulatory approvals other than CFIUS Approval were not satisfied and Alipay were not then in willful and material breach of its obligations under the merger agreement.

•	Financing risk. Our board of directors considered the risk that, while the merger agreement is not by its terms subject to a financing condition, if Guarantor fails to obtain sufficient financing (notwithstanding the terms of the debt commitments), the merger may not be consummated and the termination fee of $60 million payable to us by Alipay in such event may not be sufficient to compensate us for potential losses we may incur under such circumstances.

•	Enforcement risk. Our board of directors considered that Guarantor’s and Alipay’s respective status as a foreign entity without substantial assets in the U.S. would, by its nature, make enforcement of our rights under the merger agreement (including our right to seek specific performance to cause Alipay to consummate the merger in certain circumstances and to cause Guarantor to make the proceeds of the debt financing available to Alipay to complete the merger) against Alipay and Guarantor more difficult than against a buyer located in the U.S. with substantial assets subject to the jurisdiction of U.S. courts, and that this risk was only partially mitigated by the $45 million payment guarantee provided for the benefit of MoneyGram by Citibank N.A., Hong Kong branch.

•	Merger Agreement. Our board of directors considered the terms of the merger agreement, including:

•	the restrictions on the conduct of our business prior to the completion of the merger, which could delay or prevent us from realizing certain business opportunities or taking certain actions with respect to our operations we would otherwise take absent the pending merger;

•	provisions that preclude us from actively soliciting alternative proposals to the merger;

•	certain limitations on Alipay’s undertakings in furtherance of obtaining required regulatory approvals, as more further described under “The Merger—Regulatory Matters”;

•	the requirement that, if the merger agreement is terminated under certain circumstances, including by MoneyGram to accept a superior proposal, MoneyGram would be obligated to pay a $30 million termination fee to Alipay, which might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals; and

•	provisions that generally limit the monetary liability of Alipay under the merger agreement to $60 million.

•	Tax treatment. Our board of directors considered the fact that an all cash transaction would be taxable to MoneyGram’s stockholders that are U.S. holders for U.S. federal income tax purposes.

•	Participation in future gains. Our board of directors considered the fact that MoneyGram will no longer exist as an independent public company and MoneyGram’s stockholders will forgo any future increase in MoneyGram’s value that might result from our earnings or possible growth as an independent company.

•	Risk factors. Our board of directors considered other risks and uncertainties including those listed above in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

While our board of directors considered potentially positive and potentially negative factors, our board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, our board of directors unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, MoneyGram and its stockholders.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by our board of directors in its consideration of the merger, but is merely a summary of the material positive factors and material negative factors considered by our board of directors in that regard. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to make specific assessments of, quantify, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Based on the totality of the information presented, our board of directors collectively reached the unanimous decision to approve and adopt the merger agreement and the merger in light of the factors described above and other factors that the members of our board of directors felt were appropriate.

When you consider our board of directors’ recommendation, you should be aware that MoneyGram’s directors may have interests in the merger that may be different from, or in addition to, the interests of MoneyGram’s stockholders generally. These interests are described in the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger.”

This explanation of MoneyGram’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration

MoneyGram has retained BofA Merrill Lynch to act as MoneyGram’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MoneyGram selected BofA Merrill Lynch to act as MoneyGram’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with MoneyGram and its business.

On January 26, 2017, at a meeting of our board of directors which was held to evaluate the merger, BofA Merrill Lynch delivered to our board of directors an oral opinion, confirmed by delivery of a written opinion dated January 26, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of our Common Stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated January 26, 2017, to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to our board of directors for the benefit and use of our board of directors (in its capacity as our board of directors) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the proposed merger or any other matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to MoneyGram;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of MoneyGram furnished to or discussed with BofA Merrill Lynch by the management of MoneyGram, including certain financial forecasts relating to MoneyGram prepared by the management of MoneyGram, which are described under “Unaudited Financial Projections of MoneyGram” and referred to in the proxy statement as the “MoneyGram Unaudited Financial Projections”;

•	discussed the past and current business, operations, financial condition and prospects of MoneyGram with members of senior management of MoneyGram;

•	reviewed the trading history for our Common Stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of MoneyGram with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed a draft, dated January 26, 2017, of the merger agreement (which we refer to in this section of this proxy statement as the “Draft Agreement”); and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of MoneyGram that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MoneyGram Unaudited Financial Projections, BofA Merrill Lynch was advised by MoneyGram, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MoneyGram as to the future financial performance of MoneyGram. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MoneyGram or any other entity, nor did it make any physical inspection of the properties or assets of MoneyGram. BofA Merrill Lynch did not evaluate the solvency or fair value of MoneyGram or Alipay under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of MoneyGram, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on MoneyGram or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of MoneyGram, that the final executed merger agreement did not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any related transactions or any voting or other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. At the direction of MoneyGram, BofA Merrill Lynch engaged in only a limited solicitation of proposals from selected third parties regarding a possible acquisition of MoneyGram. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our Common Stock and no opinion or view was expressed with respect to any other consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the merger. In addition, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, at the direction of MoneyGram, upon the assessments of MoneyGram and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to MoneyGram or any other entity and the merger, as to which matters BofA Merrill Lynch understood that MoneyGram had obtained such advice as MoneyGram deemed necessary from qualified professionals. BofA Merrill Lynch further expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any other matter. Except as described above, MoneyGram imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The discussion set forth below in the section entitled “—MoneyGram Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to our board of directors on January 26, 2017 in connection with its opinion, dated January 26, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

MoneyGram Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for MoneyGram and the following 15 selected publicly traded companies in the money remittance, consumer financial services and payments processing businesses, of which, in BofA Merrill Lynch’s professional judgment and experience, the companies designated as primary selected publicly traded companies were more similar to MoneyGram than the other selected publicly traded companies (which BofA Merrill Lynch further classified, based on its professional judgment and experience, between payment processors and financial technology (“processor and fintech”) companies and consumer finance companies), in each case when viewed as a whole, as regards to financial, operating and other characteristics:

Primary Selected Publicly Traded Companies

•	The Western Union Company

•	H&R Block, Inc.

•	Green Dot Corporation

Other Selected Publicly Traded Companies

Processor and FinTech Companies

•	First Data Corporation

•	Euronet Worldwide, Inc.

•	Cardtronics plc

•	Blackhawk Network Holdings, Inc.

•	EVERTEC, Inc.

•	Qiwi plc

•	Everi Holdings Inc.

Consumer Finance Companies

•	Synchrony Financial

•	Discovery Financial Services, Inc.

•	Ally Financial Inc.

•	Santander Consumer USA Holdings Inc.

•	OneMain Holdings, Inc.

BofA Merrill Lynch reviewed, among other things, enterprise values (“EVs”) of the selected publicly traded companies, calculated as their equity values based on their closing stock prices on January 25, 2017 and the number of their fully diluted shares using the treasury stock method, plus debt, preferred stock, minority interests, the after-tax value of pension and post-retirement liabilities and SERP liabilities, and less cash, short-term investments and long-term investments, as a multiple of calendar year 2016 and 2017 estimated adjusted earnings before interest, taxes, depreciations and amortization, not burdened by stock-based compensation expenses, special charges, one-time items and amortization of intangibles, referred to as “Adjusted EBITDA,” but burdened by amortization of signing bonus payments, as applicable (“Adjusted EBITDA (Burdened)”). Amortization costs of signing bonus payments for MoneyGram were assumed to be $54.6 million, $52.0 million, $52.3 million and $48.8 million for the years ending December 31, 2017, 2018, 2019 and 2020, respectively, based on the MoneyGram Unaudited Financial Projections. BofA Merrill Lynch also reviewed per share equity values, based on closing stock prices on January 25, 2017, of the selected publicly traded companies as a multiple of calendar years 2017 and 2018 estimated adjusted earnings per share, not burdened by stock-based compensation expenses, special charges, one-time items and amortization of acquired intangibles (“Adjusted EPS”).

The mean and median EV / calendar year 2016 estimated Adjusted EBITDA (Burdened) multiples observed for the primary selected publicly traded companies were 8.7x and 9.2x, respectively, and the mean and median EV / calendar year 2017 estimated Adjusted EBITDA (Burdened) multiple observed for the primary selected publicly traded companies was 8.2x. The mean and median price / calendar year 2017 estimated Adjusted EPS multiples observed for the primary selected publicly traded companies were 13.1x and 12.9x, respectively, and the mean and median price / calendar year 2018 estimated Adjusted EPS multiples observed for the primary selected publicly traded companies were 12.2x and 12.1x, respectively.

The mean and median EV / calendar year 2016 estimated Adjusted EBITDA (Burdened) multiples observed for the other selected processor and fintech companies were 9.8x and 10.4x, respectively, and the mean and median EV / calendar year 2017 estimated Adjusted EBITDA (Burdened) multiples observed for the other selected processor and fintech companies were 9.2x and 9.8x, respectively. The median price / calendar year 2017 estimated Adjusted EPS multiples observed for the other selected processor and fintech companies were 14.4x and 14.0x, respectively, and the median price / calendar year 2018 estimated Adjusted EPS multiples observed for the other selected processor and fintech companies were 13.1x and 11.9x, respectively. The median price / calendar year 2017 estimated Adjusted EPS multiples observed for the other selected consumer finance companies were 8.7x and 8.3x, respectively, and the median price / calendar year 2018 estimated Adjusted EPS multiples observed for the other selected consumer finance companies were 7.7x and 7.0x, respectively. BofA Merrill Lynch noted that, in light of differences in the financial and operating characteristics of the other selected consumer finance companies and the other two groups of publicly traded companies, the median EV / calendar year 2016 estimated Adjusted EBITDA (Burdened) multiples for the other selected consumer finance companies was not relevant to its selected publicly traded companies analysis and BofA Merrill Lynch therefore did not compute such multiples.

BofA Merrill Lynch then observed that the shares of our Common Stock historically traded at a discount to our Common Stock of the selected publicly traded companies according to certain measures. In particular, BofA Merrill Lynch observed that MoneyGram’s multiple of equity value to estimated Adjusted EBITDA (Burdened) (i) over the three years ended January 25, 2017, averaged 1.4x and 3.2x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively; (ii) over the year ended January 25, 2017, averaged 1.7x and 2.8x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively,; and (iii) for the next 12 months as of January 25, 2017 (“NTM”) was 0.9x and 2.5x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively. Similarly, BofA Merrill Lynch observed that MoneyGram’s price / estimated Adjusted EPS multiple (i) over the three years ended January 25, 2017, averaged 4.3x, 4.7x and 0.2x lower than the mean of such multiple as between MoneyGram and each of the primary selected publicly traded companies, the other selected processors and fintech companies and the other selected consumer finance companies, respectively; (ii) over the year ended January 25, 2017, averaged 4.8x and 4.7x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively, and 0.2x higher than the mean of such multiple for the other selected consumer finance companies; and (iii) for NTM, was 1.6x and 2.7x lower than the mean of such multiple for each of the primary selected publicly traded companies and the other selected processor and fintech companies, respectively, and 3.0x higher than the mean of the other selected consumer finance companies. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded companies and for MoneyGram (including the observations described above), BofA Merrill Lynch then applied (i) low to high EV / calendar year 2017 estimated Adjusted EBITDA (Burdened) multiples of 6.5x to 8.0x derived from the selected publicly traded companies analysis to fiscal year

2017 estimated Adjusted EBITDA (Burdened) for MoneyGram, and (ii) low to high price / calendar year 2017 estimated Adjusted EPS multiples of 11.0x to 13.5x derived from the selected publicly traded companies analysis to fiscal year 2017 estimated Adjusted EPS for MoneyGram. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of MoneyGram were based on the MoneyGram Unaudited Financial Projections and Money Gram’s preliminary financial results for the calendar year 2016. This analysis indicated the following approximate implied per share equity value reference ranges for MoneyGram (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for MoneyGram Based on:		Merger Consideration
FY 2017E Adjusted EBITDA (Burdened)	FY 2017E Adjusted EPS
$9.85 - $14.95	$10.70 - $13.10	$13.25

No company used in this analysis is identical to MoneyGram. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which MoneyGram was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following nine selected transactions involving companies in the payments processing and money remittance businesses:

Date Announced	Acquiror(s)	Target
• July 25, 2016	• Apollo Global Management, LLC	• Outerwall Inc.

• September 18, 2014	• Green Dot Corporation	• Santa Barbara Tax Products Group

• January 30, 2013	• ACI Worldwide, Inc.	• Online Resources Corporation

• January 14, 2013	• Fiserv, Inc.	• Open Solutions Inc.

• September 15, 2010	• Vantiv, LLC	• National Processing Co.

• July 1, 2010	• Apollo Management LP	• EVERTEC, Inc.

• April 1, 2009	• Fidelity National Information Services, Inc.	• Metavante Technologies, Inc.

• March 30, 2009	• Advent International Corporation	• Fifth Third Processing Solutions, LLC

• February 12, 2008	• Thomas H Lee Partners LP and Goldman, Sachs & Co.	• MoneyGram International, Inc.(1)

(1)	Represents recapitalization transaction of MoneyGram by Thomas H. Lee Partners and Goldman Sachs for an approximately 79% equity stake through the issuance of preferred securities.

BofA Merrill Lynch reviewed transaction values (“TVs”), calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of (i) the target company’s latest 12 months (“LTM”) Adjusted EBITDA (Burdened) and (ii) the target company’s estimated NTM Adjusted EBITDA (Burdened). The overall low to high TV / LTM Adjusted EBITDA (Burdened) multiple and TV / estimated NTM Adjusted EBITDA (Burdened) multiple observed for the selected transactions were 3.6x to 9.1x (with a mean of 7.0x and a median of 7.4x) and 4.2x to 9.3x (with a mean of 7.0x and a median of 7.3x), respectively. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected precedent transactions, BofA Merrill Lynch then applied (x) a selected range of TV / LTM Adjusted EBITDA (Burdened) multiples of 7.0x to 8.5x derived from the selected transactions analysis to fiscal year 2016 estimated Adjusted EBITDA (Burdened) for MoneyGram, and (y) a selected range of TV / estimated NTM Adjusted EBITDA (Burdened) multiples of 6.5x to 8.0x derived from the selected transactions analysis to fiscal year 2017 estimated Adjusted EBITDA (Burdened) for MoneyGram. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of MoneyGram were based on the MoneyGram Unaudited Financial Projections and Money Gram’s preliminary financial results for the calendar year 2016. This analysis indicated the following approximate implied per share equity value reference ranges for MoneyGram (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for MoneyGram Based on:		Merger Consideration
FY 2016E Adjusted EBITDA (Burdened)	FY 2017E Adjusted EBITDA (Burdened)
$9.40 - $14.10	$9.85 - $14.95	$13.25

No company, business or transaction used in this analysis is identical to MoneyGram or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which MoneyGram and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of MoneyGram to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that MoneyGram was forecasted to generate during MoneyGram’s fiscal year 2017 through fiscal year 2020 based on the MoneyGram Unaudited Financial Projections. BofA Merrill Lynch calculated terminal values for MoneyGram by applying perpetuity growth rates ranging from 3.00% to 3.50% to MoneyGram’s terminal year estimated standalone unlevered, after-tax free cash flows. The cash flows and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 10.75% to 12.75%, which were based on an estimate of MoneyGram’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for MoneyGram (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for MoneyGram	Merger Consideration
$9.65 - $16.95	$13.25

Other Factors

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices and trading volumes of our Common Stock, which indicated low and high closing prices for our Common Stock during the 52-week period ended January 25, 2017 of approximately $4.75 to $13.00 per share (rounded to the nearest $0.05 per share); and

•	one-year future stock price targets for our Common Stock in publicly available research analyst reports, which indicated stock price targets for MoneyGram, discounted to present value utilizing MoneyGram’s cost of equity of 17.2% (as determined by BofA Merrill Lynch based on an estimate of MoneyGram’s weighted average cost of capital), of a range of approximately $6.00 to $11.10 per share (rounded to the nearest $0.05 per share).

Miscellaneous

As noted above, the discussion set forth above in the section entitled “—MoneyGram Financial Analyses” is a summary of the financial analyses presented by BofA Merrill Lynch to our board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of MoneyGram. The estimates of the future performance of MoneyGram in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to our board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of MoneyGram.

The type and amount of consideration payable in the merger was determined through negotiations between MoneyGram and Alipay, rather than by any financial advisor, and was approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors, management or any other party with respect to the merger or the merger consideration.

MoneyGram has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $14 million, $1 million of which was payable upon the delivery of BofA Merrill Lynch’s opinion and approximately $13 million of which is contingent upon the consummation of the merger. MoneyGram also has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of its legal counsel, incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MoneyGram, Alipay and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MoneyGram and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner, co-lead arranger for, and as a lender (including a swing line lender and a letter of credit lender) under, certain credit facilities and/or agreements of MoneyGram, and (ii) having provided or providing certain foreign exchange, treasury and trade management services and products to MoneyGram. From January 1, 2015 through December 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from MoneyGram and its affiliates of approximately $12 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Thomas H. Lee Partners, L.P., an affiliate of MoneyGram (“TH Lee”) and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to TH Lee and/or certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for TH Lee and certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by TH Lee and/or certain of its affiliates and portfolio companies and (iv) having provided or providing certain treasury and trade services and products to TH Lee and/or certain of its affiliates and portfolio companies. From January 1, 2015 through December 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from TH Lee and its affiliates and portfolio companies of approximately $125 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Alipay, Alibaba Group Holding Ltd., and certain of their respective affiliates and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender to Alibaba Group Holding Ltd. and certain of its affiliates under various credit, leasing and/or other facilities. BofA Merrill Lynch has advised us that from January 1, 2015 through December 31, 2016, it and its affiliates derived aggregate revenues from Alipay, Alibaba Group Holding Ltd. and certain of their respective affiliates of approximately $3 million for investment and corporate banking services.

Unaudited Financial Projections of MoneyGram

MoneyGram does not usually make public detailed projections as to earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the senior management of MoneyGram regularly prepares, for internal purposes, prospective financial information in connection with its ordinary course strategic planning and, in connection with the evaluation of a possible transaction, prospective financial information regarding MoneyGram’s future performance on a standalone basis for the years 2017 through 2020 (the “MoneyGram Unaudited Financial Projections”), was provided to our board of directors and BofA Merrill Lynch, as the financial advisor to MoneyGram, to assist in evaluating MoneyGram’s operations and prospects and the merger. In addition, the MoneyGram Unaudited Financial Projections were provided to Ant Financial and Citigroup, as the financial advisor to Alipay, in connection with its evaluation of MoneyGram and its analysis of the merger. The MoneyGram Unaudited Financial Projections were prepared as of December 2, 2016, and subsequently updated on December 7, 2016. It was first provided to our board of directors on December 15, 2016, to BofA Merrill Lynch on December 3, 2016 and on December 9, 2016 to Ant Financial. The MoneyGram Unaudited Financial Projections has not been subsequently updated.

The MoneyGram Unaudited Financial Projections were not prepared with a view toward public disclosure or with a view toward complying with GAAP, the guidelines of the SEC with respect to prospective financial information or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of MoneyGram’s management, this information was, based on certain growth assumptions, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of its preparation, and presented, to the best of MoneyGram’s management’s knowledge and belief, the expected course of action and the expected future financial performance of MoneyGram on a standalone basis at the time of its preparation. However, this information is not fact and should not be relied upon as being indicative of future results and you are cautioned not to rely on the MoneyGram Unaudited Financial Projections. The MoneyGram Unaudited Financial Projections do not reflect any impact of the merger and do not take into account the potential consequences should the merger fail to be consummated, and should not be viewed as accurate or continuing in those contexts.

Neither MoneyGram’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy statement relate to the historical financial information of MoneyGram. The reports do not extend to the unaudited financial projections and should not be read to do so.

In developing the MoneyGram Unaudited Financial Projections, MoneyGram’s management made numerous material assumptions with respect to MoneyGram for the periods covered by the projections, including, but not limited to, the following:

•	the revenues, operating expenses and margins from existing business activities;

•	assumptions with respect to organic growth projects and other capital investments, such as our investments to enhance compliance, and the amounts and timing of capital expenditures and earnings before interest, tax, depreciation and amortization (“EBITDA”), if any, associated with such projects;

•	the availability and cost of debt and equity;

•	assumptions relating to the demand for our services;

•	assumptions relating to the taxes we will incur in the various jurisdictions in which we operate; and

•	other general business, market, regulatory and financial assumptions.

All of these assumptions involve variables making them difficult to predict, and most are beyond the control of MoneyGram. Although MoneyGram’s management believes that there was a reasonable basis for the underlying assumptions related to the MoneyGram Unaudited Financial Projections, any assumptions for near-term and long-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

	Year Ending December 31,
	2017E	2018E	2019E	2020E
	($ in millions)
Revenue	$1,598.9	$1,725.0	$1,875.5	$2,025.6
Net income	$41.8	$94.4	$118.9	$146.1
Adjusted EBITDA(1)	$285.7	$312.7	$343.3	$378.1

(1)

“Adjusted EBITDA” for purposes of this table means earnings before interest expense, tax, depreciation and amortization, plus special charges and other one-time items, stock-based compensation and amortization of intangibles. Amortization costs of signing bonus payments for MoneyGram, which was used by BofA Merrill Lynch in calculating Adjusted EBITDA (Burdened) as described above in “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration”, were projected by management of MoneyGram to be $54.6 million, $52.0 million, $52.3 million and $48.8 million for the years 2017, 2018, 2019 and 2020, respectively. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Adjusted EBITDA does not include the impact of any potential synergies or costs related to the merger.

The estimates and assumptions underlying the MoneyGram Unaudited Financial Projections are inherently uncertain and, though considered reasonable by the management of MoneyGram as of the date of the preparation of such projections, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that are outside of the control of MoneyGram and could cause actual results to differ materially from those contained in the MoneyGram Unaudited Financial Projections, including, among other things, the matters described in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projections are indicative of the future performance of MoneyGram, or that actual results will not differ materially from the presented in the MoneyGram Unaudited Financial Projections. Inclusion of the MoneyGram Unaudited Financial Projections in this proxy statement should not be regarded as a representation by any person that the results contained in the MoneyGram Unaudited Financial Projections will be achieved. In light of the foregoing factors and the uncertainties inherent in the MoneyGram Unaudited Financial Projections, MoneyGram stockholders are cautioned not to place undue, if any, reliance on the MoneyGram Unaudited Financial Projections.

The inclusion of the MoneyGram Unaudited Financial Projections in this proxy statement should not be regarded as an indication such projections are material information of MoneyGram or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The MoneyGram Unaudited Financial Projections are not included in this proxy statement in order to induce any MoneyGram stockholder to vote in favor of any of the proposals at the special meeting, but have been included solely because the MoneyGram Unaudited Financial Projections were made available by management of MoneyGram to our board of directors, BofA Merrill Lynch, Ant Financial and Citigroup and the MoneyGram Unaudited Financial Projections were used by BofA Merrill Lynch in connection with the rendering of its fairness opinion to our board of directors and performing its related financial analyses, as described in the section entitled “The Merger—Opinion of MoneyGram’s Financial Advisor Regarding the Merger Consideration.” MoneyGram has made no representation to Ant Financial, Alipay, Merger Sub or Guarantor, in the merger agreement or otherwise, concerning the MoneyGram Unaudited Financial Projections.

WE DO NOT INTEND TO REVISE THE MONEYGRAM UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE MONEYGRAM UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Interests of MoneyGram’s Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement and the merger, you should be aware that our executive officers and directors have interests in the merger described below that may be different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in making its determinations and recommendations in connection with the merger agreement and the transactions contemplated thereby. You should consider the interests of our directors and officers that are described in this proxy statement.

Consideration Payable for Shares Held Pursuant to the Merger Agreement

The executive officers and directors of MoneyGram who hold Common Stock at the closing of the merger will be eligible to receive the same merger consideration as the other MoneyGram stockholders with respect to each outstanding share of Common Stock held. In addition, in connection with the execution of the merger agreement, THL and certain directors and officers of MoneyGram, who collectively hold approximately 45% of the outstanding Common Stock entered into voting and support agreements with Alipay and MoneyGram, where THL and each of such directors and officers agreed to, among other things, vote all of the Common Stock owned by such person (a) in favor of the approval and adoption of the merger agreement and (b) against (i) any MoneyGram acquisition proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the merger agreement, the merger or the transactions contemplated by the merger agreement and (ii) any other action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect the consummation of the merger. See the section entitled “The Voting and Support Agreements.” The executive officers and directors of MoneyGram held, in the aggregate, 25,195,718 shares of Common Stock (or approximately 46.7% of all outstanding shares) as of February 27, 2017, excluding shares issuable upon exercise of MoneyGram Options or subject to outstanding MoneyGram RSUs, which are discussed below.

The table below sets forth the number of shares held by the named executive officers and directors of MoneyGram as of February 27, 2017, excluding MoneyGram Options and MoneyGram RSUs, and the value (at $13.25 per share) they would receive for those shares upon consummation of the merger.

Our executive officers and directors may continue to engage in transactions involving shares of Common Stock prior to the effective time of the merger.

Name	Number of Shares Owned	Consideration for Shares Owned ($)
Non-Employee Directors
J. Coley Clark	39,288	$520,566
Victor W. Dahir	34,288	$454,316
Antonio O. Garza	28,178	$373,359
Seth W. Lawry(1)	23,737,858	$314,526,619
Peggy Vaughan	27,849	$368,999
Michael P. Rafferty	6,500	$86,125
Ganesh Rao(1)	23,737,858	$314,526,619
W. Bruce Turner	76,329	$1,011,359
Named Executive Officers
Pamela H. Patsley	479,671	$6,355,641
W. Alexander Holmes	158,643	$2,102,020
Lawrence Angelilli	34,139	$452,337
F. Aaron Henry	103,337	$1,369,215
Steven Piano(2)	101,788	$1,348,691

(1)	Mr. Lawry and Mr. Rao are board representatives of THL. The total shares listed as owned by each of them consists of the 23,737,858 shares of Common Stock held by the funds affiliated with THL. Mr. Lawry and Mr. Rao each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnote (3) on page 103 for more information regarding such shares of Common Stock.
(2)	Mr. Piano’s employment with MoneyGram will end on March 31, 2017.

Treatment of Outstanding Equity and Long-Term Incentive Awards

Under the merger agreement, outstanding MoneyGram Options and MoneyGram RSUs granted under MoneyGram’s equity plans held by all award holders, including MoneyGram’s executive officers and directors, will be converted into cash or cash-settled long-term incentive awards, respectively.

Stock Options. As described in “The Merger Agreement—Treatment of Equity Awards,” unless otherwise agreed to in writing with the holder, each outstanding MoneyGram Option, whether vested or unvested, granted under the 2005 Omnibus Incentive Plan will be converted into a cash payment (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the merger consideration over the applicable exercise price of such MoneyGram Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock issuable upon exercise of such MoneyGram Option.

The merger consideration is equal to $13.25 per share of Common Stock. Any MoneyGram Option with an exercise price equal to or greater than the merger consideration will be cancelled without consideration. As of February 27, 2017, Ms. Patsley was the only executive officer who held MoneyGram Options that have exercise prices less than $13.25, and she held the following numbers of outstanding MoneyGram Options (other than MoneyGram Options that have exercise prices equal to or greater than $13.25):

	Vested Options			Accelerated Options
Name	Number of Vested Stock Options	Exercise Price Per Share	Cash Spread Value of Vested Stock Options	Number of Unvested Options	Exercise Price Per Share	Cash Spread Value of Unvested Stock Options	Total Option Cash Spread Value
Pamela H. Patsley	415,625	$12.00	$519,531	—	—	—	$519,531
	93,750	$12.72	$49,688	—	—	—	$49,688

Restricted Stock Units. As described in “The Merger Agreement—Treatment of Equity Awards,” each outstanding MoneyGram RSU, whether subject to performance-based vesting requirements or time-based vesting requirements, unless otherwise agreed in writing with the holder, will be converted into a cash-settled long-term incentive award, representing a right to receive an amount of cash, without interest, equal to the per share merger consideration multiplied by the number of shares of Common Stock subject to the MoneyGram RSU, on the same vesting terms and conditions applicable to such MoneyGram RSU (each, a “converted award”).

As of February 27, 2017, MoneyGram’s named executive officers held the following numbers of outstanding MoneyGram RSUs (expressed in shares of Common Stock):

Name	Aggregate Number of Shares Subject to Restricted Stock Units	Total Cash Value of Converted Awards
Pamela H. Patsley	483,148	$6,401,711
W. Alexander Holmes	446,468	$5,915,701
Lawrence Angelilli	120,074	$1,590,981
Francis Aaron Henry	158,453	$2,099,502
Steven Piano(1)	104,511	$1,384,771

(1)	Mr. Piano’s employment with MoneyGram will end on March 31, 2017.

The converted awards will remain subject to the same vesting terms and conditions following the effective time of the merger that apply to outstanding MoneyGram RSUs, including the provisions regarding acceleration in connection with specified terminations of employment, as described below.

Performance Cash Awards. In addition, outstanding long-term performance-based cash awards (“performance cash awards”) granted to executive officers in 2016 and 2017 will continue following the effective time of the merger, subject to their existing terms and conditions. Please see Footnote 1 to the Golden Parachute Compensation table in the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger—Information for Advisory Vote on Merger-Related Compensation for our Named Executive Officers” below for a description of the unvested performance cash awards held by our named executive officers.

Accelerated Vesting of Restricted Stock Units and Performance Cash Awards. None of the MoneyGram RSUs or performance cash awards provide for accelerated vesting solely upon a “change in control” transaction such as the merger, and the merger agreement does not provide for accelerated vesting of any MoneyGram RSUs or performance cash awards.

Generally, MoneyGram RSUs and performance cash awards are subject to service-based vesting conditions that lapse on the first three annual anniversaries of the original dates of grant of the awards. In addition, performance cash awards and performance-based MoneyGram RSUs granted in February 2017 are subject to the satisfaction of specified performance conditions for fiscal year 2017, which determine the extent to which such awards may vest. Those performance conditions may be adjusted to take into account certain impacts of the proposed merger. Pursuant to the terms of the award agreements governing the MoneyGram RSUs and the performance cash awards, the vesting of such awards accelerates in full (at target level, in the case of awards subject to performance conditions) if an executive officer’s employment is terminated without “cause” or for “good reason” within 12 months following a “change in control” such as the merger (as such terms are defined in the applicable award agreements). See the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger—Severance Arrangements” below for additional accelerated vesting provisions applicable to certain executive officers.

Non-Employee Director Equity Awards

Our non-employee directors, except for Messrs. Lawry and Rao, also hold outstanding MoneyGram RSUs as of the date of this proxy statement. Generally, MoneyGram RSUs granted to our non-employee directors are awarded on the date of MoneyGram’s annual meeting and vest and are settled one year from the date of grant, subject to continued service. MoneyGram RSUs granted at the 2016 annual meeting to each of our non-employee directors with a value of $100,000 on the grant date will vest on May 11, 2017, which is anticipated to be prior to the effective time of the merger. Vesting is accelerated if the director dies, becomes disabled, or a “change in control” (as defined by the 2005 Omnibus Plan) occurs.

At the 2017 annual meeting, each of our non-employee directors, other than Messrs. Lawry and Rao, will receive a grant of MoneyGram RSUs with a value equal to $125,000 on the date of grant, which will vest one year from the date of grant, subject to accelerated vesting upon the effective time of the merger as described above.

For 2016, MoneyGram implemented a deferral right whereby directors could elect to defer the settlement date of their RSU awards, and non-employee directors who elected deferred settlement will receive payment with respect to their 2016 and 2017 MoneyGram RSUs following their separation from service on our board of directors. Under the merger agreement, we agreed to use reasonable best efforts to secure the resignation of our directors as of the effective time of the merger.

Compensation and Benefits Arrangements Post-Closing

Under the merger agreement, Alipay has agreed to provide, or cause to be provided to all MoneyGram employees, including executive officers, during the Benefit Continuation Period (as defined below), the following: (i) compensation and benefits that are no less favorable, in the aggregate, to those provided immediately prior to the merger (excluding equity, equity-based and long-term incentive compensation and defined benefit pension plan benefits), and (ii) severance payments and benefits as provided under the MoneyGram International, Inc. Severance Plan (the “Severance Plan”) to employees eligible for severance benefits under the Severance Plan who experience a qualifying termination during the Benefit Continuation Period. For purposes of the above employee benefit arrangements, “Benefit Continuation Period” means the period of time from the effective time of the merger until the first anniversary of the effective time of the merger.

With regard to employee welfare and retirement plan benefits, service with MoneyGram or any subsidiary shall be treated as service with Alipay to the same extent recognized under a comparable plan of MoneyGram for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any defined benefit pension or post-retirement welfare plan), satisfaction of any waiting periods, evidence of insurability requirements, or application of pre-existing condition limitations, as applicable. Further, all employees, including executive officers, will be given credit for any amounts paid under any corresponding MoneyGram plan during the same period for purposes of applying deductibles, co-payments, and out-of-pocket maximums.

Performance Bonus Plan

For fiscal year 2017, MoneyGram granted annual cash bonus awards under the Performance Bonus Plan to employees, including to each executive officer of MoneyGram, in the ordinary course of business consistent with past practice, subject to annual incentive targets and performance goals agreed to in connection with the negotiation of the merger. Those performance goals may be adjusted to take into account certain impacts of the proposed merger.

Severance Arrangements

MoneyGram maintains severance benefits for all of its employees, the intended benefits of which are to provide financial protection in the event of a qualifying termination of employment event. Each of the executive officers, other than Ms. Patsley and Mr. Holmes whose severance provisions are included in their employment agreements and Mr. Stoneham who participate in the Severance Plan, have entered into an individual severance agreement with MoneyGram.

Employment Agreement with Mr. Holmes. Under Mr. Holmes’ employment agreement, upon termination of his employment without “cause” by MoneyGram or by him for “good reason” (both as defined by the employment agreement), Mr. Holmes will receive the following benefits: (i) two times base salary at the time of termination and target bonus, payable in equal installments over a two-year period following termination; (ii) if performance goals are satisfied and bonuses paid, a pro rata portion of any bonus under the Performance Bonus Plan for the year of termination, payable on the date that such bonuses are payable to other employees; (iii) continuation of health and life insurance coverage until the earlier of (1) two years following termination or (2) he becomes eligible for comparable coverage from a subsequent employer; (iv) for equity or equity-based awards subject to performance vesting, a pro rata portion of such awards will remain outstanding and eligible to vest subject to achievement of the applicable performance objectives; (v) for time-based vesting equity awards, vesting of the next installment of such awards upon termination; (vi) vested options remain exercisable until the earlier of the ten-year term or the later to occur of June 30, 2019 and the six-month anniversary of termination; and (vii) all other accrued or vested benefits. Under Mr. Holmes’ employment agreement, he is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a two-year post-termination employee and customer non-solicitation covenant, a two-year post-termination non-competition covenant and an indefinite non-disparagement covenant. Violation of the restrictive covenants contained in Mr. Holmes’ employment agreement entitles MoneyGram to complete relief, including injunctive relief. Further, in the event of a breach of the restrictive covenants, Mr. Holmes could be terminated for cause (provided the breach has a material adverse effect on MoneyGram). The agreements do not prohibit the waiver of a breach of these covenants. No enhanced benefits are provided due to severance in connection with a change in control.

Employment Agreement with Ms. Patsley. Under Ms. Patsley’s employment agreement, upon termination of her employment without “cause” or by her for “good reason” (both as defined by the employment agreement), Ms. Patsley will receive the following benefits: (i) two times base salary at the time of termination and target bonus, payable in equal installments over a two-year period following termination; (ii) if performance goals are satisfied and bonuses paid, a pro rata portion of any bonus under the Performance Bonus Plan for the year of termination, payable on the date that such bonuses are payable to other employees; (iii) continuation of health and life insurance coverage until the earlier of (1) two years following termination or (2) she becomes eligible for comparable coverage from a subsequent employer; (iv) for equity or equity-based awards subject to performance vesting, such awards will remain outstanding and eligible to vest subject to achievement of the applicable performance objectives; (v) for time-based vesting equity awards, the full amount of such award vests in full upon termination; (vi) vested options remain exercisable until the earlier of the ten-year term or the later to occur of June 30, 2019 and the six-month anniversary of termination; and (vii) all other accrued or vested benefits. Under Ms. Patsley’s employment agreement, she is subject to certain restrictive covenants, including an indefinite confidentiality covenant, a two-year post-termination employee and customer non-solicitation covenant, a two-year post-termination non-competition covenant and an indefinite non-disparagement covenant. Violation of the restrictive covenants contained in Ms. Patsley’s employment agreement entitles MoneyGram to complete relief, including injunctive relief. Further, in the event of a breach of the restrictive covenants, Ms. Patsley could be terminated for cause (provided the breach has a material adverse effect on MoneyGram). The agreements do not prohibit the waiver of a breach of these covenants. No enhanced benefits are provided due to severance in connection with a change in control.

Severance Agreements. In connection with entry into the merger agreement, the individual severance agreements were amended effective February 22, 2017 to provide the covered officers certain protections in the event of a qualifying termination of employment within the two-year period following the effective time of the merger. Under the previous severance agreements, if the officer was terminated without “cause” (other than by reason of death or disability), the officer would receive (i) cash severance in an amount equal to one year of the officer’s annual base salary, and (ii) provided applicable performance goals were met, a pro rata portion of the officer’s annual incentive bonus for the year in which the termination occurs (not to exceed the officer’s annual target incentive opportunity), payable in a lump sum when such cash bonuses were regularly paid. The amended agreements provide the above benefits and full vesting of any outstanding restricted stock unit awards or performance cash awards (including MoneyGram RSUs, as converted into converted awards, and performance cash awards) held by the executive on the date of termination if the officer is terminated without “cause” (other than by reason of death or disability) or if the officer terminates for “good reason” (as such terms are defined by the severance agreement) within the 24-month period commencing on and immediately following the effective time of the merger. The covered officers are also subject to certain restrictive covenants set forth in employee trade secret, confidential information and post-employment restriction agreements. Under these agreements, covered officers are subject to certain restrictive covenants, including an indefinite confidentiality covenant, a one-year post-termination employee and customer non-solicitation covenant, a one-year post-termination non-competition covenant and an indefinite non-disparagement covenant. Violation of the restrictive covenants contained in the employee trade secret, confidential information and post-employment restriction agreements entitles MoneyGram to complete relief, including injunctive relief. Further, in the event of a breach of the restrictive covenants, covered officers could be subject to certain forfeiture and repayment provisions relating to certain awards provided for and in consideration of the agreements. The agreements do not prohibit the waiver of a breach of these covenants.

Severance Plan. Mr. Stoneham is a participant in the Severance Plan. Under the Severance Plan, an employee who is involuntarily terminated as part of a reduction in force, reorganization, job elimination or job relocation of more than 50 miles is entitled to severance benefits. Severance benefits will be equal to one week of salary for each year of service, subject to the minimum and maximum weeks based of classification of employment. As of February 27, 2017, Mr. Stoneham is entitled to 16 weeks of salary. Severance will be paid in a lump sum upon expiration of the rescission or revocation period specified in the officer’s separation and release agreement. If the employee participates in an annual bonus plan for a fiscal year and is terminated on or after October 1 of that fiscal year but prior to the time bonuses are paid, the employee will be eligible to receive the bonus that he or she would have earned for that fiscal year (if any) had he or she remained in employment until the date of payment, except that such bonus shall be prorated based upon the number of days the employee was employed during the fiscal year if employed for less than the full fiscal year. Any such bonus is payable at the time annual bonuses are paid to the other participants in such plan.

Retention Awards

Mr. Stoneham is also entitled to a retention award equal to 12 weeks’ base salary with 50% of such award payable one month after the effective time of the merger and 50% payable six months after the effective time of the merger, subject to his continued employment. However, 100% of the award is payable upon his termination without “cause” or for “good reason” (both terms defined consistent with the definitions used for purposes of MoneyGram RSUs).

Information for Advisory Vote on Merger-Related Compensation for Our Named Executive Officers

The information set forth below is intended to comply with Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that our named executive officers could receive in connection with the merger. The information being reported with respect to our named executive officers describes the payments and benefits that would be payable under Ms. Patsley’s and Mr. Holmes’s employment agreements, our other named executive officers’ individual severance agreements and the existing award agreements governing MoneyGram RSUs, MoneyGram Options and performance cash awards, each as described above. The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurred on February 27, 2017; (ii) the applicable price per share of Common Stock is $13.25, which is equal to the merger consideration; (iii) the merger would constitute a change of control for purposes of Ms. Patsley’s and Mr. Holmes’s employment agreements, our other named executive officers’ individual severance agreements and the applicable award agreements; (iv) unless otherwise stated below, the employment of each named executive officer has been terminated by MoneyGram without cause or by each executive for good reason (each, a “qualifying termination”) immediately following the consummation of the merger; (v) each named executive officer has properly executed a release of claims against us and each of Alipay and its affiliates and complied with any restrictive covenants applicable to such named executive officer; and (vi) certain other assumptions as specified in the footnotes to the table below have been made. Values shown below do not take into account any increase in compensation that may occur following the date of this filing or following the merger. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by our named executive officers may differ from the amounts set forth below. Except for payments made in connection with MoneyGram Options, which are “single trigger” payments, all payments quantified in the table below are “double trigger” payments.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Pamela H. Patsley	$3,689,988	$6,970,930	$30,624	$10,691,542
W. Alexander Holmes	$4,482,605	$5,915,701	$44,724	$10,443,030
Lawrence Angelilli	$871,093	$1,590,981	$—	$2,462,074
F. Aaron Henry	$899,893	$2,099,502	$—	$2,999,395
Steven Piano(4)	$899,893	$1,384,771	$—	$2,284,664
Peter E. Ohser	$899,893	$2,076,341	$—	$2,976,234

(1)

The amounts in this column reflect the aggregate value of cash severance payments that would become payable to Ms. Patsley and Mr. Holmes under their respective employment agreements and to our other named executive officers under their individual severance agreements. Payments under Ms. Patsley’s and Mr. Holmes’s respective employment agreements consist of (a) an amount equal to two times the sum of their (i) base salary at the time of termination and (ii) target bonus opportunity, payable in equal installments over the two-year period following termination of employment, and (b) a prorated annual incentive bonus (based on the period between the beginning of the applicable performance period and the date of termination of such named executive officer’s employment, which is assumed to be February 27, 2017) in an amount determined based on actual performance with respect to the year in which the termination of employment occurs, payable in a lump sum on the date on which such cash bonuses are normally paid (calculated assuming target performance is attained). With respect to Messrs. Angelilli, Henry, Ohser and Piano, their individual severance agreements provide for (a) cash severance payments in an amount equal to 12 months of such named executive officer’s annual base salary then in effect, payable in equal monthly installments, and (b) a prorated annual incentive bonus (based on the period between the beginning of the applicable performance period and the date of termination of such named executive officer’s employment, which is assumed to be February 27, 2017) in an amount determined based on actual performance with respect to the year in which the termination of employment occurs but not to exceed the executive’s annual target incentive opportunity, payable in a lump sum on the date on which such cash bonuses are normally paid (calculated assuming target performance is attained). In addition, the amounts in this column reflect accelerated vesting of outstanding performance cash awards at 100% of the applicable target level, for 2017 awards, and of all remaining unvested installment payments for 2016 performance cash awards, upon a qualifying termination under the severance agreements or, for Ms. Patsley and Mr. Holmes, under the applicable award agreements. The aggregate payments included in this column are comprised of the following:

Name	Cash Severance	Pro-Rata Bonus		Performance cash awards
Pamela H. Patsley	$2,600,000	$	103,288	$986,700
W. Alexander Holmes	$2,900,000	$	115,205	$1,467,400
Lawrence Angelilli	$400,000	$	44,493	$426,600
F. Aaron Henry	$400,000	$	44,493	$455,400
Steven Piano	$400,000	$	44,493	$455,400
Peter E. Ohser	$400,000	$	44,493	$455,400

Each of the named executive officers is subject to certain trade secret, confidentiality and post-employment restriction provisions, pursuant to which the named executive officers have agreed to confidentiality and non-disparagement obligations that extend indefinitely. In addition, each named executive officer has agreed to non-competition provisions with respect to certain competing businesses and non-solicitation restrictions with respect to employees and customer relationships for defined periods of time. See the section entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger—Severance Arrangements” for more information regarding such provisions.

(2)	The amounts in this column reflect (i) the number of unvested time-based MoneyGram RSUs that each of our named executive officers holds as of February 27, 2017 multiplied by the merger consideration, and (ii) the number of unvested performance-based MoneyGram RSUs that each of our named executive officers holds as of February 27, 2017 multiplied by the merger consideration, in each case, which such unvested equity awards (as converted into converted awards, if applicable, as of the effective time of the merger) would be accelerated in accordance with the severance agreements or, for Ms. Patsley and Mr. Holmes, under the applicable award agreements upon a qualifying termination. For performance-based MoneyGram RSUs granted in 2017, the amount included is reflected at 100% of the applicable target level. In addition, with respect to Ms. Patsley, the amount indicated includes an amount equal to the sum of the product, for each MoneyGram Option that Ms. Patsley holds as of February 27, 2017, of (x) the excess, if any of the merger consideration ($13.25) over the applicable exercise price of such MoneyGram Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock issuable upon exercise of such MoneyGram Option.

The MoneyGram RSUs reported under this column consist of the grants made to our named executive officers on each of February 25, 2015, February 23, 2016 and February 22, 2017, that each of our named executive officers holds as of the date hereof that are anticipated to become converted awards at the effective time of the merger as described above, in the following amounts:

Name	Time-Based RSUs	Performance-Based RSUs
Pamela H. Patsley	312,569	170,579
W. Alexander Holmes	328,681	117,787
Lawrence Angelilli	89,773	30,301
F. Aaron Henry	111,961	46,492
Steven Piano	76,145	28,366
Peter E. Ohser	111,086	45,619

The MoneyGram Options reported under this column consist of the number of MoneyGram Options covering shares of our Common Stock that Ms. Patsley holds as of the date hereof, specifically 509,375 options, or an amount equal to $569,219. The payments with respect to the MoneyGram Options are the only “single trigger” payments included in this table; however, all of Ms. Patsley’s MoneyGram Options with an exercise price of less than $13.25 are currently fully vested and will be cashed out in connection with the closing of the merger.

(3)	Amounts in this column reflect the estimated value of continuation of health and life insurance coverage for two years following the date of termination (the maximum amount as provided under Ms. Patsley’s and Mr. Holmes’s employment agreements), which coverage will continue until the earlier of the end of the two-year period following the officer’s termination date or the date Ms. Patsley or Mr. Holmes, as applicable, becomes eligible to receive comparable health and life insurance coverage from a subsequent employer. The aggregate payments included in this column are comprised of the following:

Name	Life, Accidental Death and Dismemberment	Medical, Dental and Vision*
Pamela H. Patsley	$1,872	$28,752
W. Alexander Holmes	$2,088	$42,636

*	Vision coverage is only provided with respect to Mr. Holmes.

(4)	Mr. Piano’s employment with MoneyGram will end on March 31, 2017.

Interests of THL and Goldman Sachs

MoneyGram, THL and affiliates of Goldman Sachs (together, the “Investors”) entered into an amended and restated purchase agreement, dated as of March 17, 2008 (the “Purchase Agreement”), in which the Investors were provided with certain rights with respect to representation on our board of directors and committees of our board of directors. Under the Purchase Agreement, THL may designate two to four directors to our board of directors who each have equal votes and who are to have such aggregate number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership (on an as-converted basis). Therefore, each director designated by THL has multiple votes and each other director has one vote. As of the record date, the designated representatives of THL on our board of directors are Seth W. Lawry and Ganesh B. Rao, who collectively hold a majority of the voting power of our board of directors. The Purchase Agreement also provides for the general attendance by two representatives of the Goldman Sachs to observe at meetings of our board of directors.

THL owns approximately 44.0% of the outstanding Common Stock and, by entering into a voting and support agreement, has agreed to vote all of its shares of Common Stock that it owns in favor of the approval and adoption of the merger agreement. However, in the event our board of directors changes its recommendation with respect to the merger (other than in connection with a third party acquisition proposal) in accordance with the terms of the merger agreement, the number of each stockholder’s shares of Common Stock subject to the voting and support agreement shall be reduced, pro rata, such that the aggregate amount of Common Stock subject to all of the voting and support agreements, taken together, equals 35% of the outstanding Common Stock of MoneyGram as of the record date for the special meeting called to approve and adopt the merger agreement. See the section entitled “The Voting and Support Agreements.” If the merger is consummated, THL would receive $314,526,618.50 in merger consideration for its 23,737,858 shares of Common Stock.

In connection with the execution of the merger agreement, Goldman Sachs, as the holder of all of the Series D Preferred Stock delivered an irrevocable written consent to Alipay to the merger and the treatment of the Series D Preferred Stock in the merger agreement. Goldman Sachs owns 71,281.9038 shares, or 100%, of Series D Preferred Stock, which are convertible in 8,910,234 shares of Common Stock. Upon completion of the merger, Goldman Sachs would receive $118,060,600.50 in merger consideration for its 71,281.9038 shares of Series D Preferred Stock.

MoneyGram Board of Directors and Management Following the Merger

Pursuant to the terms of the merger agreement, our board of directors will be replaced by the board of directors of Merger Sub, or such other individuals that Alipay may designate prior to the effective time of the merger to serve as directors of the surviving corporation, and will not hold any directorships with Merger Sub or Alipay.

Following the merger, the board of directors designated by Alipay will have the authority to retain or replace the existing executive officers of MoneyGram. It is expected that Mr. Holmes will continue to serve as Chief Executive Officer of MoneyGram, and that MoneyGram will retain its management team.

Indemnification and Insurance

The merger agreement provides that after the effective time of the merger, Alipay will cause the surviving corporation to indemnify and hold harmless, to the fullest extent provided in the certificate of incorporation and bylaws of MoneyGram in effect on the date of the merger agreement and permitted by applicable law, all past and present directors and officers of MoneyGram or any of its subsidiaries, referred to collectively as, the “Indemnified Parties,” with respect to acts or omissions occurring at or prior to the effective time of the merger. In addition, for six years after the effective time of the merger, Alipay will not permit any amendments to the certificate of incorporation, bylaws or other organizational documents of MoneyGram or its subsidiaries that would adversely affect any right of a person who was or is a director or officer of MoneyGram or its subsidiaries prior to the effective time of the merger with respect elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses under MoneyGram’s and its subsidiaries’ certificate of incorporation, bylaws or other organizational documents in effect as of the date of the merger agreement.

For a period of six years after the effective time of the merger, Alipay is also required to maintain or cause the surviving company to maintain directors’ and officers’ liability insurance policy (from MoneyGram’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the closing date of the merger, as MoneyGram’s current insurance carrier) that provides coverage for acts or omissions occurring prior to the effective time of the merger with terms and conditions which are, in the aggregate, not less advantageous to the Indemnified Persons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the MoneyGram. However, at Alipay’s option, in lieu of the foregoing insurance coverage, Alipay or, with Alipay’s consent, MoneyGram may at or prior to the effective time of the merger substitute the insurance coverage for a single premium tail coverage with respect to such insurance that provides coverage for period of six years after the effective time of the merger, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Parties than the terms and conditions of the existing directors’ and officers’ liability insurance policy of MoneyGram. However, Alipay will not be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by MoneyGram for the existing directors’ and officers’ liability insurance policy of MoneyGram. If Alipay is unable to maintain or obtain the required insurance for an amount equal to or less than such amount, Alipay is required to obtain as much comparable insurance as may be available for such amount.

Regulatory Matters

U.S. Antitrust Approval

Under the HSR Act, we cannot complete the merger until we give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and until the applicable waiting period expires or is terminated. On February 24, 2017, we and Alipay each filed a premerger notification and report form under the HSR Act.

CFIUS

The merger agreement provides for the parties to file a joint voluntary notice under Section 721 of the Defense Production Act (“Section 721”). Section 721 provides for national security reviews and, where appropriate, investigations by the Committee on Foreign Investment in the United States (“CFIUS”) of transactions in which a foreign person or entity acquires control of a U.S. business (a “covered transaction”). CFIUS review of a covered transaction is subject to an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. During both the initial review period and the investigation period, the review may be terminated and the notice rejected if the parties to the transaction fail to respond promptly to additional questions or requests from CFIUS within the time period specified. If during the review CFIUS or the parties should determine that inadequate time remains to address pending national security concerns, the parties may request that CFIUS permit the parties to withdraw and refile the notice, thereby restarting the review. CFIUS retains discretion to grant or reject such a request. At the close of its review, CFIUS may issue a “no action” letter to the parties indicating that there are no unresolved national security, critical infrastructure or critical technology issues, thereby clearing the transaction; may notify the parties that the transaction has been found not to be a covered transaction under Section 721; may condition clearance on the acceptance of mitigation terms to resolve any national security, critical infrastructure or critical technology concerns with the covered transaction; or may send a report to the President of the United States recommending that the transaction be suspended or prohibited or notifying the President of the United States that CFIUS cannot agree on a recommendation relative to the covered transaction. The President of the United States then has 15 days to decide whether to block the transaction or to take other action. An alternative informal procedure sometimes implemented by CFIUS can occur where, near expiration of the 45-day investigation period, CFIUS advises the parties that if they do not voluntarily withdraw and permanently abandon the transaction, CFIUS will make a negative recommendation to the President. The parties can then choose to comply with the CFIUS abandonment request, thereby avoiding any public reporting of the CFIUS negative determination, or allow the CFIUS negative recommendation to go forward for decision by the President.

Under the terms of the merger agreement, completion of the merger is subject to “CFIUS Approval,” which will be obtained if one of the following has occurred (i) the 30-day review period under the Defense Production Act has expired and the parties have received notice from CFIUS that such review has been concluded and that either the merger and other transactions contemplated by the merger agreement do not constitute “covered transactions” under the Defense Production Act or there are no unresolved national security concerns, and all action under the Defense Production Act is concluded with respect to the merger and other transactions contemplated by the merger agreement; (ii) an investigation has commenced after such 30-day review period and CFIUS has determined to conclude all action under the Defense Production Act without sending a report to the President of the United States, and the parties have received notice from CFIUS that there are no unresolved national security concerns, and all action under the Defense Production Act is concluded with respect to the merger and other transactions contemplated by merger agreement; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision and the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger and other transactions contemplated by the merger agreement, or the time permitted by law for such action has lapsed.

Money Transmitter Requirements

MoneyGram holds money transmitter licenses in numerous U.S. and foreign jurisdictions. The money transmission laws and regulations of certain of these jurisdictions require that, prior to the acquisition of control of a licensee, the licensee and/or acquirer must notify the applicable regulatory authority, make certain filings with such regulatory authority, and/or obtain the approval of such regulatory authority. It is a condition to Alipay’s and Merger Sub’s obligation to complete the merger that all necessary permits, consents and approvals related to the money transmitter licenses be obtained from the applicable regulatory authority in (i) at least 46 U.S. states (including the District of Columbia), provided that, the aggregate revenues from the states where required notices, filings or approvals have not been received cannot exceed 2.5% of the MoneyGram’s consolidated revenues for the 12-month period ended September 30, 2016 and (ii) the United Kingdom, India, New Zealand, Switzerland, U.S. Virgin Islands, Mexico and Puerto Rico (the forgoing permits, consents and approvals being the “required money transfer permits”). MoneyGram and Alipay are in the process of obtaining the required money transfer permits.

Other Regulatory Approvals

Other than as described above, neither MoneyGram nor Alipay is currently aware of any material governmental approvals or actions that are required for completion of the merger. We expect that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

General

Under the merger agreement, each of the parties agreed to use reasonable best efforts to complete the merger and to prepare all necessary applications, notices and filings to obtain approval from any governmental entity that is required to be obtained in connection with the merger, including approval from U.S. antitrust authorities and CFIUS. The parties have also agreed to use reasonable best efforts to seek to have lifted or rescinded any injunction which may adversely affect the ability of the parties to complete the merger and to resolve any objection by a governmental entity challenging the merger agreement or the transactions contemplated by the merger agreement. Neither Alipay nor any of its affiliates are required to agree to or take any action that would result in a “burdensome condition” as defined in the merger agreement and as further described “The Merger Agreement—Reasonable Best Efforts.” In addition, Alipay and its affiliates are not required to sell, hold separate or otherwise dispose of, any assets or business of Alipay or its affiliates, including those of MoneyGram and its subsidiaries following the closing of the merger.

While we expect that all regulatory approvals will be obtained in a timely manner and without the imposition of a burdensome condition, there is no certainty that these approvals will be obtained or obtained within the period of time contemplated by the merger agreement, that any such approvals would not involve the imposition of conditions that may be materially adverse to Alipay, Merger Sub, any of their respective affiliates or the surviving corporation or that other regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result. Any conditions with respect to such regulatory approvals could result in the conditions to the completion of the merger not being satisfied.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by our stockholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the merger.

Appraisal Rights

Under Delaware law, holders of record of shares of our Common Stock are entitled to appraisal rights in connection with the merger, provided, that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of record of shares of our Common Stock who continuously hold shares through the effective time of the merger, who did not vote in favor of the proposal to approve and adopt the merger agreement and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our Common Stock and to receive payment in cash for the fair value of your shares of our Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our Common Stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $13.25 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. MoneyGram’s stockholders who do not vote in favor of the proposal to approve and adopt the merger agreement and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to such appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, not less than 20 days before the special meeting at which the approval and adoption of the merger agreement is considered, MoneyGram is required to notify each of the holders of our Common Stock who are entitled to appraisal rights that such rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL in connection with the merger. Any holder of shares of our Common Stock who wishes to exercise such appraisal rights, or who wishes to preserve such stockholder’s right to do so, should review the following discussion and Annex E carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our Common Stock, MoneyGram believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

Written Demand by the Record Holder

MoneyGram’s stockholders wishing to exercise their appraisal rights must deliver to MoneyGram a written demand for appraisal of their shares before the vote with respect to the approval and adoption of the merger agreement is taken at the special meeting. Written demands must reasonably inform MoneyGram of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder’s shares of our Common Stock. Under Section 262 of the DGCL, a proxy or vote against the merger by itself does not constitute a demand for appraisal.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of MoneyGram. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of our Common Stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

All written demands for appraisal should be addressed to MoneyGram’s corporate secretary at:

MoneyGram International, Inc.

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

Attention: Corporate Secretary

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, the surviving corporation or any MoneyGram stockholder who has complied with Section 262 of the DGCL and is entitled to appraisal rights thereunder, may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware, with a copy served on MoneyGram in the case of a petition filed by a stockholder, demanding a determination of the fair value of our Common Stock held by all such stockholders entitled to appraisal. If no such petition is filed by any stockholders entitled to appraisal within that 120 day period, appraisal rights will be lost for all dissenting stockholders. MoneyGram is under no obligation to, and has no present intention to, file a petition in the event there are dissenting stockholders, and stockholders should not assume that MoneyGram will file a petition or that it will initiate any negotiations with respect to the fair value of shares of our Common Stock. Accordingly, it is the obligation of MoneyGram’s stockholders to initiate all necessary action to perfect their appraisal rights in respect of the shares of our Common Stock within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any MoneyGram stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to approve and adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of such dissenting stockholders. Such statement must be mailed by the surviving corporation within 10 days after the receipt of a written request from the dissenting stockholders or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file in the office of the Register in Chancery of the Court of Chancery of the State of Delaware (referred to as the “Delaware Register in Chancery”) a duly verified list (referred to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. Upon the filing of any such petition, the Court of Chancery of the State of Delaware may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published in one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Court of Chancery of the State of Delaware. The forms of notice by mail or publication will be approved by the Court of Chancery of the State of Delaware and the costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery of the State of Delaware, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of our Common Stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Even if a stockholder complies with the requirements of Section 262 of the DGCL, the Court of Chancery shall dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (i) the total number of shares of our Common Stock entitled to appraisal exceeds 1% of the outstanding shares of our Common Stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares of our Common Stock entitled to appraisal exceeds $1 million.

Determination of Fair Value

After the Court of Chancery of the State of Delaware determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between effective time of the merger and the date of payment of the judgment. Despite the foregoing, at any time before the entry of a judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in the immediately preceding sentence only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of our Common Stock as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery of the State of Delaware may take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery may consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger [.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of our Common Stock as so determined could be more than, the same as or less than the per share merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although MoneyGram believes that the per share merger consideration is fair, we cannot make any assurances as to the outcome of the appraisal of fair value as determined by the Court of Chancery of the State of Delaware. MoneyGram does not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights, and MoneyGram reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of our Common Stock is less than the per share merger consideration.

Upon application by the surviving corporation or by any holder of shares of our Common Stock entitled to participate in the appraisal proceeding, the Court of Chancery of the State of Delaware may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of our Common Stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the

Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of our Common Stock, together with interest, if any, upon the amount determined to be the fair value (or, in certain circumstances described in this proxy statement, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding) by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged, pro rata, against the value of all the shares of our Common Stock entitled to appraisal. In the absence of an order, each party to the appraisal proceeding bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of our Common Stock in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our Common Stock as of a date or time prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of MoneyGram. No appraisal proceeding in the Court of Chancery of the State of Delaware shall be dismissed as to any stockholder without the approval of the Court of Chancery of the State of Delaware, and such approval may be conditioned upon such terms as the Court of Chancery of the State of Delaware deems just. If no petition for appraisal is filed with the Court of Chancery of the State of Delaware within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all holders of shares of our Common Stock will be entitled to receive the merger consideration. Inasmuch as MoneyGram has no obligation to file such a petition and has no present intention to do so, any holder of shares of our Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to MoneyGram a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (a) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of MoneyGram and (b) no appraisal proceeding in the Court of Chancery of the State of Delaware shall be dismissed as to any stockholder without the approval of the Court of Chancery of the State of Delaware and such approval may be conditioned upon such terms as the Court of Chancery of the State of Delaware deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time of the merger.

If you wish to exercise your appraisal rights, you must not vote your shares of our Common Stock in favor of the merger and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of MoneyGram stockholders to seek appraisal rights under Section 262 of the DGCL does not purport to be a complete statement of the procedures to be followed by MoneyGram stockholders desiring to exercise any appraisal rights available to them and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of Section 262 of the DGCL. A copy of Section 262 of the DGCL is included as Annex E to this proxy statement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262 of the DGCL, MoneyGram’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Financing of the Merger

The total amount of funds necessary to consummate the merger and the related transactions will be funded by Guarantor, including the funds needed to (i) pay our stockholders the aggregate merger consideration due to them under the merger agreement; (ii) make payments pursuant to the merger agreement in respect of outstanding MoneyGram Options granted under the MoneyGram stock plan; (iii) repay the outstanding indebtedness of the MoneyGram under its existing credit agreement, to the extent required to be repaid and (iv) pay fees and expenses payable by Guarantor, Alipay and Merger Sub under the merger agreement and in connection with the debt financing. Guarantor will obtain such funding through the proceeds from one or more debt financing transactions. The obligation of Guarantor, Alipay and Merger Sub to complete the merger is not conditioned upon Guarantor obtaining financing.

Debt Commitment Letter

Concurrently with the signing of the merger agreement, Guarantor entered into a commitment letter (the “debt commitment letter”) with Citibank N.A., Hong Kong Branch and Citigroup Global Markets Asia Limited (collectively, the “debt commitment parties”), providing for a senior secured term loan facility in an aggregate amount up to $1.85 billion. The debt commitment parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter and to undertake a portion of the commitments to provide such debt financing.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earliest to occur of (i) the termination of the merger agreement without the consummation of the merger having occurred, (ii) the consummation of the merger with or without the funding of the debt financing or (iii) 11:59 p.m., New York City time, January 26, 2018 (or, if the end date under the merger agreement is extended to April 26, 2018 pursuant to the merger agreement (as described in “Summary—The Merger Agreement—Termination”), April 26, 2018).

The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Delisting and Deregistration of the Common Stock

If the merger is completed, our Common Stock will no longer be traded on the NASDAQ and will be deregistered under the Exchange Act.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain material United States federal income tax considerations applicable to our stockholders of the receipt of cash in exchange for shares of our Common Stock pursuant to the merger. This summary is based upon the provisions of the Code, applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis and to differing interpretations, all of which could result in tax considerations different from those described below. This discussion assumes that the shares of our Common Stock are held as capital assets within the meaning of Section 1221 of the Code by their beneficial owners. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s unique investment circumstances, or to stockholders subject to special treatment under the United States federal income tax laws (for example, a bank, life insurance companies, or other financial institution; dealers or brokers in securities or currencies; a trader in securities that elects mark-to-market treatment; tax-exempt organizations; a retirement plan or other tax-deferred account; S-corporations, partnerships, or other pass-through entity; a mutual fund; a real estate investment trust or regulated investment company; a personal holding company; United States expatriates; controlled foreign corporations, passive foreign investment companies; a corporation that accumulates earnings to avoid U.S. federal income tax; “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar; stockholders who hold shares of our Common Stock as part of a hedging, “straddle,” constructive sale, conversion or other risk-reduction strategy or integrated transaction; “non-U.S. holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of our Common Stock; or stockholders who acquired their shares of our Common Stock through the exercise of employee stock options or other compensation arrangements or stockholders who receive cash pursuant to the exercise of appraisal rights). In addition, this discussion is general in nature and does not address any aspect of state, local, alternative minimum, estate, gift or non-United States taxation that may be applicable to a particular stockholder.

MoneyGram stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of our Common Stock pursuant to the merger (including the application and effect of any state, local or non-United States income and other tax laws).

If a partnership (or an entity or arrangement taxable as a partnership for United States federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your own tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state in the United States, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for United States federal income tax purposes) of our Common Stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in the merger generally will be a taxable transaction to U.S. holders for United States federal income tax purposes. Generally, a U.S. holder of shares of our Common Stock will recognize gain or loss equal to the difference between the amount of cash received in the merger and such U.S. holder’s adjusted tax basis in the shares of our Common Stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of our Common Stock have been held for more than one year at the effective time of the merger, the gain or loss generally will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitation.

A 3.8% tax is imposed on the “net investment income” of certain individuals, trusts and estates if their income exceeds certain thresholds. In the case of an individual, the net investment income tax will be imposed on the lesser of (i) an individual’s “net investment income” or (ii) the amount by which an individual’s modified adjusted gross income exceeds $250,000 (if the individual is married and filing jointly or a surviving spouse), $125,000 (if the individual is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed “net investment income” or (ii) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. For these purposes, “net investment income” generally will include any gain recognized on the receipt of the cash for shares of our Common Stock in the merger.

Information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. Under the United States federal income tax backup withholding rules, the paying agent generally will be required to withhold 28% of all payments to which a U.S. holder is entitled in the merger, unless the U.S. holder (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the paying agent for the merger the IRS Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. If a U.S. holder does not provide a correct tax identification number, the U.S. holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a U.S. holder’s United States federal income tax liability, if any, or refunded by the IRS provided that the required information is furnished to the IRS in a timely manner. Each U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a United States trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code), and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s gain realized in the merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

A non-U.S. holder will be subject to information reporting, and, in certain circumstances, backup withholding may apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. person (and the payor does not have actual knowledge or reason to know that the non-U.S. holder is a United States person as defined under the Code) or such non-U.S. holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a properly executed IRS Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable IRS Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a non-U.S. holder’s United States federal income tax liability, if any, or refunded by the IRS provided that the required information is furnished to the IRS in a timely manner. Each non-U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of certain material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any stockholder of our Common Stock. You should consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or non-United States income and other tax laws) of the receipt of cash in exchange for shares of our Common Stock pursuant to the merger.

THE MERGER AGREEMENT

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in this proxy statement and attached to this proxy statement as Annex A. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about MoneyGram, Alipay, Merger Sub or Guarantor. Such information can be found elsewhere in this proxy statement and in other public filings made by MoneyGram with the SEC, which are available without charge at www.sec.gov or as more fully described in the section entitled “Where You Can Find More Information.” Our stockholders are urged to read the full text of the merger agreement in its entirety.

General

Explanatory Note

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this document, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about MoneyGram or modify or supplement any factual disclosures about MoneyGram in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to MoneyGram. The merger agreement contains representations and warranties by and covenants of MoneyGram, Alipay, Merger Sub and Guarantor that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures and being made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in MoneyGram’s’ public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures in MoneyGram’ periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find More Information.” Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated in this proxy statement by reference.

Additional information about MoneyGram may be found elsewhere in this document and MoneyGram’s other public filings. See the section entitled “Where You Can Find More Information.”

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into MoneyGram and MoneyGram will continue its corporate existence under the Laws of the State of Delaware as the surviving corporation in the merger.

Certificate of Incorporation and Bylaws

The certificate of incorporation of MoneyGram, as in effect as of immediately prior to the effective time of the merger, will be amended and restated as of the effective time of the merger so as to read in its entirety as set forth in Annex A to the merger agreement, which is attached as Annex A hereto, and as so amended and restated will be the certificate of incorporation of the surviving corporation following the merger until thereafter amended in accordance with the provisions thereof and of applicable law. The bylaws of MoneyGram, as in effect as of immediately prior to the effective time of the merger, will be amended and restated as of the effective time of the merger so as to read in their entirety as set forth in Annex B to the merger agreement, which is attached as Annex A hereto, and as so amended and restated will be the bylaws of the surviving corporation until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the surviving corporation and of applicable law.

Directors and Officers

The directors of Merger Sub immediately prior to the effective time of the merger, with such additional individuals that Alipay may designate prior to the effective time of the merger to serve as directors of the surviving corporation, will be the directors of the surviving corporation as of the effective time of the merger. The officers of MoneyGram immediately prior to the effective time of the merger will be the officers of the surviving corporation as of the effective time of the merger.

When the Merger Becomes Effective

The closing of the merger will take place, unless another date is agreed in writing by the parties, no later than the third business day (or, if earlier, the business day immediately prior to the end date) after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) set forth in the merger agreement. However, if the required information (as summarized below) has not been provided by MoneyGram at the time of the satisfaction or waiver of all of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), the closing of the merger will occur on the earlier of (a) a date specified by Alipay in writing on no fewer than three business days’ notice to MoneyGram and (b) the fifth business day following the date the required information is provided by MoneyGram, provided that in each case of (a) and (b) the closing is subject to the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) set forth in the merger agreement.

On the closing date of the merger, MoneyGram and Merger Sub will cause the merger to be consummated by executing, delivering and filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware law and will make such other filings or recordings required under the DGCL in connection with the merger. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later time on the closing date of the merger as may be agreed by Alipay and MoneyGram and specified in the certificate of merger.

The “required information” means all financial statements relating to MoneyGram necessary to satisfy certain conditions in the debt commitment letter as in effect on the date of the merger agreement; provided that such information will not satisfy such conditions if (1) Ernst & Young LLP or Deloitte & Touche LLP has withdrawn their audit opinions with respect to any audited financial statements contained in such required information, in which case the required information will not be deemed to have been provided unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP, Deloitte & Touche LLP or another independent accounting firm of nationally recognized standing; or (2) MoneyGram has publicly announced any intention to restate any historical financial statements of MoneyGram included in the required information, or MoneyGram has publicly announced that such restatement is under consideration, in which case the required information will not be deemed to have been provided unless and until such restatement has been completed and the applicable required information has been amended or MoneyGram has publicly announced that it has concluded no such restatement will be required.

Effect of the Merger on the Common Stock

At the effective time of the merger each share of Common Stock, par value $0.01 per share, of MoneyGram outstanding immediately prior to the effective time of the merger (other than “dissenting shares,” “converted shares” or “cancelled shares” (each as described below)) will be cancelled and converted into the right to receive $13.25 in cash, without interest, referred to as the “merger consideration”.

Notwithstanding the foregoing, any shares of Common Stock then held by any wholly owned subsidiary of MoneyGram will be converted into one fully paid and non-assessable share of Common Stock of the surviving corporation, or the “converted shares,” and any shares of Common Stock then held by MoneyGram, Alipay, Merger Sub or any entity of which Merger Sub is a direct or indirect wholly owned subsidiary will be cancelled and retired and no cash or other consideration will be delivered in exchange of such shares, or the “cancelled shares.”

In addition, any shares of Common Stock that are issued and outstanding immediately prior to the effective time of the merger and as to which the holders thereof have not voted in favor of the approval and adoption of the merger agreement and have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand, (referred collectively to as the “dissenting shares”) will not be converted into the right to receive the merger consideration, and such holders will be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder effectively waives, withdraws or loses such holder’s rights under Section 262 of the DGCL, each of such holder’s dissenting shares will thereupon be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration, without interest and after giving effect to any required tax withholdings as provided in this proxy statement, and such holder thereof will cease to have any other rights with respect thereto. For more information regarding appraisal rights, see the section entitled “The Merger—Appraisal Rights.”

At the effective time of the merger, each share of Common Stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of Common Stock of the surviving corporation.

Effect of the Merger on the Series D Preferred Stock

At the effective time of the merger, each share of Series D Preferred Stock will be cancelled and each holder of shares of Series D Preferred Stock will be entitled to receive an amount in cash equal to the aggregate merger consideration such holder would have received had such holder, immediately prior to the effective time of the merger, converted all of its shares of Series D Preferred Stock into shares of Common Stock of MoneyGram (without regard to any limitations contained in the certificate of designation with respect to such Series D Preferred Stock).

As of the record date, there are 71,281.9038 shares of Series D Preferred Stock outstanding, all of which are held by Goldman Sachs, which are convertible into 8,910,234 shares of Common Stock. Thus, upon completion of the merger, Goldman Sachs will receive $118,060,600.50 in merger consideration.

Treatment of Equity Awards

At the effective time of the merger, each outstanding MoneyGram Option, granted pursuant to MoneyGram’s 2005 Omnibus Incentive Plan, as amended, restated, modified or supplemented from time to time, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger, unless otherwise agreed to in writing by Alipay and the holder of such MoneyGram Option, will automatically be terminated at the effective time of the merger and converted into the right of the holder thereof to receive, in full satisfaction of MoneyGram’s obligations with respect to any such MoneyGram Option, as of the effective time of the merger, an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the merger consideration over the applicable exercise price of such MoneyGram Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock of MoneyGram issuable upon exercise of such MoneyGram Option. Any MoneyGram Option that is outstanding immediately prior to the effective time of the merger and has an exercise price that is equal to or greater than the merger consideration will expire upon the effective time of the merger without being converted into the right to receive any merger consideration in respect thereof.

At the effective time of the merger, each MoneyGram RSU, whether subject to performance-based vesting requirements or time-based vesting requirements, outstanding immediately prior to the effective time of the merger, will, unless otherwise agreed to in writing by Alipay and the holder of such MoneyGram RSU, automatically be converted into a cash-settled long-term incentive award (a “converted award”), representing a right to receive an amount of cash, without interest, equal to the per share merger consideration, on the same vesting terms and conditions applicable to such MoneyGram RSU immediately before the effective time of the merger. On the date, and to the extent, that the converted award becomes vested, such vested converted award will be paid, subject to any applicable withholding taxes, as soon as practicable thereafter (but in any event not later than the second regular payroll date thereafter). MoneyGram will take all actions necessary to provide for the foregoing actions.

Payment of the Merger Consideration

Prior to the effective time of the merger, Alipay will enter into an agreement in form and substance reasonably acceptable to MoneyGram with MoneyGram’s transfer agent or a bank or trust company that is reasonably satisfactory to MoneyGram to act as paying agent (the “Paying Agent”). At or prior to the effective time of the merger, Alipay or one of its subsidiaries will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Common Stock of MoneyGram (other than dissenting shares, converted shares or cancelled shares) and the Series D Preferred Stock cash in U.S. dollars sufficient to pay the aggregate merger consideration with respect to all such shares of Common Stock of MoneyGram (other than dissenting shares, converted shares or cancelled shares) and Series D Preferred Stock outstanding immediately prior to the effective time of the merger. With respect to any dissenting shares, Alipay will only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate merger consideration payable in respect of such dissenting shares if the holder thereof fails to perfect or effectively withdraws or loses its right to dissent under the DGCL. The funds held by the Paying Agent will be invested by the Paying Agent as directed by Alipay; provided, however, to the extent such funds are not sufficient to make the payments provided in the merger agreement, Alipay will, or will cause the surviving corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.

As soon as reasonably practicable after the effective time of the merger, Alipay will cause the Paying Agent to mail to each holder of record of shares of Common Stock of MoneyGram (other than dissenting shares, converted shares or cancelled shares) or Series D Preferred Stock that immediately prior to the effective time of the merger were evidenced by certificates: (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of the such certificates in exchange for the merger consideration. Upon proper surrender of such certificate (or affidavits of loss in lieu thereof) for exchange and cancellation to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange therefor the merger consideration in respect of the shares of Common Stock of MoneyGram or Series D Preferred Stock formerly represented by such certificate and such certificate so surrendered will be cancelled. No interest will be paid or accrued for the benefit of holders of the certificates on the merger consideration payable upon the surrender of such certificates

Any holder of record of shares of Common Stock of MoneyGram (other than dissenting shares, converted shares or cancelled shares) or Series D Preferred Stock that immediately prior to the effective time of the merger were not evidenced by certificates, or “book entry shares,” will not be required to deliver a certificate or, unless reasonably requested by the Paying Agent, an executed letter of transmittal to the Paying Agent in order to receive the aggregate merger consideration with respect to such book entry shares, and as soon as reasonably practicable after the effective time of the merger, the Paying Agent will pay and deliver to each holder of book entry shares the aggregate merger consideration in respect of such book entry shares, and such book entry shares will then be canceled. No interest will be paid or accrued for the benefit of holders of book entry shares on the merger consideration payable in respect of such book entry shares.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties of MoneyGram, subject to certain exceptions in the merger agreement, in the confidential disclosure schedule delivered in connection with the merger agreement and in certain of MoneyGram’s public filings, as to, among other things:

•	corporate organization;

•	capitalization;

•	corporate authority and the recommendation of our board of directors;

•	consents and approvals of governmental entities and other third parties relating to the execution, delivery or performance of the merger agreement;

•	MoneyGram’s SEC filings;

•	financial statements and the absence of undisclosed liabilities;

•	the absence of a material adverse effect and certain other changes or events;

•	legal proceedings;

•	compliance with applicable law;

•	material contracts;

•	tax matters;

•	employee and employee benefit plan matters;

•	labor matters;

•	intellectual property;

•	environmental liability;

•	real and personal property matters;

•	insurance matters;

•	anti-takeover statutes;

•	required stockholder vote;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	receipt of a fairness opinion from BofA Merrill Lynch;

•	broker’s fees;

•	transactions with affiliates;

The merger agreement also contains representations and warranties of Alipay and Merger Sub, subject to certain exceptions in the merger agreement, as to, among other things:

•	corporate organization;

•	corporate authority;

•	governmental and third party consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	broker’s fees;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	approvals by the stockholder of Alipay;

•	ownership of MoneyGram’s Common Stock;

•	litigation;

•	the debt financing; and

•	solvency

Some of the representations and warranties in the merger agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to MoneyGram or a “parent material adverse effect” with respect to Alipay, as discussed below.

For purposes of the merger agreement, a “material adverse effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of MoneyGram and its subsidiaries taken as a whole; provided, however, that in determining whether a material adverse effect has occurred there will be excluded any effect on MoneyGram and its subsidiaries to the extent caused by, resulting from or relating to the following (except the effect of the changes described in the first, third, fifth, sixth and seventh bullets below will not be excluded to the extent of the disproportionate impact, if any, they have on MoneyGram and its subsidiaries relative to other participants in the money transmission industry):

•	any change after the date of the merger agreement in laws of general applicability or published interpretations thereof by courts or governmental entities or in U.S. generally accepted accounting principles;

•	the announcement or execution of the merger agreement or the transactions contemplated thereby, including the identity of Alipay and any announced plans or intentions of Alipay with respect to MoneyGram or the business of MoneyGram and its subsidiaries following the closing (provided that the exception in this bullet will not apply to the use of the term “material adverse effect” in the representations and warranties regarding consents and approvals of governmental entities and other third parties relating to the execution, delivery or performance of the merger agreement);

•	any changes after the date of the merger agreement in general political, tax, economic or business conditions in the U.S. or any country or region in the world in which MoneyGram or any of its subsidiaries does business, or any changes in securities, credit or capital market conditions, including interest rates or exchange rates;

•	the failure by MoneyGram and its subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of the merger agreement or a decrease in the market price or the trading volume of shares of Common Stock of MoneyGram (provided that the exception in this bullet will not prevent the underlying facts giving rise or contributing to such failure or decrease from being taking into account in determining whether a material adverse effect has occurred);

•	hurricanes, earthquakes, floods or other natural disasters;

•	the commencement, continuation or escalation of a war (whether or not declared), armed hostilities or acts of terrorism;

•	any change or effect generally affecting the money transmission industry,

•	the performance by MoneyGram or any of its affiliates of its or their express obligations under the merger agreement; or

•	any action or omission by MoneyGram taken at the express written request Alipay.

A “material adverse effect” also includes any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences that prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, MoneyGram’s ability to perform its obligations under the merger agreement or consummate the transactions contemplated thereby on a timely basis.

For purposes of the merger agreement, a “parent material adverse effect” with means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Guarantor’s, Alipay’s and Merger Sub’s ability to perform their respective obligations under the merger agreement or consummate the transactions contemplated thereby.

Conduct of Business Pending the Merger

The merger agreement provides that except (i) as expressly contemplated or permitted by the merger agreement, (ii) as required by any applicable law applicable to MoneyGram or any of its subsidiaries, (iii) as set forth on the confidential disclosure schedules or (iv) with the prior written consent of Alipay (which consent will not be unreasonably withheld or delayed), during the period from the date of the merger agreement to the effective time of the merger, (A) MoneyGram will, and will cause each of its subsidiaries to, (1) conduct its business in all material respects in the ordinary course consistent with past practice and (2) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by governmental entities, preserve its business relationships with persons doing business with it and retain the services of its officers and key employees and (B) MoneyGram will not, and will not permit any of its subsidiaries to, subject to certain exceptions as set forth in the merger agreement:

•	amend or otherwise change MoneyGram’s certificate of incorporation or bylaws and, with respect to subsidiaries of MoneyGram, amend or otherwise change their applicable organizational documents in any material respect;

•	adjust, split, combine or reclassify any capital stock or other equity interest or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person;

•	issue, grant, sell, dispose of, redeem or repurchase any equity securities or equity-based award in MoneyGram or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Common Stock, Series D Preferred Stock or other shares of capital stock or equity interests;

•	sell, exclusively license, transfer, mortgage, encumber or otherwise dispose of, any assets, rights or businesses of MoneyGram or its subsidiaries (including any capital stock of any subsidiaries);

•	acquire any corporation, partnership or other business organization or division thereof or any assets;

•	(A) incur, assume, refinance or guarantee any indebtedness for borrowed money or issue any debt securities, or assume or guarantee any indebtedness for borrowed money of any person or (B) enter into any swap or hedging transaction or other derivative agreement (other than a forward contract entered into in the ordinary course of business consistent with past practice);

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	enter into any contract involving or providing for the settlement of, or other arrangements with respect to, any claims or threatened claim (or series of related claims);

•	except in the ordinary course of business consistent with past practice, enter into, amend in any material respect, waive compliance with any material rights with respect to, or cancel or terminate any material contract;

•	except for the expenditures contemplated by and consistent with the 2017 and 2018 capital expenditure budgets, make, or commit to make, or otherwise authorize any capital expenditures in excess of $2,000,000 in 2017 or $2,000,000 in 2018;

•	(A) increase the compensation or benefits of any employee; (B) grant or pay any cash bonus, change-in-control, retention bonus, severance or termination pay to any employee; (C) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any employee benefit plan; (D) grant any equity or equity-based awards; (E) hire, or terminate the employment of, any employee, other than for cause; (F) take any action to accelerate the vesting or time of payment of any compensation or benefit under any employee benefit plan or awards made thereunder; (G) loan or advance any money or other property to any present or former director, officer or employee of MoneyGram or its subsidiaries or (H) increase the funding obligation or contribution rate of any employee benefit plan subject to Title IV of Employee Retirement Income Security Act of 1974, as amended;

•	announce, implement or effect any reduction in force, layoff or other program resulting in the termination of employees, in each case, that would trigger the Worker Adjustment and Retraining Notification Act;

•	make any material changes in its methods, practices or policies of financial accounting;

•	(A) make or change any material tax election, (B) file any amended tax returns, (C) settle or compromise any material tax liability of MoneyGram or any of its subsidiaries, (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes of MoneyGram or any of its subsidiaries, (E) enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund, (F) incur any material liability for taxes outside the ordinary course of business, (G) make any material changes in its methods, practices or policies of tax accounting;

•	fail to use its reasonable best efforts to maintain in full force and effect the existing insurance policies of MoneyGram and its subsidiaries or to replace such insurance policies with comparable insurance policies;

•	fail to use its reasonable best efforts to maintain in full force and effect any money transmitter license to continue to operate its business as currently operated;

•	except for any changes made to comply with MoneyGram’s deferred prosecution agreement with the Department of Justice or similar changes intended to enhance MoneyGram’s compliance procedures in the ordinary course of business, (A) make any changes to the operation or protection of IT assets related to compliance with anti-money laundering laws or regulations administered by U.S. Department of the Treasury’s Office of Foreign Assets Control or (B) make any material changes in the operation or protection of any material IT assets; or

•	agree to, or make any commitment to, take any of the foregoing actions.

No Solicitation

Until the effective time of the merger or, if earlier, the date on which the merger agreement is terminated in accordance with its terms, MoneyGram will not, and MoneyGram will cause its subsidiaries not to, and will use reasonable best efforts to cause its and its subsidiaries’ respective directors, officers, employees and representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any MoneyGram acquisition proposal;

•	have any discussions or negotiations with or provide any confidential information or data to any person relating to a MoneyGram acquisition proposal, or engage in any negotiations concerning a MoneyGram acquisition proposal;

•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Alipay, our board of directors recommendation or approve or recommend, or propose publicly to approve or recommend, any MoneyGram acquisition proposal (any act described in this clause (iii) is referred to as a “change of recommendation”); or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other document or contract related to any MoneyGram acquisition proposal (other than an acceptable confidentiality agreement) or enter into any letter of intent or other document or contract requiring MoneyGram to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.

Notwithstanding the foregoing restrictions, prior to the time required MoneyGram stockholder approval is obtained, if MoneyGram, any of its subsidiaries or any of their representatives receives an unsolicited bona fide written MoneyGram acquisition proposal that did not result from a breach of such foregoing restrictions and our board of directors concludes in good faith (after consultation with our outside legal and financial advisors) that such MoneyGram acquisition proposal constitutes a MoneyGram superior proposal or could reasonably be expected to result in a MoneyGram superior proposal, MoneyGram may, and may permit its subsidiaries and its and their directors, officers, employees and representatives, to:

•	enter into and maintain discussions or negotiations with the person making such MoneyGram acquisition proposal; and

•	furnish non-public information and afford access to the business, employees, officers, contracts, properties, assets, books and records of MoneyGram and its subsidiaries to the person making such MoneyGram acquisition proposal.

Prior to MoneyGram providing (or causing to be provided) such information or affording such access to, or entering into or maintaining such discussions or negotiations with, such person, MoneyGram will have entered into an acceptable confidentiality agreement with such person. In addition, MoneyGram will provide to Alipay any non-public information relating to MoneyGram or any of its subsidiaries that was not previously provided or made available to Alipay as promptly as reasonably practicable (but in any event within one day) after providing (or causing to be provided) any such information to such person making such MoneyGram acquisition proposal.

MoneyGram will notify Alipay orally and in writing promptly (but in any event within two days):

•	after receipt of any MoneyGram acquisition proposal (or any proposal or offer that constitutes or could reasonably be expected to lead to a MoneyGram acquisition proposal), which notice will include the identity of the person making such proposal or offer, a summary of the material terms of all such proposals or offers and copies of drafts of proposed agreements, term sheets or letters of intent related thereto;

•	of any change to the financial or other material terms and conditions of any MoneyGram acquisition proposal and MoneyGram will otherwise keep Alipay reasonably informed of the status of any such MoneyGram acquisition proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided); and

•	after receipt of any request for non-public information relating to MoneyGram or any of its subsidiaries or for access to its or any of its subsidiaries’ properties, books or records by any person in connection with a MoneyGram acquisition proposal (or any proposal or offer that constitutes or could reasonably be expected to lead to a MoneyGram acquisition proposal).

Neither MoneyGram nor any of its subsidiaries will, after the date of the merger agreement, enter into any confidentiality or similar agreement that would prohibit it from providing the information described above to Alipay.

For purposes of this proxy statement:

•	“MoneyGram acquisition proposal” means any inquiry, proposal or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Alipay or any of its subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (a) acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of MoneyGram’s subsidiaries) of MoneyGram and its subsidiaries, (b) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving (i) MoneyGram or (ii) one or more subsidiaries of MoneyGram representing 20% or more of the consolidated business, revenues, net income or assets of MoneyGram and its subsidiaries, (c) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of MoneyGram or any of its subsidiaries that, if consummated, would result in any person (or the stockholders of such person) or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning securities representing 20% or more of the equity or total voting power of MoneyGram, any of its subsidiaries or the surviving Alipay entity in such transaction or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any contract to engage in any of the foregoing.

•	“MoneyGram superior proposal” means a bona fide written MoneyGram acquisition proposal (with all references in the definition of MoneyGram acquisition proposal to “20%” changed to “50%” for purposes of this definition) made by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) on terms that our board of directors determines in good faith, after consultation with MoneyGram’s outside financial and legal advisors, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to MoneyGram’s stockholders from a financial point of view than the merger, after taking into account (a) the legal, financial, regulatory or other aspects of such proposal, (b) the likelihood and timing of consummation (as compared to the transactions contemplated by the merger agreement) and (c) any changes to the terms of the merger agreement proposed by Alipay and any other information provided by Alipay.

Change of Recommendation

Other than in connection with a MoneyGram acquisition proposal, prior to the time the MoneyGram Stockholder Approval is obtained, our board of directors may make a change of recommendation if and only if:

•	prior to taking such action, our board of directors determines in good faith, after consultation with the our outside legal and financial advisors, that failure to take such action would be inconsistent with its fiduciary duties to MoneyGram’s stockholders under applicable law;

•	MoneyGram provides Alipay prior written notice of MoneyGram’s intention to make a change of recommendation, which notice will specify in reasonable detail the reasons for such change of recommendation;

•	for at least four business days after Alipay’s receipt of such notice referred to in the bullet immediately above, MoneyGram has negotiated, and has caused its financial and legal advisors (and other representatives) to negotiate, with Alipay in good faith (to the extent Alipay desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement in such a manner that the failure to make a change of recommendation would no longer be reasonably likely to be a violation of our board of directors’ fiduciary duties under applicable law; and

•	at the end of the period referred to in the bullet immediately above, our board of directors has concluded in good faith (after consultation with the our outside legal and financial advisors) that failure to make a change of recommendation would be inconsistent with its fiduciary duties under applicable law after giving effect to all of the adjustments which may be offered by Alipay pursuant to the bullet immediately above.

Nothing contained in the merger agreement prevents MoneyGram or our board of directors from (i) taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 Item promulgated under the Exchange Act with respect to a MoneyGram acquisition proposal or (ii) making any disclosure to MoneyGram’s stockholders if our board of directors determines in good faith (after consultation with its outside legal advisors) that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law (it being agreed that this clause (ii) will in no way eliminate or modify the effect that any such disclosure would otherwise have under the merger agreement); provided, that in no event will MoneyGram or our board of directors make a change of recommendation except as provided above and any public disclosure by MoneyGram or our board of directors relating to any determination or other action by our board of directors with respect to any MoneyGram acquisition proposal will be deemed to be a change of recommendation unless our board of directors expressly and concurrently reaffirms the recommendation of our board of directors.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Alipay, Merger Sub and MoneyGram will use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to:

•	consummate the transactions contemplated by the merger agreement and to cause the closing conditions set forth in the merger agreement (as summarized below) to be satisfied as promptly as practicable and, in any event, on or before the end date (as summarized below),

•	prepare as promptly as practicable (and file, submit or effect, as applicable) all necessary applications, notices, petitions, filings, ruling requests and other documents in order to obtain (and to cooperate with the other parties to obtain) any approval from any governmental entity which is required to be obtained by Alipay, Merger Sub, MoneyGram or its subsidiaries in connection with the transactions contemplated by the merger agreement;

•	comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated by the merger agreement;

•	defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it (or with respect to MoneyGram, its subsidiaries is) a party challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding;

•	seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect thereto; and

•	seek to resolve any objection or assertion by any governmental entity challenging the merger agreement or the transactions contemplated thereby.

Subject to the other provisions of the merger agreement, each of MoneyGram, on the one hand, and Alipay and Merger Sub, on the other hand, will also:

•	cooperate with the other parties hereto and use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain as promptly as practicable all approvals of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement;

•	to the extent permitted by applicable legal requirements, promptly inform the other party or parties of any substantive communication (oral and written) received by such party from, or given by such party to, any governmental entity with respect to any such filing or approval or the transactions contemplated by the merger agreement, and of any substantive communication received or given in connection with any legal proceeding by a private party regarding the merger,

•	consult with the other party or parties (subject to applicable legal requirements relating to the exchange of information) in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings with respect to any such approvals or the transactions contemplated by the merger agreement;

•	use reasonable best efforts to furnish to the other party or parties and, upon request, to any governmental entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using reasonable best efforts to comply fully with any request for additional information or documents under any applicable law;

•	not independently participate in any meeting (including substantive telephonic meetings) with any governmental entity in respect of any approval without giving the other party or parties sufficient prior notice of the meeting and, to the extent permitted by such governmental entity, the opportunity to attend and/or participate in such meeting (including substantive telephonic meetings); and

•	use reasonable best efforts to comply with the terms and conditions of all such approvals of all such third parties and governmental entities.

Notwithstanding anything in the foregoing to the contrary, materials provided by or on behalf of Alipay to MoneyGram or its counsel or MoneyGram to Alipay or its counsel may be redacted to the extent necessary (a) to remove references concerning Alipay’s or MoneyGram’s valuation analyses with respect to MoneyGram and its subsidiaries, (b) to comply with contracts in effect on the date hereof or (c) to removal personal, proprietary and other confidential business information.

Notwithstanding anything in the merger agreement to the contrary, nothing in the merger agreement requires Alipay or any of its affiliates to agree to or take (nor will MoneyGram or its subsidiaries, without Alipay’s prior written consent, take or agree to take) any action with respect to the matters set forth above that would have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on:

•	the financial condition or result of operations of MoneyGram and its subsidiaries, taken as a whole; or

•	the financial condition or result of operations of Ant Financial and its subsidiaries, taken as a whole (but assuming for purposes of this bullet that the business and operations of Ant Financial and its subsidiaries, taken as a whole, were of the same size and magnitude as the business and operations of MoneyGram and its subsidiaries, taken as a whole) (any such arrangements, conditions or restrictions set forth in this bullet and the immediately preceding bullet is referred to as a “burdensome condition”).

Furthermore, notwithstanding anything in the merger agreement to the contrary, nothing in the merger agreement requires Alipay or any of its affiliates to sell, to hold separate or otherwise dispose of, any assets or business of Alipay or its affiliates, including those of MoneyGram and its subsidiaries following the closing. Alipay and its affiliates and MoneyGram and its subsidiaries are not required (and without the prior consent of

Alipay, MoneyGram and its subsidiaries will not), take any action with respect to any order or any applicable law or in order to obtain any approval which is not conditioned upon the consummation of the merger.

Notwithstanding anything to the contrary in the merger agreement, in connection with obtaining any approval or consent from any persons (other than governmental entities) with respect to any transaction contemplated by the merger agreement, (i) none of MoneyGram or any of its subsidiaries will be required to, or, without the prior written consent of Alipay, will, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Alipay, Merger Sub or any of their affiliates will be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

MoneyGram Stockholders Meeting

MoneyGram will duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the MoneyGram Stockholder Approval as promptly as practicable following the date the SEC confirms it has no further comments to the preliminary proxy statement. Except to the extent there has been a change of recommendation in accordance with and subject to the terms of the merger agreement, MoneyGram will use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the merger and secure any other approval of stockholders of MoneyGram that is required by applicable law in connection with the merger. The obligation of MoneyGram to duly call, give notice of, convene and hold the stockholders meeting will not be affected by a change in recommendation.

Employee Matters

During the period from the effective time of the merger until the first anniversary thereof, Alipay will or will cause the surviving corporation to provide to the employees who are employees of MoneyGram or a subsidiary of MoneyGram at the effective time of the merger (or “continuing employees”), compensation and benefits that are no less favorable, in the aggregate, to those provided to the continuing employees immediately prior to the closing (excluding equity, equity-based and long-term incentive compensation and excluding defined benefit pension plan benefits), while such continuing employees remain employed by MoneyGram or a subsidiary. During the period from the effective time of the merger until the first anniversary thereof, Alipay will or will cause the surviving corporation to provide the severance payments and benefits set forth in the MoneyGram International, Inc. Severance Plan, as it is in effect as of the signing of the merger agreement for continuing employees who are terminated during such period. Neither Alipay nor the surviving corporation nor any of its affiliates is required to provide employment or required to guarantee or any continued compensation, employee benefits or other rights, to any company employee, or to continue any specific employee benefit plan.

Indemnification and Insurance

From and after the effective time of the merger, Alipay will cause the surviving corporation to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of MoneyGram as in effect on the date of the merger agreement and permitted by applicable law, all past and present directors and officers of MoneyGram or any of its subsidiaries, referred to collectively as, the “Indemnified Parties,” against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (in each case whether asserted or claimed before or after the effective time of the merger) arising out of acts or omissions occurring at or prior to the effective time of the merger in connection with such Indemnified Party serving as a director or officer of MoneyGram or any of its subsidiaries (including in connection with an Indemnified Party serving at the request of MoneyGram or any of its subsidiaries as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with the merger agreement and the transactions contemplated thereby).

For a period of six years after the effective time of the merger, Alipay will maintain or cause MoneyGram to maintain for the benefit of the Indemnified Parties a directors’ and officers’ liability insurance policy (from MoneyGram’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the closing date of the merger, as MoneyGram’s current insurance carrier) that provides coverage for acts or omissions occurring prior to the effective time of the merger with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Party than the terms and conditions of the existing directors’ and officers’ liability insurance policy of MoneyGram; provided that, at Alipay’s option, in lieu of the foregoing insurance coverage, Alipay or, with Alipay’s consent, MoneyGram may at or prior to the effective time of the merger, substitute the insurance coverage for a single premium tail coverage with respect to such insurance that provides coverage for period of six years after the effective time of the merger, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Party than the terms and conditions of the existing directors’ and officers’ liability insurance policy of MoneyGram. Notwithstanding the foregoing, in no event will Alipay be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by MoneyGram for the existing directors’ and officers’ liability insurance policy of MoneyGram, and if Alipay is unable to maintain or obtain the required insurance for an amount equal to or less than such amount, Alipay will obtain as much comparable insurance as may be available for such amount.

Stockholder Litigation

In the event that any litigation or other claim of any stockholder related to the merger agreement, the merger or the other transactions contemplated by the merger agreement is initiated, or to the knowledge of MoneyGram, threatened against any of MoneyGram or its subsidiaries and/or the members of our board of directors (or of any equivalent governing body of any subsidiary of MoneyGram) prior to the effective time of the merger, MoneyGram will promptly notify Alipay of any such litigation or other claim and will keep Alipay reasonably informed on a current basis with respect to the status thereof. MoneyGram will consult with Alipay on a regular basis with respect to, and will give Alipay the opportunity to participate, at Alipay’s expense, in the defense or settlement of, any such litigation or claims, and no such settlement or compromise will be agreed to without Alipay’s prior written consent (such consent not to be unreasonably withheld or delayed).

Financing Assistance from MoneyGram

Prior to the Closing and provided that it does not unreasonably interfere with the business or ongoing operations of MoneyGram or any of its subsidiaries, MoneyGram will, and will cause each of its subsidiaries to, and will use its reasonable best efforts to cause its representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Guarantor in connection with the arrangement of the debt financing, which reasonable best efforts will include:

•	furnishing the required information;

•	participating in (including using its reasonable best efforts to cause the members of senior management and the representatives of MoneyGram to participate in) a reasonable number of meetings, conference calls, presentations, meetings and calls with the lenders and prospective lenders and sessions with rating agencies in connection with the debt financing;

•

assisting with the preparation of materials for rating agency presentations, bank information memoranda (including, to the extent necessary, assistance in preparation of an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the debt financing, including using reasonable best efforts to cause the execution and delivery of reasonable and customary representation letters in connection with such materials;

•	cooperating reasonably with the lenders’ due diligence, to the extent customary and reasonable, in connection with the debt financing;

•	assisting in the preparation of, and executed and delivering, one or more credit or other agreements, as well as any pledge and security documents, and any other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Guarantor and otherwise facilitating the pledging of collateral;

•	facilitating the taking of all corporate actions by MoneyGram and its subsidiaries with respect to entering into such definitive financing documents and necessary to permit consummation of the debt financing;

•	using reasonable best efforts to obtain documents requested by Guarantor relating to repayment of the indebtedness under MoneyGram’s existing credit agreement and the release of the related liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the existing lenders; and

•	providing at least five business days prior to closing all documentation and other information about MoneyGram that is reasonably requested by the lenders in writing at least 10 business days prior to Closing as the lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act.

Notwithstanding the foregoing, nothing in the merger agreement will require any such cooperation to the extent that it would:

•	require MoneyGram or any of its subsidiaries to enter into or approve any agreement or other documentation effective prior to the closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the closing;

•	require MoneyGram, or any of its subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the debt financing prior to the occurrence of the effective time of the merger;

•	cause any closing set forth in the merger agreement to not be satisfied or otherwise cause any breach of the merger agreement; or

•	reasonably be expected to conflict with or violate MoneyGram’s or its subsidiaries’ respective charter documents or any applicable law in any material respect, or result in the contravention of, or result in a violation or breach of, or default under, any material contract.

In addition, nothing the in the merger agreement will require MoneyGram or any subsidiary to cause the delivery of legal opinions or reliance letters or any certificate as to solvency.

Directors

Unless otherwise requested in writing by Alipay, MoneyGram will use reasonable best efforts to obtain the resignation of all of the members of our board of directors who are in office immediately prior to the effective time of the merger (and if requested in writing by Alipay, MoneyGram will use reasonable best efforts to obtain the resignation of any members of the board of directors (or any equivalent body) of any of the subsidiaries of MoneyGram), which resignations shall be effective at, and conditioned upon the occurrence of, the effective time of the merger.

MoneyGram will cooperate with Alipay and use its reasonable best efforts to provide that the individuals that Alipay may designate prior to the effective time of the merger to serve as members of the board of directors of the surviving corporation or the board of directors (or any equivalent body) of any subsidiary of MoneyGram, shall be appointed as directors of MoneyGram or directors (or such equivalent positions) of any such designated subsidiary, in each case effective at, and conditioned upon the occurrence of, the effective time of the merger.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to access to information, public announcements relating to the merger, notice of failures to comply with covenants, actions to minimize the effect of any anti-takeover laws, delisting from the NASDAQ; and exemptions under Rule 16b-3 of the Exchange Act.

Conditions to Completion of the Merger

Mutual Conditions

Each party’s obligation to complete the transactions contemplated by the merger agreement is subject to the satisfaction or (to the extent permitted by applicable law) waiver of the following conditions:

•	the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of MoneyGram at a meeting of the MoneyGram stockholders;

•	the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act has expired or been terminated;

•	the CFIUS Approval has been obtained (and all conditions to such approval required to be satisfied as of closing have been satisfied or waived) and remains in full force and effect; and

•	there is no injunction, writ, order, award, judgment, settlement or decree or other legal restraint or prohibition issued by any governmental entity of competent jurisdiction preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement and no law has been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the merger.

Additional Conditions for Alipay and Merger Sub

The obligations of Alipay and Merger Sub to complete the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of MoneyGram both at and as of the date of the merger agreement and at and as of the closing date of the merger (except for any such representations and warranties expressly relate to a specified date, which representations and warranties must be true and correct as of that date), subject to such representations and warranties:

•	being true and correct in all respects, for the representations and warranties regarding the organization of MoneyGram, corporate authority and the recommendation of our board of directors, the absence of a material adverse effect, the opinion of MoneyGram’s financial advisor and broker’s fees;

•	being true and correct in all but de minimis respects, with regard to the capitalization of MoneyGram;

•	being true and correct in all material respects, with regard to certain representations and warranties including regarding the MoneyGram Options and MoneyGram RSUs, the subsidiaries of MoneyGram and the indebtedness of MoneyGram; and

•	being true and correct subject to a “material adverse effect” standard, with regard to all of MoneyGram’s other representations and warranties;

•	MoneyGram having performed or complied in all material respects with all obligations required to be performed or complied with by it under the merger agreement at or prior to the closing;

•	Alipay has received a certificate, signed on behalf of MoneyGram, certifying to the satisfaction of the conditions described in the two previous bullets;

•	the required money transfer permits have been made or obtained, as applicable, and remain in full force and effect and all statutory waiting periods relating to such required money transfer permits have expired or been terminated (in each case, without the imposition of any burdensome condition).

•	the CFIUS Approval has been obtained without the imposition of any burdensome condition.

Additional Conditions for MoneyGram

The obligation of MoneyGram to complete the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Alipay regarding solvency is be true and correct in all respects as of the closing date of the merger as if made on and as of the closing date of the merger

•	the other representations and warranties of Alipay is true and correct as of the closing date of the merger as if made on and as of the closing date of the merger (except to the extent any such representations and warranties expressly relates to a specified date, which representations and warranties must be true and correct only as of that specified date), subject to a “parent material adverse effect”;

•	Alipay has performed or complied in all material respects with all obligations required to be performed by it under the merger agreement at or prior to the closing; and

•	MoneyGram has received a certificate, signed on behalf of Alipay, certifying to the satisfaction of the conditions described in the three previous bullets.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, in the following ways:

•	by mutual written consent of Alipay and MoneyGram;

•	by either Alipay or MoneyGram, if:

•	any governmental entity which must grant a required money transfer permit has denied such approval and such denial has become final and non-appealable;

•	any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•	the effective time of the merger has not occurred on or before January 26, 2018, or the “end date;” however, if the required money transfer permits have not been obtained or waived as of January 26, 2018 (but all other closing conditions set forth in the merger agreement have been satisfied or waived) then either MoneyGram or Alipay may extend the end date to April 26, 2018 by delivering written notice to the other party; however the right to terminate the merger agreement pursuant to this bullet will not be available to (i) MoneyGram if the failure of the effective time of the merger to occur by such date is due to the failure of MoneyGram to perform or observe its covenants and agreements set forth in the merger agreement or (ii) Alipay, if the failure of the effective time of the merger to occur by such date is due to the failure of Guarantor, Alipay or Merger Sub to perform or observe their covenants and agreements set forth in the merger agreement;

•	if the other party (or, in the case of Alipay, either Guarantor or Merger Sub) has breached any of the covenants, agreements, representations or warranties made by such other party (or, in the case of Alipay, either Guarantor or Merger Sub) set forth in the merger agreement and such breach (i) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (ii) would entitle the non-breaching party not to consummate the transactions contemplated; provided that the terminating party (and, in the case of Alipay, Guarantor or Merger Sub) is not then in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement (MoneyGram’s or Alipay’s right to terminate the merger agreement pursuant to this sub-bullet is referred to as the “material breach termination right”);

•	the MoneyGram Stockholder Approval has not been obtained at a meeting of the MoneyGram stockholders (including any adjournment or postponement thereof);

•	by Alipay, prior to obtaining the MoneyGram Stockholder Approval, if :

•	our board of directors has effected a change of recommendation, whether or not permitted under the merger agreement;

•	MoneyGram fails to call and hold a meeting of its stockholders or materially breaches the no solicitation provisions of the merger agreement;

•	MoneyGram has failed to publicly recommend against any tender offer or exchange offer that constitutes a competing acquisition proposal within 10 business days after the commencement of such tender offer or exchange offer; or

•	to the extent requested by Alipay, MoneyGram fails to publicly reaffirm the recommendation of our board of directors within 10 business days after a competing proposal has been publicly announced (or, if later, within three business days of Alipay’s request) (Alipay’s right to terminate the merger agreement pursuant to this sub-bullet and the three preceding sub-bullets is referred to as the “change of recommendation termination right”);

•	by MoneyGram, if:

•	(i) all the conditions to Alipay’s obligation to complete the transaction have been satisfied or waived by Alipay (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions are capable of being satisfied), (ii) on or after the date the closing should have occurred pursuant to the merger agreement, MoneyGram has delivered written notice to Alipay that (a) all the conditions to Alipay’s obligation to complete the transaction have been satisfied or waived by Alipay (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions are capable of being satisfied), (b) all the conditions to MoneyGram’s obligation to complete the transaction have been satisfied or waived by MoneyGram (other than those conditions that by their nature are to be satisfied at the closing; provided that such conditions are capable of being satisfied) and (c) MoneyGram is ready, willing and able to consummate the closing and (iii) Alipay and Merger Sub have failed to consummate the closing on or before the third business day after delivery of the notice referred to in clause (ii) above (or, if earlier, the business day immediately prior to the end date) and MoneyGram stood ready, willing and able to consummate the closing throughout such period (MoneyGram’s right to terminate the merger agreement pursuant to this sub-bullet is referred to as the “failure to close termination right”); or

•

prior to obtaining the MoneyGram Stockholder Approval, (i) our board of directors authorizes MoneyGram, subject to complying with the terms of the merger agreement, to enter into a binding definitive agreement to effect a transaction constituting a MoneyGram superior proposal, (ii) prior to or concurrently with such termination of the merger agreement pays to Alipay in immediately available funds the $30 million termination fee described below in “The Merger Agreement—

Termination Fees and Expenses” and (iii) MoneyGram enters into such binding definitive agreement substantially concurrently with such termination (MoneyGram’s right to terminate the merger agreement pursuant to this sub-bullet is referred to as the “superior proposal termination right”).

Prior to the time MoneyGram Stockholder Approval is obtained, our board of directors may terminate the merger agreement in order to enter into a binding definitive agreement to effect a transaction constituting a MoneyGram superior proposal (and make a change of recommendation with respect thereto), if and only if:

•	MoneyGram receives a MoneyGram acquisition proposal that did not result from a breach of the no solicitation provisions and our board of directors determines in good faith (after consultation with MoneyGram’s outside legal and financial advisors) that such MoneyGram acquisition proposal constitutes a MoneyGram superior proposal;

•	MoneyGram provides Alipay prior written notice of MoneyGram’s intention to terminate the merger agreement, which notice must identify the person making such MoneyGram superior proposal and include the material terms and conditions of such MoneyGram superior proposal, including copies of any written proposals or offers and any proposed agreements related thereto;

•	for at least four business days after Alipay’s receipt of such notice referred to in the bullet immediately above, MoneyGram has negotiated, and has caused its financial and legal advisors (and other representatives) to negotiate, with Alipay in good faith (to the extent Alipay desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such MoneyGram acquisition proposal ceases to constitute a MoneyGram superior proposal (provided that any revision to the financial terms or any other material term of such MoneyGram superior proposal will require a new notice referred to in the bullet immediately above and MoneyGram will be required to comply again with the provisions of this bullet with respect to such new notice, except that such time period referred to in this bullet will be two business days (rather than four business days)); and

•	at the end of the period (or periods) referred to in the bullet immediately above, our board of directors has concluded in good faith (after consultation with MoneyGram’s outside legal and financial advisors) that such MoneyGram acquisition proposal still constitutes a MoneyGram superior proposal after giving effect to all of the adjustments which may be offered by Alipay pursuant to the bullet immediately above and that a failure to terminate the merger agreement in order to enter into a definitive agreement with respect to such MoneyGram superior proposal would be inconsistent with its fiduciary duties under applicable law.

Termination Fees and Expenses

MoneyGram Termination Fee

MoneyGram is required to pay Alipay a termination fee of $30 million if the merger agreement is terminated as follows:

•	if the merger agreement is terminated by (i) Alipay pursuant to Alipay’s change of recommendation termination right or (ii) MoneyGram pursuant to MoneyGram’s superior proposal termination right;

•	if the merger agreement is terminated:

•	(i) by either Alipay or MoneyGram pursuant to the end date termination right or by Alipay pursuant to the material breach termination right or (ii) by either Alipay or MoneyGram pursuant to the failure to obtain stockholder approval termination right; and

•

In the case of clause (i) in the immediately preceding bullet, a MoneyGram acquisition proposal, whether or not conditional, has been publicly announced or otherwise communicated to our board of directors at any time after the date of the merger agreement and prior to the termination of the merger agreement or, in the case of clause (ii) in the immediately preceding bullet, a MoneyGram acquisition proposal, whether or not conditional, has been publicly announced and not withdrawn prior to a meeting of MoneyGram’s stockholders; and

•	within 12 months of such termination MoneyGram or any of its subsidiaries enters into an agreement with respect to (or consummates) any MoneyGram acquisition proposal, whether or not with a person that made a MoneyGram acquisition proposal prior to the date of such termination (provided that the term “MoneyGram acquisition proposal” will have the meaning assigned to such term, except that all percentages in the term “MoneyGram acquisition proposal” will be changed to 50% for purposes of this and the immediately preceding sub-bullet).

However, the $30 million termination will not be payable to Alipay if (i) the $60 million termination fee is payable by Alipay to MoneyGram pursuant to the second bullet in the next paragraph or (ii) the $17.5 million termination fee is payable by Alipay to MoneyGram pursuant to the second bullet in the paragraph following the next paragraph (unless, with respect to this clause (ii), the agreement with respect to the MoneyGram acquisition proposal (or the consummated transaction) referenced in the immediately preceding bullet is with a person that made a MoneyGram acquisition proposal following the date of the merger agreement and prior to the date of the termination of the merger agreement).

Alipay Termination Fee and Alipay Regulatory Termination Fee

Alipay is required to pay MoneyGram a termination fee of $60 million if the merger agreement is terminated as follows:

•	by MoneyGram pursuant to its failure to close termination right; or

•	(a) by MoneyGram pursuant to material breach termination right or (b) by Alipay pursuant to its injunction termination right as a result of a final non-appealable order issued by the President of the United States pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by the merger agreement, in each case of (a) and (b), which resulted or was caused by Alipay’s or Merger Sub’s willful and material breach of its covenants and agreements for which MoneyGram was not able to obtain or enforce specific performance or an injunction as a remedy for such willful and material breach or such remedy was not available.

Alipay is required to pay MoneyGram a termination fee of $17.5 million if merger agreement is terminated as follows:

•	by Alipay or MoneyGram pursuant to its injunction termination right as a result of a final non-appealable order issued by the President of the U.S. pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by the merger agreement; provided that at the time of such termination, MoneyGram’s failure to perform or observe its covenants and agreements was not the primary cause of the order;

•	by Alipay or MoneyGram pursuant to its end date termination right, if at the time of such termination all of the conditions to Alipay’s obligation to complete the transaction have been satisfied or waived by Alipay other than the following conditions (and MoneyGram’s failure to perform or observe its covenants and agreements in the merger agreement was not the primary cause of the failure of any such conditions):

•	the condition that CFIUS Approval has been obtained;

•	the condition that there is no injunction or order issued by any governmental entity of competent jurisdiction preventing the consummation of the merger (as a result of a final non-appealable order issued by the President of the United States pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by the merger agreement); or

•	the condition that CFIUS Approval has been obtained without the imposition of a burdensome condition

Additionally, the Guarantor absolutely, unconditionally and irrevocably guarantees the due, punctual and full payment and performance of Alipay’s and Merger Sub’s obligations to pay the Alipay termination fees (including any expense and interest payments), if and when owed.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby will be paid by the party incurring such expense whether or not the merger is consummated.

Payment Guarantee

Concurrently with the execution of the merger agreement, Alipay provided to MoneyGram an irrevocable payment guarantee issued by the payment guarantee issuer for the benefit of MoneyGram, pursuant to which the payment guarantee issuer shall pay MoneyGram up to $45 million in the event the payment guarantee issuer receives (a) a demand from MoneyGram stating the amount being claimed and certifying that either the $60 million termination fee, and any related interest and expenses, or the $17.5 million termination fee, and any related interest and expenses is due and payable to MoneyGram under the merger agreement (as described in “Summary—The Merger Agreement—Termination Fees and Expenses”) and that Alipay has failed to effect payment of the $60 million termination fee or the $17.5 million termination fee (or any related fees or expenses) due under the merger agreement and (b) the original payment guarantee.

The payment guarantee is valid until the earliest to occur of (i) receipt by the payment guarantee issuer of MoneyGram’s written notification stating that the $60 million termination fee or the $17.5 million termination fee, together with any related interest or expenses, as applicable, due under the merger agreement has been paid in full, (ii) receipt by the payment guarantee issuer of MoneyGram’s written notification that the closing of the transactions contemplated by the merger agreement has occurred or (iii) April 26, 2018.

Other Remedies

In the event of termination of the merger agreement by either Alipay or MoneyGram as provided the merger agreement as summarized above, the merger agreement will become void and have no effect, and none of Alipay, Merger Sub, Guarantor, MoneyGram, or any other person related to MoneyGram or to Alipay will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except (i) with respect to certain obligations set forth in the merger agreement as well as the Confidentiality Agreement and the payment guarantee, which will survive any termination of the merger agreement and (ii) subject in every case to the limitations on liability and restrictions on rights of recovery set forth in the merger agreement, no party will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement or fraud.

Alipay, Merger Sub and MoneyGram will be entitled to injunctive or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court identified in the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties to the merger agreement will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Notwithstanding the foregoing, MoneyGram will only have the right to obtain an injunction, specific performance or other equitable remedies in connection with enforcing Alipay’s and Merger Sub’s obligation to effect the closing or consummate the merger (and Guarantor’s obligation to contribute to or otherwise make available to Alipay and/or Merger Sub to proceeds of the debt financing) in accordance with the terms of the merger agreement if and only if:

•	all the conditions to Alipay’s obligation to complete the transaction have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing (but subject to the satisfaction of such conditions at the closing)) at the time when the closing is required to occur pursuant to the merger agreement;

•	the debt financing has been funded or will be funded at the closing on the terms set forth in the debt commitment letter; and

•	MoneyGram has confirmed in a written notice to Alipay that if an injunction, specific performance or other equitable remedy is granted, then MoneyGram will take such actions required of it to effect the closing and consummate the merger.

Amendment, Extension and Waiver

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with the merger by the stockholders of MoneyGram; provided, however, that after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval.

At any time prior to the effective time of the merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (c) waive compliance with any of the agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Guaranty

Guarantor will contribute to or otherwise make available to Alipay and/or Merger Sub the proceeds of the debt financing necessary to pay the aggregate merger consideration and all other cash amounts required to be paid by Alipay in accordance with the merger agreement. In addition, Guarantor absolutely, unconditionally and irrevocably guarantees the due, punctual and full payment and performance of Alipay’s and Merger Sub’s (including its permitted assigns) obligations to pay the $60 million termination fee or the $17.5 million termination fee (each as described above under “The Merger Agreement—Termination Fees and Expenses”) (and, if applicable, any expense and interest payments), if and when owed.

Guarantor will, promptly upon the request of MoneyGram, reimburse, indemnify and hold harmless MoneyGram and its subsidiaries and their respective representatives from and against any and all losses, damages, claims and reasonable out-of-pocket costs or expenses suffered or incurred by any of them in connection with the debt financing and any information utilized in connection therewith (other than information provided by MoneyGram or any of its subsidiaries).

Guarantor will use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the debt financing on the terms and conditions described in the debt commitment letter, including using its reasonable best efforts with respect to:

•	maintaining in effect the debt commitment letter (except to the extent replaced by binding commitments for a term loan facility (as set forth in the debt commitment letter));

•	negotiating definitive agreements with respect to the debt financing consistent with the terms and conditions contained in the debt financing or, if available, on other terms that are acceptable to Guarantor in its sole discretion (subject to the restriction on amendments summarized below) and would not adversely affect the ability of Alipay to consummate the transactions contemplated by the merger agreement; and

•	satisfying on a timely basis all conditions applicable to Guarantor and its subsidiaries to obtaining the debt financing that are within Guarantor’s control.

Guarantor will not, without the prior written consent of MoneyGram, (i) terminate the debt commitment letter (unless the debt commitment letter is replaced in a manner consistent with the following clause (ii) in order to obtain binding commitments with respect to the term loan facility) or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the debt commitment letter if such amendment, modification, waiver, or replacement:

•	would add any new material conditions to the debt financing (or modify any existing condition in a manner adverse to Guarantor);

•	would reduce the aggregate amount of the debt financing;

•	could reasonably be expected to prevent, impede or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement; or

•	could reasonably be expected to adversely impact the ability of Guarantor to enforce its rights against the lenders or any other parties to the debt commitment letter or the definitive agreements with respect thereto.

Notwithstanding the forgoing, Guarantor may amend the debt commitment letter to add lenders, arrangers, bookrunners, syndication agents or similar entities who had not executed the debt commitment letter as of the date of the merger agreement and provide such lenders, arrangers, bookrunners, syndication agents or similar entities with consent rights with respect to existing conditions to the consummation of the debt financing.

In the event that any portion of the aggregate amount of the debt financing becomes unavailable (other than as a result of voluntary termination, which are governed by the two paragraphs immediately above) Guarantor will:

•	promptly notify MoneyGram of such unavailability and, to the knowledge of Guarantor, the reason therefor; and

•	use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient to enable the transactions contemplated by the merger agreement to be consummated) from the same or other sources.

In the event that all conditions to Alipay’s obligation to close the transactions contemplated by the merger agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction of such conditions) and all of the conditions set forth in the debt commitment letter are satisfied or waived, on the closing date of the merger (as determined in accordance with the merger agreement), Guarantor will cause the lenders to fund the debt financing, to the extent the proceeds thereof are required to consummate the merger and the other transactions contemplated by the merger agreement, and will enforce its rights under the debt commitment letter.

Guarantor will keep MoneyGram reasonably informed on a current and timely basis of the status of Guarantor’s efforts to obtain the debt financing.

THE VOTING AND SUPPORT AGREEMENTS

The following describes the material provisions of the voting and support agreements. A copy of the voting and support agreement with THL is attached hereto on Annex B and a copy of the “form of” other voting and support agreement is attached hereto as Annex C. The summary of the material provisions of the voting and support agreements below and elsewhere in this proxy statement are qualified in their entirety by reference to the voting and support agreements. This summary does not purport to be complete and may not contain all of the information about the voting and support agreements that is important to you. We encourage you to read carefully the voting and support agreements in their entirety.

THL Voting Agreement

Concurrently with the execution of the merger agreement, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (MoneyGram), LLC, THL Coinvestment Partners, L.P., THL Operating Partners, L.P., THL Managers VI, LLC, Putnam Investments Employees’ Securities Company III LLC and Great-West Investors, L.P., referred to collectively as “THL,” Alipay and MoneyGram entered into a voting and support agreement, referred to as the “THL voting agreement,” with respect to all shares of Common Stock that THL owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the date hereof, and any additional shares of Common Stock that THL may acquire beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof, referred to as the “covered shares.”

As of the date of merger agreement, THL was the beneficial or legal owners of record, and have either sole or shared voting power over, 23,737,858 shares of Common Stock, which was approximately 44.0% of the outstanding Common Stock as of the date of the merger agreement.

Agreement to Vote the Covered Shares

For purposes of the THL voting agreement, “expiration time” means the earliest to occur of (a) the effective time of the merger, (b) such date and time as the merger agreement shall be validly terminated pursuant to the termination provisions of the merger agreement or (c) the date of any amendment, modification, change or waiver of any provision of the merger agreement that reduces the amount or changes the form of the merger consideration (other than adjustments in accordance with the terms of the merger agreement).

Prior to the expiration time, at every meeting of MoneyGram’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of MoneyGram’s stockholders by written consent with respect to any of the following matters, THL shall vote (including via proxy) the covered shares (or cause the holder of record on any applicable record date to vote (including via proxy) the covered shares):

•	in favor of the approval and adoption of the merger agreement; and

•	against (a) any MoneyGram acquisition proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the merger agreement, the merger or the transactions contemplated by the merger agreement and (b) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the merger and the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, if our board of directors makes a change of recommendation (other than in connection with a MoneyGram acquisition proposal) in accordance with the terms of the merger agreement and if the aggregate number of shares of Common Stock subject to the THL voting agreement and the voting and support agreements between Alipay and other stockholders of MoneyGram, as described below, referred to as the “management voting agreements,” exceeds 35% of the total number of outstanding shares of Common Stock as of the record date for any meeting at which any matters set forth above are to be voted on, referred to as the “covered shares cap,” then the obligation of THL to vote the covered shares in accordance with the above obligations will be modified such that THL, together with the other stockholders of MoneyGram that are parties to the management voting agreements, will only be required to collectively vote an aggregate number of shares of Common Stock equal to the covered shares cap and the number of shares of Common Stock subject to the THL voting agreement (and the number of shares of Common Stock subject to the corresponding obligations in each management voting agreement) will be reduced, on a pro rata basis, to the extent required to limit the aggregate number of shares of Common Stock subject to such obligations to the covered shares cap. THL, in its discretion, will be entitled to vote all of its shares of Common Stock which are no longer subject to such obligations in any manner they choose.

Transfer Restrictions

Until the expiration time, THL will not transfer (as defined below) or cause or permit the transfer of any covered shares, other than with the prior written consent of Alipay (to be granted or withheld in Alipay’s sole discretion).

For purposes of the voting and support agreements, “transfer” means (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any covered shares or any interest in any covered shares; (b) the deposit of such covered shares into a voting trust, the entry into a voting agreement or arrangement with respect to such covered shares or the grant of any proxy or power of attorney with respect to such covered shares; (c) entry into any hedge, swap or other transaction or contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any covered shares, whether any such transaction is to be settled by delivery of covered shares, in cash or otherwise; or (d) any contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses above.

Waiver of Appraisal Rights

Solely with respect to the merger agreement and the transactions contemplated thereby, THL waives all appraisal rights under Section 262 of the DGCL with respect to all covered shares owned (beneficially or of record) by THL.

Litigation

THL will not, and will direct their respective representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of the THL voting agreement or (b) alleges that the execution and delivery of the THL voting agreement by THL breaches any fiduciary duty of our board of directors (or any member thereof) or any duty that THL has (or may be alleged to have) to MoneyGram or to the other holders of the Common Stock.

No Solicitation

Until the expiration time, THL will not, and will direct their respective representatives not to, directly or indirectly, take any of the actions described in the first four bullets set forth in the section entitled “Summary—The Merger Agreement—No Solicitation.” THL will, and will use reasonable best efforts to cause their respective representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the THL voting agreement with any persons other than Alipay with respect to any MoneyGram acquisition proposal. In addition, THL agrees to be subject to the obligations described in the third full paragraph in the section “Summary—The Merger Agreement—No Solicitation” as if each were “MoneyGram” thereunder (including with respect to the obligations to notify Alipay orally and in writing promptly (but in any event within two days) after receipt of any MoneyGram acquisition proposal (or any change to the financial or other material terms and conditions of any MoneyGram acquisition proposal) and to otherwise keep Alipay reasonably informed on a current basis of the status of any such MoneyGram acquisition proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto)).

However, solely to the extent MoneyGram is permitted, pursuant to the merger agreement, to have discussions or negotiations with a person making a MoneyGram acquisition proposal, THL and its respective representatives shall be permitted to participate in such discussions or negotiations with such person making such MoneyGram acquisition proposal, subject to compliance by THL with the immediately preceding sentence.

Fiduciary Duties

Nothing in the THL voting agreement restricts or affects any action or inaction of THL designees serving on our board of directors, acting in such person’s capacity as a director of MoneyGram, including complying, subject to the provisions of the merger agreement, with his or her fiduciary obligations as a director of MoneyGram. No action or inaction taken or failed to be taken in such capacity as a director shall be deemed to constitute a breach of the THL voting agreement. THL entered into the THL voting agreement solely in its capacity as the record holder or beneficial owner of the covered shares.

Termination

The THL voting agreement shall automatically terminate without further action by any of the parties and shall have no further force or effect as of the expiration time.

Management Voting Agreements

Concurrently with the execution of the merger agreement, Pamela H. Patsley, W. Alexander Holmes, F. Aaron Henry, Peter Ohser and Steven Piano, referred to as the “management stockholders,” each entered into voting and support agreements with Alipay and MoneyGram with respect to all the covered shares owned beneficially or of record by such management stockholder. As of the date of the merger agreement, the management stockholders were the beneficial or legal owners of record, and have either sole or shared voting power over, over 498,610 shares of Common Stock, which was approximately .92% of the outstanding Common Stock as of the date of the merger agreement.

Such management voting agreements have terms that are substantially similar to the terms of the THL voting agreement (including with respect to voting the covered shares, waiver of appraisal rights, not participating in certain claims or proceedings, fiduciary duties and termination provisions); however, the management voting agreements do not contain the provisions described in the “No Solicitation” section set forth above and the transfer restrictions contain exceptions to permit certain transfers (including to an immediate family members or for the purpose of estate-planning) subject to the transferee agreeing in writing to be bound by the terms of such management voting agreement and permit certain sales or net settlement of shares to cover certain tax withholding obligations. In addition, the management voting agreements do not restrict or affect any action or inaction of the management stockholder, acting in such person’s capacity as an officer of MoneyGram.

PROPOSAL #2: NON-BINDING PROPOSAL ON COMPENSATION RELATED TO THE MERGER

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote on an advisory, non-binding proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger.”

We are asking our stockholders to indicate their approval of the various “change of control” payments and other compensation which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger” and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of MoneyGram’s overall compensation program for our named executive officers, which has been disclosed to our stockholders as part of the “Compensation Discussion and Analysis” and related sections of our annual proxy statements.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of MoneyGram approve, on a nonbinding, advisory basis, the compensation that will or may become payable to MoneyGram’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this proxy statement entitled “The Merger—Interests of MoneyGram’s Executive Officers and Directors in the Merger.”

Approval of this proposal is not a condition to completion of the merger. Stockholders should note that this non-binding proposal regarding merger-related compensation is merely an advisory vote that will not be binding on MoneyGram or Alipay, their boards of directors or our compensation committee. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms or conditions applicable to such compensation, even if this proposal is not approved.

Approval of this proposal requires an affirmative vote of a majority of the shares of our Common Stock present in person or represented by proxy at the special meeting and entitled to vote, assuming a quorum is present. For this proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the approval of the non-binding proposal. The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on this proposal.

MARKET PRICE OF OUR COMMON STOCK

Our Common Stock is currently listed on the NASDAQ under the symbol “MGI.” This table shows, for the periods indicated the range of high and low sale prices for our Common Stock as quoted on the NASDAQ:

	Price per Share
	Low	High
Fiscal Year Ended December 31, 2014
First Quarter	$16.50	$20.58
Second Quarter	$12.45	$18.92
Third Quarter	$12.35	$15.34
Fourth Quarter	$7.57	$13.15
Fiscal Year ended December 31, 2015
First Quarter	$7.55	$9.58
Second Quarter	$7.74	$11.00
Third Quarter	$7.75	$10.66
Fourth Quarter	$6.21	$10.92
Fiscal Year ending December 31, 2016
First Quarter	$4.68	$7.09
Second Quarter	$5.64	$7.37
Third Quarter	$6.29	$8.33
Fourth Quarter	$5.83	$12.72
Fiscal Year ending December 31, 2017
First Quarter (through February 28, 2017)	$11.26	$13.18

On January 25, 2017, the last full trading day prior to the public announcement of the proposed merger, our Common Stock closed at $11.88. On February 28, 2017, the last practicable trading day prior to the date of this proxy statement, our Common Stock closed at $12.76. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

Under the terms of the merger agreement, MoneyGram is prohibited from paying dividends on its Common Stock or repurchasing shares of its Common Stock during the pendency of the merger. MoneyGram has not paid any dividends on Common Stock during the periods indicated in the table provided above. Following the consummation of the merger, there will be no further market for our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following table sets forth information as of February 27, 2017 (except where otherwise noted therein) concerning beneficial ownership of our Common Stock by each director, MoneyGram’s named executive officers and all of our directors and executive officers as a group. None of these individuals owns shares of MoneyGram’s Series D Preferred Stock. Except as otherwise indicated, a person has sole voting and investment power with respect to the Common Stock beneficially owned by that person.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock(2)
J. Coley Clark	39,288	*
Victor W. Dahir	34,288	*
Antonio O. Garza	28,178	*
Seth W. Lawry	23,737,858	44.0%
Pamela H. Patsley	1,546,869	2.9%
Michael P. Rafferty	6,500	*
Ganesh B. Rao(4)	23,737,858	44.0%
W. Bruce Turner	76,329	*
Peggy Vaughan	27,849	*
W. Alexander Holmes	294,754	*
Lawrence Angelilli	82,524	*
F. Aaron Henry	181,335	*
Steven Piano(3)	247,053	*
All directors and executive officers as a group (21 persons total)(4)(5)	26,981,338	50.1%

*	Less than 1%
(1)	Includes shares underlying options exercisable within 60 days of February 27, 2017, as follows: Ms. Patsley—1,067,198 shares; Mr. Holmes—136,111 shares; Mr. Angelilli—48,385; Mr. Henry—77,998 shares; and Mr. Piano—145,625 shares. All of such options have exercise prices greater than $13.25 except for a portion of the options held by Ms. Patsley.
(2)	Applicable ownership percentage is based on 53,896,327 shares of Common Stock outstanding as of February 27, 2017.
(3)	Mr. Piano’s employment with MoneyGram will end on March 31, 2017.
(4)	Mr. Lawry and Mr. Rao are board representatives of THL. The total shares listed as beneficially owned for each of them consist of the 23,737,858 shares of Common Stock held by funds affiliated with THL. Mr. Lawry and Mr. Rao each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnote (3) to the “Security Ownership of Certain Beneficial Owners” table below for more information regarding such shares of Common Stock.
(5)	Includes: 1,684,133 shares underlying options exercisable within 60 days of February 27, 2017 and approximately 1,939 shares held in the 401(k) plan or an IRA or trust, for which participants have shared voting power and sole investment power, as of February 27, 2017. All of such options have exercise prices greater than $13.25 except for a portion of the options held by Ms. Patsley.

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our Common Stock and Series D Preferred Stock by those persons known by us to be the beneficial owners of more than five percent (5%) of any class of our equity securities as of February 27, 2017. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock(1)	Shares of Series D Preferred Stock Beneficially Owned	Percent of Series D Preferred Stock	Percent Common Stock (including Series D Preferred Stock on an as- converted basis)(2)
Funds affiliated with Thomas H. Lee Partners, L.P.(3)	23,737,858	44.0%	—	—	37.8%
The Goldman Sachs Group, Inc.(4)	39,899	*	71,281.9038	100%	14.3%

*	Less than 1 percent
(1)	Applicable percentage ownership is based on 53,896,327 shares of Common Stock outstanding as of February 27, 2017 for all stockholders.
(2)	Applicable percentage ownership is based on 62,806,561 shares of Common Stock outstanding as of February 27, 2017 after giving effect to the conversion of the 71,281.9038 outstanding shares of D Stock into 8,910,234 shares of Common Stock.
(3)

Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on January 30, 2017. As of February 27, 2017, shares shown as beneficially owned by investment funds affiliated with Thomas H. Lee Partners, L.P. reflect an aggregate of the following record ownership: (i) 13,056,740 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 8,841,330 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 1,544,404 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.; (iv) 48,881 shares held by THL Equity Fund VI Investors (MoneyGram), LLC; (v) 45,950 shares held by THL Operating Partners, L.P.; (vi) 37,296 shares held by THL Coinvestment Partners, L.P.; (vii) 30,006 shares held by THL Managers VI, LLC (together with Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (MoneyGram), LLC, THL Operating Partners, L.P. and THL Coinvestment Partners, L.P., the “THL Funds”); (viii) 66,613 shares held by Putnam Investments Employees’ Securities Company III LLC (the “Putnam Fund”); and (ix) 66,638 shares held by Great-West Investors, L.P. (the “Great-West Fund”). THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and Thomas H. Lee Parallel (DT) Fund VI, L.P. and the manager of THL Equity Fund VI Investors (MoneyGram), LLC. Thomas H. Lee Partners, L.P. is the general partner of THL Operating Partners, L.P. and THL Coinvestment Partners, L.P. Thomas H. Lee Partners, L.P. is the managing member of THL Managers VI, LLC. The Putnam Fund and the Great-West Fund are co-investment entities of the THL Funds, and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”) consisting of Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon, and as such, each member of the THL Committee may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Seth W. Lawry, as an advisory partner of THL and a MoneyGram board representative of the THL Funds, and Ganesh B. Rao, as a managing director of THL and a Board Representative of the THL Funds, may also be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each member of the THL Committee, Mr. Lawry and Mr. Rao disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of the Putnam Fund.

Holdings disclaims any beneficial ownership of any shares held by the Putnam Fund. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Fund. In addition to the stock owned directly and of record by the Great-West Fund, the Great-West Fund may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 66,613 shares of our Common Stock. The Great-West Fund disclaims beneficial ownership of such shares. The address of each of the THL Funds, each member of the THL Committee and Mr. Rao is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The address of the Putnam Fund is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. The address of the Great-West Fund is 8515 East Orchard Road, Greenwood Village, Colorado 80111.
(4)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on April 4, 2014. Beneficial ownership of The Goldman Sachs Group, Inc. encompasses the following: The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co., GSCP VI Advisors, L.L.C. (“GSCP Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS Advisors”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.P. (“GS Mezzanine Onshore”), GS Mezzanine Partners V Institutional Fund, L.P. (“GS Mezzanine Institutional”), GS Mezzanine Partners V Offshore Fund, L.P. (“GS Mezzanine Offshore”), GSMP V Onshore US, Ltd. (“GSMP Onshore”), GSMP V Institutional US, Ltd. (“GSMP Institutional”), GSMP V Offshore US, Ltd. (“GSMP Offshore”), and Broad Street Principal Investments, L.L.C. (“Broad Street” and, together with the foregoing entities, the “Goldman Entities”).

GS Group is a Delaware corporation and bank holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking securities and investment management firm. Goldman, Sachs & Co., a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange and other national exchanges. Goldman, Sachs & Co. also serves as the manager for GSCP Advisors, GSCP Offshore Advisors, GS Advisors, GS Mezzanine Onshore GP, GS Mezzanine Institutional GP and GS Mezzanine Offshore GP and the investment manager for GS Capital, GS Offshore, GS Germany and GS Parallel. Goldman, Sachs & Co. and Broad Street, a Delaware limited liability company, are wholly owned, directly and indirectly, by GS Group. GSCP Advisors, a Delaware limited liability company, is the sole general partner of GS Capital. GSCP Offshore Advisors, a Delaware limited liability company, is the sole general partner of GS Offshore. GS Advisors, a Delaware limited liability company, is the sole general partner of GS Parallel and the managing limited partner of GS Germany. GS GmbH, a German company with limited liability, is the sole general partner of GS Germany. Each of GS Capital, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, GS Germany, a German limited partnership, and GS Parallel, a Delaware limited partnership, was formed for the purpose of investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component. GS Mezzanine Onshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Onshore. GS Mezzanine Institutional GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Institutional. GS Mezzanine Offshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Offshore. GS Mezzanine Onshore, a Delaware limited partnership, is the sole shareholder of GSMP Onshore. GS Mezzanine Institutional, a Delaware limited partnership, is the sole shareholder of GSMP Institutional. GS Mezzanine Offshore, a Delaware limited partnership, is the sole shareholder of GSMP Offshore. Each of GSMP Onshore, GSMP Institutional, and GSMP Offshore, an exempted company incorporated in the Cayman Islands with limited liability, was formed for the purpose of investing in fixed income securities, equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments.

As of February 27, 2017, GS Group has shared voting and dispositive power over 8,950,133 shares of our Common Stock upon conversion of our D Stock; Goldman, Sachs & Co. has shared voting and dispositive power over 8,940,221 shares of our Common Stock upon conversion of our D Stock; GSCP Advisors has shared voting and dispositive power over 3,235,793 shares of our Common Stock issuable upon conversion of our D Stock; GSCP Offshore Advisors has shared voting and dispositive power over 2,691,419 shares of our Common Stock issuable upon conversion of our D Stock; GS Advisors has shared voting and dispositive power over 1,004,787 shares of our Common Stock issuable upon conversion of our D Stock; GS GmbH has shared voting and dispositive power over 115,000 shares of our Common Stock issuable upon conversion of our D Stock; GS Capital has shared voting and dispositive power over 3,235,793 shares of our Common Stock issuable upon conversion of our D Stock; GS Offshore has shared voting and dispositive power over 2,691,419 shares of our Common Stock issuable upon conversion of our D Stock; GS Germany has shared voting and dispositive power over 115,000 shares of our Common Stock issuable upon conversion of our D Stock; GS Parallel has shared voting and dispositive power over 889,787 shares of our Common Stock issuable upon conversion of our D Stock; GS Mezzanine Offshore GP has shared voting power and dispositive power over 641,156 shares of our Common Stock issuable upon conversion of our D Stock; GS Mezzanine Institutional GP has shared voting and dispositive power over 44,710 shares of our Common Stock issuable upon conversion of our D Stock; GS Mezzanine Onshore GP has shared voting and dispositive power over 423,740 shares of our Common Stock issuable upon conversion of our D Stock; GS Mezzanine Offshore has shared voting and dispositive power over 641,156 shares of our Common Stock issuable upon conversion of our D Stock; GS Mezzanine Institutional has shared voting and dispositive power over 44,710 shares of our Common Stock issuable upon conversion of our D Stock; GS Mezzanine Onshore has shared voting and dispositive power over 423,740 shares of our Common Stock issuable upon conversion of our D Stock; GSMP Offshore has shared voting and dispositive power over 641,156 shares of our Common Stock issuable upon conversion of our D Stock; GSMP Institutional has shared voting and dispositive power over 44,710 shares of our Common Stock issuable upon conversion of our D Stock; GSMP Onshore has shared voting and dispositive power over 423,740 shares of our Common Stock issuable upon conversion of our D Stock; and Broad Street has shared voting and dispositive power over 623,394 shares of our Common Stock issuable upon conversion of our D Stock.

The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities. Additionally, Goldman, Sachs & Co. or another broker dealer subsidiary of GS Group may, from time to time, hold shares of Common Stock acquired in ordinary course trading activities. The address of the Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

STOCKHOLDER PROPOSALS

The deadline for a stockholder proposal, including a director nomination, to have been considered for inclusion in our proxy statement for the 2017 annual meeting of stockholders has passed, unless the date for the 2017 annual meeting of the stockholders is changed, as described below, from the date of the 2016 annual meeting of the stockholders (held on May 11, 2016). If the date of the 2017 annual meeting of stockholders is changed by more than 30 days from the date of the last annual meeting, a proposal made in accordance with Rule 14a-8 under the Exchange Act must be received no later than a reasonable time before MoneyGram beings to print and send its annual proxy materials. In addition, all such proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored annual proxy materials and must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

In order for a stockholder proposal that is made in accordance with our bylaws (and not pursuant to Rule 14a-8 under the Exchange Act) and is not included in our proxy statement to be properly brought before the 2017 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of our 2016 annual meeting of stockholders, unless the date of the 2017 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of our 2016 annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to the SEC’s Rule 14a-8) must have been received no earlier than January 11, 2017, and must have been received no later than February 10, 2017, unless the date of the 2017 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of our 2016 annual meeting, in which case, any such notice must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by us. We have not yet fixed a date for our 2017 annual meeting.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

Alipay has supplied all information contained in this proxy statement relating to Alipay, Guarantor and Merger Sub set forth in “Summary—The Parties to the Merger”; “Summary—The Merger—Financing of the Merger”; “The Parties to the Merger”; and “The Merger—Financing of the Merger. We have supplied all such information relating to us and the merger.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                 , 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

The SEC allows us to incorporate by reference into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this proxy statement.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 2, 2016;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016, and September 30, 2016 filed May 3, 2016, August 1, 2016, and October 31, 2016 respectively; and

•	Current Reports on Form 8-K filed December 15, 2016, January 26, 2017, and February 15, 2017.

You can obtain any of these documents from the SEC through the SEC’s website at the address described above, or MoneyGram will provide you with copies of these documents (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates), without charge, upon written or oral request to:

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas 75201

Attention: Corporate Secretary

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household unless we have received contrary instructions from one or more stockholders. We will promptly deliver a separate copy of this proxy statement to you if you contact us at the following address: MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, telephone: (214) 999-7552. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

If you have any questions about this proxy statement, the special meeting or the acquisition by Alipay after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact our proxy solicitor at:

Banks and Brokers Call Collect:

All Others Call Toll Free: (214) 979-1400 Email: ir@moneygram.com

This proxy statement contains references to the availability of certain information from our website, corporate.moneygram.com. By making such references, we do not incorporate into this document the information included on our website.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ALIPAY (UK) LIMITED,

MATRIX ACQUISITION CORP.,

ALIPAY (HONG KONG) HOLDING LIMITED, solely for purposes of Section 8.16,

AND

MONEYGRAM INTERNATIONAL, INC.

DATED AS OF JANUARY 26, 2017

- A-i -

- A-ii -

Page
8.15.	Non-Recourse	A-54
8.16.	Guaranty	A-55

Annex A	Surviving Corporation Certificate of Incorporation

Annex B	Surviving Corporation Bylaws

- A-iii -

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	8.6
affiliate	8.6
Agent	8.6, 8.6
Agreement	Preamble
Alternative Acquisition Agreement	5.4(a)
Anti-Money Laundering Laws	3.9(d)
Approval	8.6
Book Entry Shares	2.6(c)
Bribery Legislation	3.9(f)
Burdensome Condition	5.5(c)
Business Day	8.6
Cancelled Shares	2.1(b)
Capital Expenditure Budget	5.1(a)(xi)
Certificate of Merger	1.3
Certificates	2.6(b)
CFIUS	5.5(a)
CFIUS Approval	8.6
CFIUS Notice	5.5(a)
Change of Recommendation	5.4(a)
Change of Recommendation Notice	5.4(f)
Claims	8.6
Closing	1.2
Closing Date	1.2
Code	3.11(d)
Common Stock	2.1
Company	Preamble
Company Acquisition Proposal	8.6
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Employees	3.12(a)
Company Option	2.4(a)
Company Recommendation	3.3(b)
Company Related Party	8.6
Company Reports	3.5(a)
Company RSU	2.4(b)
Company Stock Plan	2.4(a)
Company Stockholder Approval	3.19
Company Stockholders Meeting	5.3(b)
Company Superior Proposal	8.6
Confidentiality Agreement	5.2(b)
Continuing Employees	5.6(a)
Contract	8.6
control	8.6
Converted Award	2.4(b)
Converted Shares	2.1(a)
Credit Agreement	8.6
D&O Insurance	5.7(c)
Debt Commitment Letter	4.9(a)
Debt Financing	4.9(a)
Defense Production Act	5.5(a)
Deferred Prosecution Agreement	3.8(b)

DGCL	1.1
Dissenting Shares	2.5(a)
Effective Time	1.3
End Date	7.1(c)
Environmental Laws	3.15
ERISA	3.12(a)
ERISA Affiliate	3.12(c)
Exchange Act	3.5(a)
Expense and Interest Payments	7.2(e)
Fairness Opinion	3.21
Fee Letter	4.9(a)
Foreign Benefit Plan	3.12(g)
Governmental Entity	8.6
Guarantor	Preamble
Guaranty	8.16(a)
HSR Act	3.4(a)
Indemnified Parties	5.7(a)
Insurance Amount	5.7(c)
Intellectual Property	8.6
IT Assets	3.14(h)(i)
knowledge	8.6
Law	3.4(b)
Leases	3.16(b)
Legal Requirement	8.6
Lender Related Party	8.6
Lenders	8.6
Liens	8.6
Material Adverse Effect	8.6
Material Contract	3.10(a)
Materials of Environmental Concern	8.6
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Money Transfer Change of Control Filings	5.5(a)
Money Transmitter License	8.6
Money Transmitter Requirements	8.6
Notice Period	5.4(d)(iii)
OFAC	8.6
Option Consideration	2.4(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Material Adverse Effect	8.6
Parent Plans	5.6(b)
Parent Related Party	8.6
Parent Termination Fee	7.2(c)
Paying Agent	2.6(a)
PBGC	3.12(e)
Permitted Lien	8.6
person	8.6
Personal Data	3.14(h)(ii)
Plan	3.12(a)

- A-iv -

PRC	8.6
Preferred Stock Consent	Recitals
Privacy Laws	3.14(h)(iii)
Privacy Policy	3.14(h)(iv)
Proxy Statement	3.4(a)
Registered IP	3.14(a)
Representatives	5.2(a)
Required Information	8.6
Required Money Transfer Permits	6.2(c)
Sarbanes-Oxley Act	3.5(a)
SEC	8.6
Securities Act	3.5(a)
Series D Preferred Stock	2.2

Severance Plan	5.6(a)
Shares	2.1
Subsidiary	8.6
Superior Proposal Notice	5.4(d)(ii)
Surviving Company	1.1
Tax	3.11(l)(i)
Tax Return	3.11(l)(ii)
Taxes	3.11(l)(i)
Termination Fee	7.2(b)(ii)
Transaction Documents	8.6
U.S. GAAP	8.6
Voting and Support Agreements	Recitals
WARN Act	3.13(c)

- A-v -

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 26, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between Alipay (UK) Limited, a United Kingdom limited company (“Parent”), Matrix Acquisition Corp., a Delaware corporation and a Subsidiary of Parent (“Merger Sub”), Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (“Guarantor”), solely for purposes of Section 8.16 (and the sections referenced therein) and MoneyGram International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) by resolutions duly adopted by the vote of the board of directors at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger be submitted to the stockholders of the Company for approval at the Company Stockholders Meeting and (iv) recommended that the Company’s stockholders approve the Merger;

WHEREAS, the respective boards of directors of Parent and Merger Sub have (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders;

WHEREAS, Parent, Merger Sub and certain stockholders of the Company have entered into Voting and Support Agreements, dated as of the date hereof (the “Voting and Support Agreements”), providing that, among other things, subject to the terms and conditions set forth therein, such stockholders will support the Merger and the other transactions contemplated hereby, including by voting to adopt this Agreement; and

WHEREAS, the holders of all of the outstanding shares of Series D Preferred Stock have delivered to Parent a copy of an irrevocable written consent evidencing approval by such holders of the effect of the consummation of the Merger on the Series D Preferred Stock as set forth in Article II of this Agreement (the “Preferred Stock Consent”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has provided to the Company an irrevocable payment guarantee (the “Payment Guarantee”) issued by Citibank, N.A., Hong Kong Branch (the “Issuing Bank”) in the face amount of $45,000,000, for the benefit of the Company, which may be drawn by the Company in accordance with the terms thereof in the event the Parent Termination Fee or the Parent Regulatory Termination Fee is not paid by Parent when due in accordance with the terms of this Agreement (and, if applicable, any Expense and Interest Payments); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the Laws of the State of Delaware as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”).

1.2. Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place, unless another time, date or place is agreed to in writing by the parties, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 at 10:00 a.m. (New York City time), no later than the third (3rd) Business Day (or, if earlier, the Business Day immediately prior to the End Date) after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI; provided, that if the Required Information has not been provided by the Company at the time of the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier of (a) a date specified by Parent in writing on no fewer than three (3) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing and, if the Debt Financing is not completed for any reason at such time, such notice shall automatically be deemed withdrawn) and (b) the fifth (5th) Business Day following the date the Required Information is provided by the Company, provided that in each case of (a) and (b) the Closing is subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI.. The date on which the Closing occurs is the “Closing Date.”

1.3. Effective Time. On the Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by executing, delivering and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable Delaware Law and shall make such other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time on the Closing Date as may be agreed by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the foregoing and subject to the foregoing, at the Effective Time, all of the property, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company and all of the debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.

1.5. Certificate of Incorporation. The certificate of incorporation of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in its entirety as set forth in Annex A, and as so amended and restated shall be the certificate of incorporation of the Surviving Company following the Merger until thereafter amended in accordance with the provisions thereof and of applicable Law.

1.6. Bylaws. The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall by virtue of the Merger be amended and restated as of the Effective Time so as to read in their entirety as set forth in

Annex B, and as so amended and restated shall be the bylaws of the Surviving Company until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of the Surviving Company and of applicable Law.

1.7. Board of Directors. The directors of Merger Sub immediately prior to the Effective Time, with such additional individuals that Parent may designate prior to the Effective Time to serve as directors of the Surviving Company pursuant to Section 5.14, shall be the directors of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

1.8. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as amended as of the Effective Time, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II

CONSIDERATION

2.1. Effect on Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”):

(a) any Shares then held by any wholly owned Subsidiary of the Company shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation (the “Converted Shares”);

(b) any Shares then held by the Company, Parent, Merger Sub or any entity of which Merger Sub is a direct or indirect wholly owned Subsidiary shall be cancelled and retired and no cash or other consideration shall be delivered in exchange therefor (the “Cancelled Shares”); and

(c) each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares, Converted Shares or Cancelled Shares) shall be cancelled and converted into the right to receive $13.25 in cash, without interest (the “Merger Consideration”).

2.2. Effect on Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Series D Preferred Stock, par value $0.01 per share, of the Company (the “Series D Preferred Stock”), each share of Series D Preferred Stock shall be cancelled and each holder of shares of Series D Preferred Stock shall be entitled to receive an amount in cash equal to the aggregate Merger Consideration such holder would have received had such holder, immediately prior to the Effective Time, converted all of its shares of Series D Preferred Stock into shares of Common Stock (without regard to any limitations contained in the certificate of designation with respect to such Series D Preferred Stock).

2.3. Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Company.

2.4. Treatment of Company Options and Company RSUs.

(a) At the Effective Time, each outstanding option to purchase shares of Common Stock (a “Company Option”) granted pursuant to the Company’s 2005 Omnibus Incentive Plan (as amended, restated, modified or supplemented from time to time, the “Company Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, unless otherwise agreed to in writing by Parent and the holder of such

Company Option, shall automatically be terminated at the Effective Time and converted into the right of the holder thereof to receive, in full satisfaction of the Company’s obligations with respect to any such Company Option, as of the Effective Time, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option and (y) the number (determined without reference to vesting requirements or other limitations on exercisability) of shares of Common Stock issuable upon exercise of such Company Option (the “Option Consideration”). Any Company Option that is outstanding immediately prior to the Effective Time and has an exercise price that is equal to or greater than the Merger Consideration shall expire upon the Effective Time without being converted into the right to receive any consideration in respect thereof.

(b) At the Effective Time, each restricted stock unit representing the right to receive one share of Common Stock, whether subject to performance-based vesting requirements or time-based vesting requirements (each, a “Company RSU”) outstanding immediately prior to the Effective Time, shall, unless otherwise agreed to in writing by Parent and the holder of such Company RSU, automatically be converted into a cash-settled long-term incentive award (a “Converted Award”), representing a right to receive an amount of cash, without interest, equal to the per share Merger Consideration, on the same vesting terms and conditions applicable to such Company RSU immediately before the Effective Time. On the date, and to the extent, that the Converted Award becomes vested, such vested Converted Award shall be paid, subject to any applicable withholding taxes, as soon as practicable thereafter (but in any event not later than the second regular payroll date thereafter). The Company shall take all actions necessary to provide for the foregoing actions.

2.5. Dissenting Shares.

(a) Notwithstanding anything to the contrary contained herein, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and as to which the holders thereof have not voted in favor of the adoption of this Agreement and have properly demanded appraisal in accordance with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, and such holders shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration as provided in Section 2.1, without interest and after giving effect to any required Tax withholdings as provided herein, and such holder thereof shall cease to have any other rights with respect thereto. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(b) The Company shall give Parent (i) prompt notice of any written notices received by the Company with respect to any intent to demand, or written demands for, appraisal with respect to any shares of Common Stock, attempts to withdraw such notices or demands and any other instruments or notices served pursuant to Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights and (ii) the right to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL or other applicable Law relating to stockholders’ appraisal rights. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, make any payment or other commitment with respect to any such demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.6. Paying Agent.

(a) Prior to the Effective Time, Parent shall enter into an agreement in form and substance reasonably acceptable to the Company with the Company’s transfer agent or a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent or one of its Subsidiaries shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares (other than Dissenting Shares, Converted Shares or Cancelled Shares) and the Series D Preferred Stock cash in U.S. dollars sufficient to pay the aggregate Merger Consideration with respect to all Shares (other than Dissenting Shares, Converted Shares or Cancelled Shares) and Series D Preferred Stock outstanding immediately prior to the Effective Time. With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to dissent under the DGCL. The funds held by the Paying Agent shall be invested by the Paying Agent as directed by Parent; provided, however, to the extent such funds are not sufficient to make the payments provided in this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.

(b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than Dissenting Shares, Converted Shares or Cancelled Shares) or Series D Preferred Stock that immediately prior to the Effective Time were evidenced by certificates (the “Certificates”): (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate (or affidavits of loss in lieu thereof in accordance with Section 2.6(g)) for exchange and cancellation to the Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the Shares or Series D Preferred Stock formerly represented by such Certificate and such Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(c) Any holder of record of Shares (other than Dissenting Shares, Converted Shares or Cancelled Shares) or Series D Preferred Stock that immediately prior to the Effective Time were not evidenced by certificates (the “Book Entry Shares”) shall not be required to deliver a Certificate or, unless reasonably requested by the Paying Agent, an executed letter of transmittal to the Paying Agent in order to receive the aggregate Merger Consideration with respect to such Book Entry Shares, and as soon as reasonably practicable after the Effective Time, the Paying Agent shall pay and deliver to each holder of Book Entry Shares the aggregate Merger Consideration in respect of such Book Entry Shares, and such Book Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Book Entry Shares on the Merger Consideration payable in respect of such Book Entry Shares.

(d) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Certificate surrendered in exchange therefor or the registered holder of Book Entry Shares, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or such Book Entry Shares shall be properly transferred, and that the person requesting such payment shall pay to the Paying Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares and of the Series D Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be (subject to compliance with the other provisions of this Article II) cancelled and exchanged for the Merger Consideration as provided in this Article II. From and after the Effective Time, the holders of Shares and the holder of shares of Series D Preferred Stock, in each case outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such Shares and Series D Preferred Stock except as otherwise provided for herein or by applicable Law.

(f) Any portion of the funds deposited with the Paying Agent pursuant to Section 2.6(a) (including any interest or other proceeds of any investment thereon) that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid, at the request of Parent, to Parent or as directed by Parent. Any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of each share of Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.7. Withholding. Parent or any of its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment otherwise payable pursuant to the Merger such amounts as are required to be deducted and withheld with respect to such payment under all applicable Tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment in respect of which such deduction and withholding was made.

2.8. Certain Adjustments. Without limiting the obligations of the Company under this Agreement (including Section 5.1), if between the date of this Agreement and the Effective Time, the number of Shares or the number of shares of Common Stock issuable upon conversion, exchange or exercise of any issued and outstanding securities of the Company (including the Series D Preferred Stock) are changed into a different number or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, or other similar transaction, then the Merger Consideration and any other dependent items, as applicable, shall be appropriately and proportionately adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company Reports filed with, or furnished to, the SEC since January 1, 2015 and prior to the date hereof (other than such disclosures in such Company Reports contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or that are otherwise cautionary, predictive or forward-looking in nature) (it being acknowledged that this clause (i) shall not apply to any of Sections 3.2, 3.3, 3.21 and 3.22) or (ii) set forth on the disclosure schedule delivered by the Company to Parent and Merger Sub contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1. Corporate Organization.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware. The Company is in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation and bylaws of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

(b) Each Subsidiary of the Company (i) is duly organized and validly existing as a corporation, partnership or other entity and is in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified or licensed to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified or licensed and (iii) has all requisite corporate or other power and authority to own or lease its properties, rights and assets and to carry on its business as now conducted, except where the failure to be so organized, existing, licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The certificate of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 162,500,000 shares of Common Stock and 7,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this Agreement, there were (i) 58,823,567 shares of Common Stock outstanding (and 6,056,193 shares of Common Stock held in treasury), (ii) 71,282 shares of Series D Preferred Stock outstanding, (iii) Company Options to purchase an aggregate of 2,486,185 shares of Common Stock (with a weighted average exercise price per Share of  $18.0215), (iv) 3,023,751 shares of Common Stock underlying time-based Company RSUs, (v) 1,593,065 shares of Common Stock underlying performance-based Company RSUs (assuming achievement of the target level of performance at the end of the applicable performance period) and (vi) 5,570 Common Stock appreciation rights. All of the issued and outstanding shares of capital stock of the Company are, and all shares that may be issued between the date hereof and the Closing Date will be, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of Common Stock.

(b) Except as set forth in Section 3.2(a) and Section 3.2(b) of the Company Disclosure Schedule and except for any Common Stock issuable upon conversion of the Series D Preferred Stock in accordance with the terms thereof and upon the vesting of any Company RSUs outstanding on the date hereof, (i) the Company does not have any other shares of Common Stock, preferred stock or capital stock outstanding, (ii) neither the Company nor any of its Subsidiaries has issued, granted or is bound by any outstanding subscriptions, options, warrants, calls, convertible securities, preemptive rights, redemption rights, stock appreciation rights, stock-based performance units or other similar rights or Contracts that require the Company or any of its Subsidiaries to purchase or issue any shares of the capital stock of the Company or of any of its Subsidiaries or other equity securities of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of the capital stock of the Company or any of its Subsidiaries (including any rights plan or agreement) or equity-based awards and (iii) there are no Contracts to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (B) issue, grant, extend or enter into any such subscription, option, warrant, call, convertible securities, stock-based performance units or other similar right, agreement, arrangement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are no Contracts to which the Company or any of its Subsidiaries is a party that restricts the transfer of, that relates to the voting of, or that provides registration rights in respect of, the capital stock or other equity interest of the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Schedule contains a list setting forth, as of the date of this Agreement, all outstanding Company Options and Company RSUs and all other equity or equity-based awards relating to Common Stock, the names of the optionees or grantees thereof, identification of any such optionees or grantees that are not current or former employees, directors or officers of the Company or its Subsidiaries, the date each such Company Option or other award was granted, the number of shares of Common Stock subject to each such Company Option or underlying each such other award, the expiration date of each such Company Option or other award, any vesting schedule with respect to a Company Option which is not yet fully vested and the date on which each other award is scheduled to be settled or become free of restrictions, the price at which each such Company Option may be exercised, and, solely with respect to the Company Options, the fair market value of one share of Common Stock on the date of grant of each of the foregoing.

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth a complete list of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the ownership interest (and percentage interest) of the Company or its Subsidiaries, in such Subsidiary. Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of the Company, free and clear of any Liens, other than transfer and other restrictions under applicable securities Laws, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete list of all joint ventures, partnerships, limited liability companies or other companies, entities or persons, other than the Subsidiaries of the Company, in which the Company or any of its Subsidiaries owns, directly or indirectly, any shares of capital stock or equity interests, together with the Company’s or its Subsidiary’s ownership interest (and percentage interest) in each such person.

(g) As of the date of this Agreement (i) there is no outstanding indebtedness for borrowed money (or guarantees thereof) of the Company or its Subsidiaries (excluding intercompany indebtedness among the Company and/or wholly-owned Subsidiaries) other than indebtedness reflected on the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2016 (or the notes thereto) set forth in the Company’s Form 10-Q filed October 31, 2016 and as set forth on Section 3.2(g) of the Company Disclosure Schedule and

(ii) neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The Company does not have outstanding any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

3.3. Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company and no other corporate or stockholder proceedings (subject, in the case of the consummation of the Merger, to the Company Stockholder Approval), on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Merger Sub and Guarantor) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b) The Company Board, by resolutions duly adopted by the vote of the board of directors at a meeting duly called and held, which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way, has (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted, declared advisable and authorized in all respects this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the Merger be submitted to the stockholders of the Company for approval at the Company Stockholders Meeting and (iv) recommended that the Company’s stockholders approve the Merger (the “Company Recommendation”).

3.4. Consents and Approvals.

(a) No consents, authorizations or approvals of, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for: (i) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the foreign competition Laws as set forth in Section 3.4(a)(iii) of the Company Disclosure Schedules and the expiration or termination of any applicable waiting periods (or approval) thereunder, (iv) the consents, authorizations, approvals, filings or registrations required under any Money Transmitter Requirements applicable to the Money Transmitter Licenses set forth on Section 3.4(a)(iv) of the Company Disclosure Schedule, (v) CFIUS Approval, (vi) the other consents and approvals as set forth on Section 3.4(a)(vi) of the Company Disclosure Schedule and (vii) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, will (i) violate any provision of the certificate of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the filings, consents, approvals and waiting periods referred to in Section 3.4(a) are duly made, obtained or satisfied,

(A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, award, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties, rights or assets, or (B) violate, conflict with, require a payment under, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults or other events which would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 3.4(c) of the Company Disclosure Schedule sets forth (i) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter Licenses, (ii) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Money Transmitter Licenses and (iii) each jurisdiction in which the Company or any of its Subsidiaries operates without a Money Transmitter License and pursuant to a contract or other arrangement with a third party agent (an “Alternative Arrangement Contract”). The Company has made available to Parent the current form of the Company’s Alternative Arrangement Contract which is entered into with Authorized Delegates in the jurisdictions described in clause (iii) above in substantially such form with such modifications made from time to time to reflect local Laws and practices and the individual terms agreed with such Authorized Delegates.

3.5. SEC Documents; Other Reports; Internal Controls.

(a) Since January 1, 2014, the Company has timely filed or furnished all reports, forms, schedules, exhibits, certifications, registration statements and other documents required to be filed or furnished by it with the SEC (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively the “Company Reports”). As of their respective dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Company Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations thereunder applicable to such Company Reports, and none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2014, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has made available to Parent true and complete copies of all comment letters and any other material correspondence between the SEC, on the one hand, and the Company or any Company Subsidiaries, on the other hand, since January 1, 2014 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company Report and, to the knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The Company has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and

15d-15(f) of the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company. Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in accounting practices in violation of applicable Law.

(c) Each of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement.

3.6. Financial Statements; Undisclosed Liabilities.

(a) The financial statements of the Company (including any related notes and schedules thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements, the Securities Act and the Exchange Act, and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein and, in the case of the unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements are subject to normal year-end and audit adjustments), and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(b) Except for (i) those liabilities that are reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016, as filed with the SEC, (ii) liabilities incurred since September 30, 2016 in the ordinary course of business consistent with past practice, (iii) liabilities incurred pursuant to or as expressly permitted by this Agreement or (iv) liabilities that would not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligations of any nature whatsoever (whether absolute, accrued or contingent or otherwise, whether due or to become due) and whether or not required by U.S. GAAP to be disclosed, reflected or reserved for in a consolidated balance sheet or the notes thereto.

3.7. Absence of Certain Changes or Events. Since December 31, 2015 (a) no event, change, effect or occurrence has occurred or fact or circumstance has arisen which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) none of the Company or any of its Subsidiaries has taken any action that would have been prohibited by clauses (v), (vi), (viii), (ix), (xiii), (xiv), (xv) and (xviii) of Section 5.1(a)(B) if taken after the date of this Agreement and (c) the Company and each of its Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice.

3.8. Legal Proceedings.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, , there are no Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Claims that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no injunction, writ, order, award, judgment, settlement or decree imposed upon or entered into by the Company, any of its Subsidiaries or the properties, rights or assets of the Company or any of its Subsidiaries that materially restricts the business or operations of the Company or any of its Subsidiaries, taken as a whole, or that imposes material obligations on the Company or any of its Subsidiaries, taken as a whole.

(b) Except as otherwise set forth in Section 3.8(b) of the Company Disclosure Schedule, since January 1, 2014, (i) there have been no material subpoenas, written demands, written inquiries or written information requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to (A) any material matter related to any such subpoena, written demand, inquiry or information request or (B) any other possible legal action.

(c) Since November 9, 2012, the Company and its Subsidiaries has undertaken, and will continue to undertake, the enhanced compliance obligations described in Attachment C to the Deferred Prosecution Agreement, by and among the Company, the U.S. Attorney’s Office for the Middle District of Pennsylvania and the U.S. Department of Justice (the “Deferred Prosecution Agreement”) and neither the Company nor its Subsidiaries is in breach or violation of, and has not received any notice regarding a breach of the Deferred Prosecution Agreement by the Company, its Subsidiaries or any of their respective Representatives. The Company has made available to Parent true, correct and complete copies of the Deferred Prosecution Agreement, each report prepared by the Company’s monitor appointed under the Deferred Prosecution Agreement (and written responses, if any, by the Company to such reports) and all material written communications from and to the U.S. Department of Justice in connection with the Deferred Prosecution Agreement.

3.9. Compliance With Applicable Law.

(a) The Company and each of its Subsidiaries (i) are, and since January 1, 2014 have been, in compliance with and are not in default under or in violation of any applicable Legal Requirement and (ii) since January 1, 2014, have not received any written notice from any Governmental Entity alleging, or to the knowledge of the Company, has any Governmental Entity otherwise threatened, that the Company or any of its Subsidiaries is in violation of any applicable Legal Requirement, except in the case of clauses (i) and (ii), for such non-compliance, default or violation as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold, and since January 1, 2014 have held, and are (and have been) in material compliance with, all material Approvals (which material Approvals include all Money Transmitter Licenses) which are required for the conduct of their respective businesses and ownership of their respective properties, rights and assets. All such Approvals are valid and in full force and effect, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received notice or other communication from any Governmental Entity regarding (and to the knowledge of the Company there is not): (i) any actual or possible material violation of or failure to comply with any material term or requirement of any Money Transmitter Licenses or any other material Approval; (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Money Transmitter Licenses or any other material Approval; or (iii) any denial of, or failure to obtain or receive, any Money Transmitter Licenses or any other material Approval, in each case related to the Company or any of its Subsidiaries in any jurisdiction that is material to the business of the Company and its Subsidiaries, taken as a whole. Since January 1, 2014, neither the Company nor any of its Subsidiaries has been denied a Money Transmitter License by any Governmental Entity nor has any Money Transmitter License been revoked, suspended or materially limited.

(c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries, since January 1, 2014, no Governmental Entity has to the knowledge of the Company, initiated or threatened any proceeding with respect to, or is contemplating or undertaking an investigation into, the business or operations of the Company or any of its Subsidiaries. Except as set forth in Section 3.9(c) of the Company

Disclosure Schedule, there is no unresolved material violation with respect to any report, form, schedule, registration, statement or other document filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries. The Company has made available to Parent complete and correct copies of all (i) material investigation, examination, audit or inspection reports provided to the Company or any of its Subsidiaries by any Governmental Entity in respect of the Company or any of its Subsidiaries, (ii) material written responses to any such reports made by the Company or any of its Subsidiaries and (iii) other material correspondence relating to any investigation, examination, audit or inspection of the Company or any of its Subsidiaries, in the case of each of clauses (i), (ii) and (iii), since January 1, 2015 and except for such reports, responses and correspondence which the Company is required to keep confidential under applicable Law.

(d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is, and has at all times since January 1, 2015 been, in compliance in all material respects with the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and all other applicable Legal Requirements related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing in the jurisdictions in which they are organized and conduct business, including any Legal Requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering (collectively, the “Anti-Money Laundering Laws”). Each of the Company and its Subsidiaries has adopted, implemented and maintains policies and procedures reasonably designed to ensure its compliance with Anti-Money Laundering Laws.

(e) None of the Company or any of its Subsidiaries currently (or, to the knowledge of the Company, at any time during the five years prior to the date of this Agreement), (i) is a person, or is located in a country or territory (except in connection with business operations authorized by the regulations administered by OFAC), that is subject to sanctions administered by the United States, the United Nations Security Council, the European Union, or the United Kingdom (each a “Sanctions Authority”), (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person or entity designated on any economic or financial sanctions list maintained by any Sanctions Authority, including OFAC’s List of Specially Designated Nationals and Blocked Persons (“SDN”), Sectoral Sanctions Identification (“SSI”) List, or Foreign Sanctions Evader (“FSE”) List, or any other similar list maintained by any other applicable Sanctions Authority (except pursuant to and as authorized by the regulations administered by OFAC), (iii) deals in, or otherwise engages in any transaction involving property or interests in property blocked pursuant to any applicable sanctions administered by any Sanctions Authority (except pursuant to and as authorized by the regulations administered by OFAC) or (iv) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 3.9(e).

(f) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries, including in connection with the business of any correspondent or agent, has currently (or, to the knowledge of the Company, at any time during the five years prior to the date of this Agreement), directly or indirectly made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or for the benefit of any government official, candidate for public office, political party, political campaign or other person, private or public, regardless of form, whether in money, property, or services: (i) for the purpose of (A) influencing any act or decision of such government official, candidate, party, campaign or other person, (B) inducing such government official, candidate, party, campaign or other person to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage; or (ii) in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2012, any applicable Legal Requirements implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business (collectively, the “Bribery Legislation”). None of the Company or any of its Subsidiaries is, or has at any time during the five years prior to the date of this Agreement, subject to any Claims, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries in any way relating to applicable Bribery Legislation. The Company and its Subsidiaries have adopted procedures reasonably designed to prevent their directors, officers, employees, agents, representatives and affiliates from unlawfully offering, promising or giving anything of value to another person to obtain or retain business or an advantage in the conduct of their business.

3.10. Material Contracts.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, as of the date of this Agreement, a party to or is bound by any Contract:

(i) with a bank or other provider of transaction processing or settlement services for the funding of transfers initiated through services provided by the Company or its Subsidiaries that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(ii) with the top twenty (20) Authorized Delegates by revenue and by transaction volume for the year ended December 31, 2016;

(iii) that relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership (other than with or among wholly owned Subsidiaries of the Company);

(iv) that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other contract providing for or securing indebtedness or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of  $2,000,000, (B) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens (except for leases and contracts relating to indebtedness) on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, (C) provides for or relates to any interest, currency or hedging, derivatives or similar contracts or arrangements (other than non-speculative hedges or forward contracts entered into in the ordinary course of business) or (D) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(v) that relates to the settlement of, or other arrangements with respect to, any current or former Claim (A) with any Governmental Entity (except settlements, or other arrangements, for an immaterial monetary fine), (B) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, or (C) which would require the Company or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement;

(vi) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors, officers (including any employment agreements and related Contracts with such officers) or stockholders who own five percent (5%) or more of the Shares, on the other hand;

(vii) that contains covenants that (A) purport to limit or restrict, in any material respect, the ability of the Company or any of its Subsidiaries (or Parent or its affiliates after the Effective Time) to compete with any person in any business or in any geographic area, including any non-compete covenant or (B) grant to the other party to such Contract (or a third party) exclusivity or “most favored nation” status (whether in terms of pricing or otherwise);

(viii) that grants any rights of first refusal, rights of first offer or other similar rights to any person (other than Parent or the Company) with respect to any material asset of the Company or its Subsidiaries or that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets of any person;

(ix) that is for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other similar contingent payment obligations, indemnification or other obligations outstanding;

(x) that obligates the Company to make any capital expenditure or investment not contemplated by the Capital Expenditure Budget in excess of  $2,000,000 in 2017 or $2,000,000 in 2018;

(xi) that requires the Company or any of its Subsidiaries to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any person in excess of $2,000,000;

(xii) that grants rights to Intellectual Property or relates to material IT Assets, and in either case, is, individually or in the aggregate, material to the operation of the business of the Company or its Subsidiaries (other than non-exclusive commercially available software licenses with annual fees of less than $2,000,000 or non-exclusive licenses to service providers, customers and end users in the ordinary course of business consistent with past practice); or

(xiii) except to the extent such Contract is described in clauses (i)-(xii) above, that calls for annual aggregate payments by, or other consideration from (or annual aggregate payments, or other consideration, to) the Company and its Subsidiaries of more than $4,000,000.

Each Contract, arrangement or commitment of the type described in this Section 3.10(a) (whether or not in effect on the date hereof), is referred to herein as a “Material Contract.” The Company has made available to Parent true, correct and complete copies of each Material Contract (including any amendments, schedules and exhibits thereto).

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule and except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its applicable Subsidiary and in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto (except to the extent that, after the date hereof, a Material Contract no longer remains valid and binding due to the expiration of such Material Contract in accordance with its terms), (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Material Contract and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or give rise to any right of termination, cancellation, modification or acceleration on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Material Contract. Since December 31, 2014 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of a material breach or material default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or its Subsidiaries that it intends to terminate or not renew a Material Contract.

3.11. Taxes. Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a) (i) no examinations, audits or other proceedings in respect of any material Tax liability of the Company or any of its Subsidiaries is being conducted by a taxing authority or has been, to the knowledge of the Company, threatened by a taxing authority; (ii) all income and other material Tax Returns (as hereinafter defined) required to be filed by, or on behalf of, the Company or its Subsidiaries have been filed (including pursuant to applicable extensions granted without penalty), and such Tax Returns are true, correct and complete in all material respects; (iii) each of the Company and its Subsidiaries has timely paid in full all material Taxes, whether or not shown as due on such Tax Returns, or, where payment is not yet due, has made adequate provision in the financial statements of the Company (in accordance with U.S. GAAP) for all such Taxes (as hereinafter defined); (iv) no deficiencies for any material Taxes have been proposed, threatened, asserted or assessed by a taxing authority against the Company or any of its Subsidiaries or any of their assets or properties; and (v) there are no material Liens for Taxes upon the assets or properties of either the Company or its Subsidiaries, other than with respect to Taxes not yet due or payable.

(b) Since January 1, 2011, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated tax return or (ii) has any material liability for Taxes of any person (other than the Company and any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(c) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement, in each case, that includes a party other than the Company or any of its Subsidiaries.

(d) Since January 1, 2011, no closing agreement pursuant to Section 7121 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(e) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been properly paid to the relevant taxing authority. The Company and each of its Subsidiaries have complied in all material respects with all information reporting requirements imposed by the Code (or any similar provision under any state, local or foreign Law).

(g) Neither the Company nor any of its Subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of, any Tax.

(h) Neither the Company nor any of its Subsidiaries has entered into, or have been a material advisor with respect to, any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.

(i) Neither Parent, the Company or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of any (i) change in method of accounting either imposed by the Internal Revenue Service or voluntarily made by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign income Tax Law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Closing Date, (iv) a prepaid amount received or paid prior to the Closing Date, (v) deferred gains arising prior to the Closing Date, (vi) deferred cancellation of indebtedness income, or (vii) election or transaction which reduced any Tax attribute (including basis in assets). Neither the Company nor any of its Subsidiaries have any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or assets.

(j) Neither the Company nor any Subsidiary is currently or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k) No written claim has ever been made by any taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that is or may be subject to taxation by that jurisdiction.

(l) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, fees, impositions or other similar government charges, including, but not limited to income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, withholding, backup withholding or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and

(ii) “Tax Return” shall mean any return, report, declaration, information return or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes or declarations of estimated Taxes and any amendments, supplements or attached schedules to any of the foregoing.

3.12. Employees; Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule contains a complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean each and any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), and all material stock purchase, stock option, severance, retention, consulting, employment, employee loan, change-in-control, fringe benefit, bonus, incentive, deferred compensation, commission, restricted stock, health and welfare, retirement, supplemental retirement, retiree medical, life insurance plans and all other employee compensation or benefit plans, Contracts, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) under which the Company or any of its Subsidiaries has any present or future liability.

(b) With respect to each Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent Internal Revenue Service determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided (or to be provided); and (iv) for the most recent two (2) years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable Internal Revenue Service determination or opinion letter as to its qualification (or still has time to request such a letter or application for such qualification is pending), and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or failure to satisfy a “minimum funding standard” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan; (vi) except as set forth in Section 3.12(c)(vi) of the Company Disclosure Schedule, no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any current or potential liability in respect of any such post-employment welfare benefits now or in the future, for current, former or retired employees of the Company or any of its Subsidiaries, other than as required to avoid an excise tax under Section 4980B of the Code; (vii) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(d) None of the Plans is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan.

(e) With respect to any Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending, or to the knowledge of the Company, threatened (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan, and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened, or in progress (including any routine requests for information from the PBGC).

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could: (i) result in severance pay or any material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) result in the limitation of or restriction of the right of the Company to merge, amend or terminate any Plan, or (iv) give, or which has given, rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Plan set forth in Section 3.12(g) of the Company Disclosure Schedule, a “Foreign Benefit Plan”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded to the extent so required, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 3.12(g) of the Company Disclosure Schedules.

3.13. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or is bound by or is currently negotiating any collective bargaining agreement or Contract with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act).

(b) No labor union or labor organization or group of employees of the Company or any Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, there have been no labor union organizing activities with respect to any employees of the Company or any Subsidiaries. There is no strike or other material labor dispute or disputes involving the Company or any of its Subsidiaries pending or, or to the Company’s knowledge, threatened.

(c) To the knowledge of the Company, the Company and each of its Subsidiaries is in material compliance with all applicable Laws, Contracts, relating to employment, employment practices, compensation, immigration, employee leave, benefits, hours, terms and conditions of employment, and the termination of employment, including the proper classification of employees as exempt or nonexempt from overtime pay requirements and the proper classification of individuals as contractors or employees, unemployment insurance, collective dismissals and the Worker Adjustment and Retraining Notification Act (and any applicable similar foreign, state or local Laws) (collectively, the “WARN Act”).

3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents, patent applications, trademark registrations, trademark applications, registered copyrights, copyright applications and domain name registrations owned or purported to be owned by the Company or any of its Subsidiaries (“Registered IP”). The Registered IP is subsisting and unexpired, and to the Company’s knowledge, valid and enforceable. The Company and its Subsidiaries solely own all Registered IP and all of their other material proprietary Intellectual Property, free and clear of all Liens.

(b) Neither the Company nor any of its Subsidiaries is misappropriating or to the Company’s knowledge, infringing, diluting or otherwise violating the Intellectual Property of any other person in any material respect. There are no Claims pending, or to the Company’s knowledge, threatened in writing (including cease-and-desist letters and invitations to take a patent license) (i) alleging that the Company or its Subsidiaries has Infringed or is Infringing any Intellectual Property of any other person or (ii) challenging the ownership, validity or enforceability of the Registered IP or any material unregistered proprietary Intellectual Property of the Company or its Subsidiaries. To the Company’s knowledge, no other person is Infringing the Intellectual Property owned by the Company or its Subsidiaries.

(c) The proprietary software of the Company and its Subsidiaries (i) does not incorporate, use, link to, and is not based upon, any “open source” or similar software in any manner that would require the Company or its Subsidiaries to license, distribute, offer or make available any source code of such proprietary software, or make any payment to any other person, in connection with the licensing, distribution, availability or conveyance of such proprietary software to other persons, (ii) to the Company’s knowledge, is free of all material defects, errors, bugs, viruses, trap doors, Trojan horses or other corruptants or contaminants and (iii) substantially conforms in all material respects to its documentation and all written representations and warranties provided in agreements with customers and clients.

(d) Neither the Company nor any Subsidiary is a party to any agreement with a third party requiring the deposit of source code of any software developed by or on behalf of the Company or any Subsidiary for the benefit of any third person. No third person other than those who require such access to provide services for or on behalf of the Company or a Subsidiary has any current or contingent access or possession of (or the right to access or possess) such source code, and no such source code will be required to be released in connection with the transactions contemplated by this Agreement.

(e) The Company and its Subsidiaries maintain commercially reasonable Privacy Policies and are in compliance in all material respects with such Privacy Policies, all applicable Privacy Laws, the Payment Card

Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC and all legally required industry certifications. Section 3.14(e) of the Company Disclosure Schedule contains each Privacy Policy of the Company and its Subsidiaries in effect at any time since January 1, 2012. The Company and its Subsidiaries have posted the Privacy Policies in a clear and conspicuous location on all websites and mobile applications owned or operated by the Company or its Subsidiaries. No written Claims are pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging a violation of any person’s privacy or rights in Personal Data or any Privacy Laws in connection with the Company’s or its Subsidiaries’ privacy practices.

(f) To the Company’s knowledge, none of the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; the consummation of the Merger; or any of the transactions contemplated by this Agreement will result in any violation of any Privacy Policy of any websites or mobile applications of the Company and its Subsidiaries or any applicable Privacy Law.

(g) The Company and its Subsidiaries use reasonable best efforts to protect and maintain the security, redundancy, continuous operation, recovery and integrity of all their IT Assets, and there have been no material breaches, outages, violations or unauthorized access to or use of same, except in each case as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have established and are in compliance in all material respects with a written information security program that is commercially reasonable and: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of their IT Assets and (ii) is designed to protect against unauthorized access to their IT Assets.

(h) For purposes of this Agreement:

(i) “IT Assets” means computer systems, software, firmware, middleware, servers, websites, applications, databases, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology equipment.

(ii) “Personal Data” means all personal information and personally identifiable information as defined in the applicable Legal Requirements, including a natural person’s name, street address, telephone number, e-mail address, social security number, driver’s license number, passport number, financial account information or any other piece of information, as defined by the applicable Legal Requirements, that allows for the identification of such natural person.

(iii) “Privacy Laws” means any Legal Requirement relating to data, privacy, Personal Data and IT Assets security, including the Telephone Consumer Protection Act, 47 U.S.C. § 227, EU Data Protection Directive 95/46/EC, the ePrivacy Directive 2002/58/EC, as implemented by EU Member States, and all other Legal Requirements governing data privacy and obligations with respect to the collection, use, retention or disposal of Personal Data.

(iv) “Privacy Policy” means all internal and posted policies regarding the collection, use, retention or disposal of Personal Data in connection with the business of the Company and its Subsidiaries.

3.15. Environmental Liability. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) to the knowledge of the Company, Materials of Environmental Concern are not present at or affecting any real property leased by the Company or its Subsidiaries; and (b) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any of their predecessors or other entities for which they are liable, has caused any condition at such leased property or other location for which any of them may be liable, that has resulted in or would reasonably be expected to result in liability or other obligation (i) under any applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater, or natural resources (“Environmental Laws”) or (ii) regarding any Materials of Environmental Concern.

3.16. Property.

(a) Neither the Company nor any of its Subsidiaries own any real property or interests in real property or any options to acquire such real property or interests therein.

(b) Section 3.16(b) of the Company Disclosure Schedule identifies all material leases, subleases, licenses and other occupancy agreements in effect as of the date hereof pursuant to which the Company or a Subsidiary occupies real property and all other leases material to the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases tangible personal property (“Leases”). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Leases is in full force and effect, valid and binding in accordance with their respective terms, and there is not under any such Lease any existing default by the Company or such Subsidiary or, to the knowledge of the Company, any other party thereto, or, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute such a default.

(c) The Company and its Subsidiaries have good and valid title to all tangible personal property owned by them, free and clear of all Liens, except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.17. Insurance. Section 3.17 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. (a) The Company and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof, (b) each such policy is in full force and effect, (c) the Company has not received any written notice or termination or cancellation or denial of coverage with respect any such insurance policy and (d) all premiums and other payments due under any such policy have been paid.

3.18. Anti-Takeover Statutes; Stockholder Vote Required. Assuming the accuracy of the representations contained in Section 4.7, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (including Section 203 of the DGCL), federal Law or the Laws of any other state in the United States is applicable to this Agreement, the Merger, the Voting and Support Agreements or the other transactions contemplated hereby and by the Voting and Support Agreements.

3.19. Stockholder Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Company Stockholders Meeting (the “Company Stockholder Approval”) and the Preferred Stock Consent are the only actions of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.20. Company Information. The information relating to the Company and its Subsidiaries to be provided by or on behalf the Company for inclusion in the Proxy Statement, any filing pursuant to Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.21. Opinion Of Financial Advisor. The Company has received the opinion of Bank of America Merrill Lynch, dated as of the date of this Agreement (the “Fairness Opinion”), to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair from a financial point of view to such holders. The Company will make a copy such opinion available to Parent solely for informational purposes promptly following receipt thereof.

3.22. Broker’s Fees. Except for Bank of America Merrill Lynch, neither the Company nor any Subsidiary thereof has employed or engaged any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transaction contemplated by this Agreement. True, correct and complete copies of all agreements with Bank of America Merrill Lynch relating to any such fees or commissions (or otherwise relating to the transactions contemplated by this Agreement) have been furnished to Parent prior to the date hereof.

3.23. Transactions with Affiliates. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, is party to any Contract that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed prior to the date of this Agreement.

3.24. No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV, the Company has not relied on and none of Parent, Merger Sub or any of their respective affiliates or Representatives has made any representation or warranty, either express or implied, whether written or oral, concerning Parent, Merger Sub or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of Parent, Merger Sub or any of their respective affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth on the disclosure schedule delivered by Parent to the Company contemporaneously with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1. Corporate Organization.

(a) Parent is duly organized and validly existing under the Laws of the Hong Kong Special Administrative Region. Parent has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties, rights or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (other than Liens incurred in connection with the Debt Financing and any restrictions on transfer under applicable securities Laws).

4.2. Authority; No Violation.

(a) Parent and Merger Sub have full corporate power and authority to execute and deliver the Transaction Documents to which each of Parent and Merger Sub is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each of Parent and Merger Sub of the Transaction Documents to which each of Parent and Merger Sub is a party and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly and validly approved by the board of directors of Parent and the board of directors of Merger Sub and any other necessary corporate and stockholder action of Parent and Merger Sub, except for the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub (which will occur immediately following the execution of this Agreement), and no other corporate or stockholder proceedings on the part of Parent and Merger Sub are necessary to approve the Transaction Documents to which each of Parent and Merger is a party, perform their respective obligations thereunder or to consummate the transactions contemplated thereby. The Transaction Documents to which each of Parent and Merger Sub is a party have been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

4.3. Consents and Approvals.

(a) No consents, authorizations or approvals of, or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of Parent or Merger Sub are necessary in connection with the execution and delivery by Parent and Merger Sub of the Transaction Documents to which each of Parent and Merger Sub is a party and the consummation of the Merger and the other transactions contemplated thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Approvals required under any Money Transmitter Requirements as set forth on Section 4.3(a)(ii) of the Parent Disclosure Schedule, (iii) any notices or filings under the HSR Act and the foreign competition Laws as set forth in Section 3.4(a)(iii) of the Company Disclosure Schedule and the expiration or termination of any applicable waiting periods (or approvals) thereunder, (iv) CFIUS Approval and (v) such other consents, authorizations, approvals, filings and registrations, the failure of which to obtain or make would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance of the Transaction Documents by Parent and Merger Sub, as applicable, nor the consummation by Parent and Merger Sub of the transactions contemplated thereby, nor compliance by Parent and Merger Sub with any of the terms or provisions thereof, will (i) violate any provision of the organizational documents of Parent and Merger Sub or (ii) assuming that the consents, approvals and waiting periods referred to in Section 4.3(a) are duly obtained or satisfied, (A) violate any Law applicable to Parent or Merger Sub or any of their respective properties, rights or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption, repayment or repurchase or otherwise require the purchase or sale of any securities, constitute a default under, required any consent under, result in the termination of or a right of termination, modification or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects upon notice or lapse of time, or both) upon any of the respective properties, rights or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties, rights, assets or business activities may be bound or affected, except (in the case of clauses (A) and (B) above) for such violations, conflicts, breaches, defaults or other events which would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4. Broker’s Fees. No broker, finder, investment banker or other person will be entitled to any brokerage, finder’s or other fee or commission from the Company prior to the Closing in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Parent or Merger Sub.

4.5. Parent Information. The information relating to Parent and its Subsidiaries to be provided by or on behalf of Parent for inclusion in the Proxy Statement will not, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6. No Vote of Parent Stockholders. All approvals by the stockholder of Parent have been obtained to the extent required by applicable Law or the organizational documents of Parent, in order for Parent to execute and deliver the Transaction Documents and to consummate the Merger and the other transactions contemplated hereby.

4.7. Ownership of Common Stock. None of Parent, Merger Sub or any of their respective affiliates owns (as of the date of this Agreement (in each case, directly or indirectly, beneficially or of record (including pursuant to a derivatives contract)), any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company and none of Parent, Merger Sub or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Shares except pursuant to this Agreement. As of the date of this Agreement, none of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.8. Absence of Litigation. There are no Claims pending or, to the knowledge of the Company, threatened against Guarantor, Parent or Merger Sub, other than any such Claims that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no injunction, writ, order, award, judgment, settlement or decree imposed upon or entered into by Guarantor, Parent or Merger Sub or the properties, rights or assets of Guarantor, Parent or Merger Sub.

4.9. Debt Financing.

(a) Parent has delivered to the Company true, complete and correct copies of an executed debt financing commitment letter in effect as of the date hereof, including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (collectively, the “Fee Letter,” and together with such debt financing commitment letter, the “Debt Commitment Letter”) (it being understood that the Fee Letter may be customarily redacted); provided, however, that no provisions that, or that could reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Effective Time may be redacted) from the Lenders pursuant to which such Lenders have committed to provide to the Guarantor, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company (the “Debt Financing”). There are no side letters or other agreements, contracts, understandings or arrangements that could affect the availability of the Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Fee Letter delivered to the Company pursuant to this Section 4.9(a).

(b) As of the date of this Agreement: (i) the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Guarantor, and, to the knowledge of Parent, each of the other parties thereto; (ii) the Debt Commitment Letter has not been amended or modified in any respect and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities); and (iii) the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, reduced or rescinded in any respect. As of the date of this Agreement, Guarantor has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letter that are payable on or prior to the date of this Agreement.

(c) As of the date of this Agreement, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Fee Letter or otherwise) related to the funding of the full amount (or any portion) of the Debt Financing except as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) could reasonably be expected to constitute a failure to satisfy a condition precedent by Guarantor or any of its affiliates.

(d) Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 and that the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter, together with any cash on the balance sheet of the Company, will, in the aggregate, constitute the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement, including payment in cash of the aggregate Merger Consideration, refinancing of the Company’s indebtedness outstanding under the Existing Credit Agreement and amounts payable to holders of the Series D Preferred Stock and the Company Options in accordance with the terms of this Agreement, and to pay all related fees and expenses required to be paid by Parent and Merger Sub, and to perform their other respective obligations, under this Agreement.

(e) In no event shall the receipt or availability of any funds or financing by or to Guarantor, Parent, Merger Sub or any of their respective affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

(f) Parent has caused to be delivered to the Company the original executed Payment Guarantee. Except as set forth in the Payment Guarantee, there are no conditions precedent to the obligations of the Issuing Bank to provide funds under the Payment Guarantee in accordance with the terms thereof.

(g) To the knowledge of Parent, the Payment Guarantee (i) has been duly executed by the Issuing Bank and (ii) is a legal, valid and binding obligation of the Issuing Bank, and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws of general applicability affecting creditors’ rights and to general equitable principles, including specific performance and injunctive and other forms of equitable relief. As of the date of this Agreement, Parent has paid in full any and all commitment fees or other fees required to be paid by the date hereof pursuant to the terms of the Payment Guarantee.

4.10. Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by the Transaction Documents with the actual intent to hinder, delay or defraud either present or future creditors. Assuming (i) the accuracy of the representations and warranties of the Company contained in Article III, (ii) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and (iii) that the most recent financial forecasts of the Company and its Subsidiaries made available to Parent were prepared in good faith based upon assumptions that were, at the time made, and continue to be, at the Effective Time, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, (a) the aggregate value of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed total liabilities (including contingent and unmatured liabilities) of the Surviving Corporation and its Subsidiaries (on a consolidated basis) at a fair valuation and at fair saleable value; (b) the Surviving Corporation will have the ability to pay its total debts and liabilities (including contingent and unmatured liabilities) as they become due in the usual course of its business; and (c) the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital with which to conduct their business.

4.11. No Other Representations or Warranties. Parent and Merger Sub acknowledge and agree that it has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby and, except for the representations and warranties contained in Article III, Parent and Merger Sub have not relied on and none of the Company, its Subsidiaries or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, whether written or oral, concerning the Company, its Subsidiaries or any of their respective affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to any information provide by or on behalf of the Company, its Subsidiaries or any of their respective affiliates or Representatives. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations, and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives with respect thereto.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1. Conduct of Business Prior to the Effective Time.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by any applicable Law applicable to the Company or any of its Subsidiaries, (iii) as set forth on Section 5.1(a) of the Company Disclosure Schedule or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, (A) the Company shall, and shall cause each of its Subsidiaries to, (1) conduct its business in all material respects in the ordinary course consistent with past practice and (2) use reasonable best efforts to maintain and preserve intact its business organization, and its rights, authorizations, franchises and other authorizations issued by Governmental Entities, preserve its business relationships with Authorized Delegates, banks, customers, vendors and others doing business with it and retain the services of its officers and key employees and (B) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) amend or otherwise change the Company’s certificate of incorporation or bylaws and (B) with respect to Subsidiaries of the Company, amend or otherwise change their applicable organizational documents in any material respect;

(ii) adjust, split, combine or reclassify any capital stock or other equity interest or enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person (other than any consolidation, merger or reorganization solely among wholly owned Subsidiaries of the Company);

(iii) issue, grant, sell, dispose of, redeem or repurchase any equity securities or equity-based award in the Company or any of its Subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such equity securities or awards, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than (A) the issuance of Shares upon the exercise of Company Options or the conversion of Series D Preferred Stock, (B) upon the expiration of any restrictions on any Company RSU, (C) by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (D) issuances of Company Options and Company RSU to employees and directors in amounts consistent with Section 5.1(a) of the Company Disclosure Schedule;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Common Stock, Series D Preferred Stock or other shares of capital stock or equity interests (except for any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company);

(v) sell, exclusively license, transfer, mortgage, encumber or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise), any assets, rights or businesses of the Company or its Subsidiaries (including any capital stock of any Subsidiaries), in each case other than dispositions (A) of equipment and other assets in the ordinary course of business consistent with past practice or (B) dispositions of any assets, rights or businesses or the abandonment or failure to maintain any Registered IP not exceeding $1,000,000 individually or $2,000,000 in the aggregate;

(vi) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case other than (A) purchases of equipment and other assets in the ordinary course of business consistent with past practice or (B) acquisitions not exceeding $2,000,000 individually or $5,000,000 in the aggregate;

(vii) (A) incur, assume, refinance or guarantee any indebtedness for borrowed money (other than indebtedness among the Company and/or wholly owned Subsidiaries) or issue any debt securities, or assume or guarantee any indebtedness for borrowed money of any person, except for borrowings in the ordinary course of business consistent with past practice under the Company’s revolving credit facility (as set forth in the Credit Agreement) in an amount not to exceed $5,000,000 outstanding at one time (with the Company permitted to replace, renew or extend such revolving credit facility prior to its expiration on September 28, 2019 on terms no less favorable, taken as a whole (including with respect to repayment and termination of such facility) than those provided in the Credit Agreement in effect as of the date of this Agreement; provided that the Company remains subject to the obligation set forth above to not borrow more than $5,000,000 outstanding at one time under such facility) or (B) enter into any swap or hedging transaction or other derivative agreement (other than a forward contract entered into in the ordinary course of business consistent with past practice);

(viii) make any loans, advances or capital contributions to, or investments in, any other person (other than to any wholly owned Subsidiary of the Company) in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(ix) enter into any Contract involving or providing for the settlement of, or other arrangements with respect to, any Claims or threatened Claim (or series of related Claims) (A) with a Governmental Entity (except settlements, or other arrangements, for an immaterial monetary fine), (B) that materially restricts or imposes material obligations on the Company or (C) that involves payments by the Company or any of its Subsidiaries after the date hereof in excess of $1,000,000 individually and $2,000,000 in the aggregate (excluding any amounts that may be paid under existing insurance policies), provided that this clause (ix) shall not apply to any settlement of any suit or proceeding described in Section 5.11, which shall be governed by the provisions thereof;

(x) except in the ordinary course of business consistent with past practice, enter into, amend in any material respect, waive compliance with any material rights with respect to, or cancel or terminate any Material Contract or Contract which if entered into prior to the date hereof would be a Material Contract (with the Company to use reasonable best efforts to notify Parent promptly thereafter of any such actions (which notification may be provided by email or telephonically to representatives of Parent));

(xi) except for the expenditures contemplated by and consistent with the 2017 and 2018 capital expenditure budgets set forth on Section 5.1(a)(xi) of the Company Disclosure Schedules (the “Capital Expenditure Budget”), make, or commit to make, or otherwise authorize any capital expenditures in excess of $2,000,000 in 2017 or $2,000,000 in 2018;

(xii) except as required by the terms of any Plan or employment agreement in effect as of the date hereof or as disclosed in Sections 3.12(a) or 5.1(a)(xii) of the Company Disclosure Schedule: (A) increase the compensation or benefits of any Company Employee, except, in the ordinary course of business consistent with past practice, for (1) increases to the annual rates of base salary or wages of Company Employees in an amount not to exceed 3.5% in the aggregate and (2) employee welfare benefits in the ordinary course of business consistent with past practice as part of the Company’s regular annual enrollment program; (B) grant or pay any cash bonus, change-in-control, retention bonus, severance or termination pay to any Company Employee; (C) establish, adopt, enter into, amend, terminate or grant any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement except for (1) amendments to Plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan and (2) establishing or adopting Plans in the ordinary course of business consistent with past practice in connection with the Company’s regular annual enrollment program; (D) grant any equity or equity-based awards; (E) hire, or terminate the employment of, any Company Employee, other than for cause, except, in each case, for individuals who have a total annual cash compensation target of less than $275,000 in the ordinary course of business consistent with past practice; (F) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Plan or awards made thereunder; (G) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries or (H) increase the funding obligation or contribution rate of any Plan subject to Title IV of ERISA;

(xiii) announce, implement or effect any reduction in force, layoff or other program resulting in the termination of employees, in each case, that would trigger the WARN Act;

(xiv) make any material changes in its methods, practices or policies of financial accounting, except as may be required under Law, rule, regulation or U.S. GAAP, in each case following consultation with the Company’s independent public accountants (with the Company to use reasonable best efforts to notify Parent of any such actions promptly thereafter(which notification may be provided by email or telephonically to representatives of Parent));

(xv) (A) make or change any material Tax election, (B) file any amended Tax Returns, (C) settle or compromise any material Tax liability of the Company or any of its Subsidiaries, (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, (E) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (F) incur any material liability for Taxes outside the ordinary course of business, (G) make any material changes in its methods, practices or policies of Tax accounting;

(xvi) fail to use its reasonable best efforts to maintain in full force and effect the existing insurance policies of the Company and its Subsidiaries or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(xvii) fail to use its reasonable best efforts to maintain in full force and effect any Money Transmitter License required to continue to operate its business as currently operated;

(xviii) except for any changes made to comply with the Deferred Prosecution Agreement or similar changes intended to enhance the Company’s compliance procedures in the ordinary course of business, (A) make any changes to the operation or protection of IT Assets related to compliance with Anti-Money Laundering Laws or regulations administered by OFAC or (B) make any material changes in the operation or protection of any material IT Assets; or

(xix) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1(a).

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2. Access to Information.

(a) From the date of this Agreement to the Effective Time or earlier termination of this Agreement, upon reasonable notice and subject to applicable Laws (including any applicable United States and foreign antitrust and competition Laws) relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees and agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or affiliate retained in connection with the transactions contemplated by this Agreement (collectively as to each party, its “Representatives”) of Parent, reasonable access, during normal business hours, and upon reasonable prior notice, to all its properties, books, Contracts, commitments and records, and to its officers, employees and Representatives, in each case in a manner not unreasonably disruptive to the normal operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to applicable Legal Requirements (including with respect to any Money Transmitter Licenses) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to provide such access or furnish such information if the Company in good faith reasonably believes that doing so would reasonably be expected to (A) result in the loss of attorney-client privilege or attorney work product privilege, (B) breach or violate any applicable Law or Legal Requirement, or (C) violate any confidentiality obligation (existing on the date hereof) with respect to such information; provided, further, that the parties agree to collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (A), (B) or (C) above. No investigation by Parent or its Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the Company set forth herein or otherwise affect any condition to the obligations of the parties hereto under this Agreement.

(b) All information furnished by the Company or any of its Subsidiaries or Representatives to Parent or its Representatives pursuant to this Agreement (including Section 5.2(a)) shall be subject to the provisions of the Confidentiality Agreement, dated November 11, 2016, as amended from time to time, between Parent and the Company (the “Confidentiality Agreement”).

5.3. Proxy Statement and Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file the Proxy Statement with the SEC. Subject to Section 5.4, the Proxy Statement shall include the Company Recommendation. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement). The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the preliminary Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the preliminary Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable. Each of Parent and Merger Sub agrees to promptly advise the Company if at any time prior to the Company Stockholders Meeting any information provided by it for use in the Proxy Statement is or becomes false, incomplete or misleading in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. The Company agrees to advise Parent if at any time prior to the Company Stockholders Meeting any information provided by it in the Proxy Statement is or becomes false, incomplete or misleading in any material respect and to supplement the Proxy Statement with the information needed to correct such inaccuracy or omission. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the preliminary Proxy Statement and of any request by the SEC for any amendment to the Proxy Statement or for additional information and shall promptly provide Parent with copies of all such comments and correspondence. Prior to filing or mailing the definitive Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to comment on such document or response and shall include any such comments reasonably proposed by Parent. Parent and Merger Sub shall furnish to the Company all information concerning themselves, Guarantor, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be necessary to comply with applicable Law in connection with the preparation of the Proxy Statement. The Company, Parent and Merger Sub shall each make any filings with respect to the Merger required to be made by such party under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”), and to cause the definitive Proxy Statement to be filed with the SEC and mailed to the stockholders of the Company as of the record date for the Company Stockholders Meeting, in each case as promptly as practicable following the date the SEC confirms it has no further comments to the preliminary Proxy Statement. Except to the extent there has been a Change of Recommendation in accordance with and subject to Section 5.4, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the Merger and secure any other approval of stockholders of the Company that is required by applicable Law in connection with the Merger; provided, however, that (A) the Company may change the date of, postpone or adjourn the Company Stockholders Meeting (but not to a date later than the End Date) to the extent that it has reasonably determined, after consultation with outside legal counsel and Parent (and its outside counsel), that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting; and (B) the Company may (and if Parent so requests, the Company shall on up to two occasions up to 10 Business Days each), change the date of, postpone or adjourn the Company Stockholders Meeting (but not to a date later than the Business Day prior to the End Date and provided that the Company shall not be required to set a new record date) if as of the time for which the Company Stockholders Meeting is scheduled (1) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (2) at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement and prior to the termination of this Agreement in accordance with Article VII, the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholders Meeting and mail the definitive Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s stockholders shall not be affected by a Change of Recommendation. In addition to the foregoing, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with Article VII.

5.4. No Solicitation.

(a) Until the Effective Time or, if earlier, the date on which this Agreement is terminated in accordance with Article VII, the Company shall not, and the Company shall cause its Subsidiaries not to, and shall use reasonable best efforts to cause its and its Subsidiaries’ respective directors, officers, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Company Acquisition Proposal, (ii) have any discussions or negotiations with or provide any confidential information or data to any person relating to a Company Acquisition Proposal, or engage in any negotiations concerning a Company Acquisition Proposal, (iii) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Recommendation or approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal (any act described in this clause (iii), a “Change of Recommendation”), or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent or other document or Contract related to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in this Section 5.4(b)) or enter into any letter of intent or other document or Contract requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder (any such letter of intent or other document or Contract, an “Alternative Acquisition Agreement”). The Company will, and will cause its Subsidiaries and its and its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations conducted with any persons other than Parent with respect to any Company Acquisition Proposal, including immediately revoking or withdrawing access of any person other than Parent and its directors, officers, employees and Representatives to any data room (virtual or actual) containing any non-public information with respect to the Company or its Subsidiaries previously furnished with respect to a Company Acquisition Proposal. The Company shall not terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which the Company is a party, in each case, with respect to the submission of any Company Acquisition Proposal.

(b) Notwithstanding the foregoing provisions of Section 5.4(a), prior to the time the Company Stockholder Approval is obtained, if the Company, any of its Subsidiaries or any of their Representatives receives an unsolicited bona fide written Company Acquisition Proposal that did not result from a breach of this Section 5.4 and the Company Board concludes in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal constitutes a Company Superior Proposal or could reasonably be expected to result in a Company Superior Proposal, the Company may, and may permit its Subsidiaries and its and their directors, officers, employees and Representatives, to (i) enter into and maintain discussions or negotiations with the person making such Company Acquisition Proposal and (ii) furnish non-public information and afford access to the business, employees, officers, Contracts, properties, assets, books and records of the Company and its Subsidiaries to the person making such Company Acquisition Proposal; provided, however, that (A) prior to providing (or causing to be provided) such information or affording such access to, or entering into or maintaining such discussions or negotiations with, such person, the Company shall have entered into an Acceptable Confidentiality Agreement with such person and (B) the Company will provide to Parent any non-public information relating to the Company or any of its Subsidiaries that was not previously provided or made available to Parent as promptly as reasonably practicable (but in any event within one (1) day) after providing (or causing to be provided) any such information to such person making such Company Acquisition Proposal.

(c) The Company shall notify Parent orally and in writing promptly (but in any event within two (2) days) (i) after receipt of any Company Acquisition Proposal (or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal), which notice shall include the identity of the person making such proposal or offer, a summary of the material terms of all such proposals or offers and copies of drafts of proposed agreements, term sheets or letters of intent related thereto, (ii) of any change to the financial or other material terms and conditions of any Company Acquisition Proposal and the Company shall otherwise keep Parent reasonably informed of the status of any such Company Acquisition Proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto that have not already been provided pursuant to clause (i) above) and (iii) after receipt of any request for non-public information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries’ properties, books or records by any person in connection with a Company Acquisition Proposal (or any proposal or offer that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal). Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(d) Prior to the time the Company Stockholder Approval is obtained, the Company Board may terminate this Agreement in accordance with Section 7.1(h) in order to enter into a binding definitive agreement to effect a transaction constituting a Company Superior Proposal (and make a Change of Recommendation with respect thereto), if and only if:

(i) the Company receives a Company Acquisition Proposal that did not result from a breach of Section 5.4(a) and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal constitutes a Company Superior Proposal;

(ii) the Company provides Parent prior written notice of the Company’s intention to terminate this Agreement pursuant to Section 7.1(h) (a “Superior Proposal Notice”), which notice shall identify the person making such Company Superior Proposal and include the material terms and conditions of such Company Superior Proposal, including copies of any written proposals or offers and any proposed agreements related thereto;

(iii) for at least four (4) Business Days after Parent’s receipt of such Superior Proposal Notice (such minimum period, the “Notice Period”), the Company has negotiated, and has caused its financial and legal advisors (and other Representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal (it being understood and agreed that any revision to the financial terms or any other material term of such Company Superior Proposal shall require a new Superior Proposal Notice and the Company shall be required to comply again with the provisions of this Section 5.4(d) with respect to such new notice, except that such Notice Period shall be two (2) Business Day (rather than four (4) Business Days)); and

(iv) at the end of the period (or periods) referred to in clause (iii) above, the Company Board has concluded in good faith (after consultation with the Company’s outside legal and financial advisors) that such Company Acquisition Proposal still constitutes a Company Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) above and that a failure to terminate this Agreement in order to enter into a definitive agreement with respect to such Company Superior Proposal would be inconsistent with its fiduciary duties under applicable Law.

(e) Other than in connection with a Company Acquisition Proposal (which shall be subject to Section 5.4(d) and shall not be subject to this Section 5.4(e)), prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation if and only if (i) prior to taking such action, the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to take such action would inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; (ii) the Company provides Parent prior written notice of the Company’s intention to make a Change of Recommendation (a “Change of Recommendation Notice”), which notice shall specify in reasonable detail the reasons for such Change of Recommendation; (iii) for at least three (4) Business Days after Parent’s receipt of a Change of Recommendation Notice, the Company has negotiated, and has caused its financial and legal advisors (and other Representatives) to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that the failure to make a Change of Recommendation would no longer be reasonably likely to be a violation of the Company Board’s fiduciary duties under applicable Law; and (iv) at the end of the period referred to in clause (iii) above, the Company Board has concluded in good faith (after consultation with the Company’s outside legal and financial advisors) that failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (iii) above.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 Item promulgated under the Exchange Act with respect to a Company Acquisition Proposal (it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself constitute a Change of Recommendation) or (ii) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law (including any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Company Acquisition Proposal)(it being agreed that this clause (ii) shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement); provided, that in no event shall the Company or the Company Board make a Change of Recommendation except as provided in Section 5.4(e) and any public disclosure by the Company or the Company Board relating to any determination or other action by the Company Board with respect to any Company Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

5.5. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable and, in any event, on or before the End Date, (ii) prepare as promptly as practicable (and file, submit or effect, as applicable) all necessary applications, notices, petitions, filings, ruling requests and other documents in order to obtain (and to cooperate with the other parties to obtain) any Approval from any Governmental Entity which is required to be obtained by Parent, Merger Sub, the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement, including as may be required under any Money Transmitter Requirements, (iii) comply promptly with all Legal Requirements which may be imposed on such party with respect to the transactions contemplated by this Agreement, (iv) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it (or with respect to the Company, its Subsidiaries is) a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect thereto and (vi) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, the Company, Parent and Merger Sub agree to, as promptly as practicable after the date hereof: (A) make (or cause to be made) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, which filing shall in any event be made within twenty (20) Business Days following the date hereof, (B) submit to the Committee on Foreign Investment in the United States (“CFIUS”) a draft of a joint voluntary notice of the transaction contemplated by this Agreement (the “CFIUS Notice”), which submission shall in any event be made within twenty (20) Business Days following the date hereof, (C) subject to the final sentence of this Section 5.5(a), make such filings and submissions as set forth on Section 5.5(a)(C) of the Company Disclosure Schedules (and such other filings and submissions not set forth on Section 5.5(a)(C) of the Company Disclosure Schedules) in each case to the extent required by applicable Money Transmitter Requirements with respect to obtaining Approvals related to Money Transmitter Licenses of the Company or its Subsidiaries (the “Money Transfer Change of Control Filings”), and (D) make such filings contemplated by applicable foreign competition Laws as set forth on Section 5.5(a) of the Company Disclosure Schedules. With respect to the draft CFIUS Notice, Parent, Merger Sub and the Company shall use reasonable best efforts to provide any requested supplemental information and other related information pursuant to Section 721 of Title VII of the Defense Production Act of 1950, as amended (50 U.S.C. § 4501 et seq.) (the “Defense Production Act”) as promptly as practicable, and to submit a final CFIUS Notice and other related information pursuant to the Defense Production Act as promptly as practicable after receiving any comments to the draft CFIUS Notice. With respect to the Money Transfer Change of Control Filings, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts and cooperate with the other parties (a) in timely making inquiries with Governmental Entities regarding the Money Transfer Change of Control Filings, (b) in determining if any Money Transfer Change of Control Filings are not required by Governmental Entities, and (c) in timely making all Money Transfer Change of Control Filings (except with respect to such jurisdictions where the parties agree that a Money Transfer Change of Control Filing is not required).

(b) Subject to the other provisions of this Agreement, including those set forth elsewhere in this Section 5.5, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (i) cooperate with the other parties hereto and use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain as promptly as practicable all Approvals of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, for the avoidance of doubt, with respect to all Money Transfer Change of Control Filings required in accordance with Section 5.5(a)), (ii) to the extent permitted by applicable Legal Requirements, promptly inform the other party or parties of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity with respect to any such filing or Approval or the transactions contemplated by this Agreement (including keeping the other parties apprised, on a current basis of the status of such filing or Approval, including the Money Transfer Change of Control Filings), and of any substantive communication received or given in connection with any legal proceeding by a private party regarding the Merger, (iii) to consult with the other party or parties (subject to applicable Legal Requirements relating to the exchange of information) in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings with respect to any such Approvals or the transactions contemplated by this Agreement; (v) to use reasonable best efforts to furnish to the other party or parties and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using reasonable best efforts to comply fully with any request for additional information or documents under any applicable Law; (v) not independently participate in any meeting (including substantive telephonic meetings) with any Governmental Entity in respect of any Approval without giving the other party or parties sufficient prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including substantive telephonic meetings) and (vi) to use reasonable best efforts to comply with the terms and conditions of all such Approvals of all such third parties and Governmental Entities. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, non-objection or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any consent, non-objection or approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned. Notwithstanding anything in this Section 5.5 to the contrary, materials provided by or on behalf of Parent to the Company or its counsel or the Company to Parent or its counsel may be redacted to the extent necessary (a) to remove references concerning Parent’s or the Company’s valuation analyses with respect to the Company and its Subsidiaries, (b) as necessary to comply with Contracts in effect on the date hereof or (c) to removal personal, proprietary and other confidential business information.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Parent or any of its affiliates to agree to or take (nor shall the Company or its Subsidiaries, without Parent’s prior written consent, take or agree to take) any action with respect to the matters set forth in this Section 5.5 that would have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on (A) the financial condition or result of operations of the Company and its Subsidiaries, taken as a whole or (B) the financial condition or result of operations of Ant Small and Micro Financial Services Group Co. Ltd and its Subsidiaries, taken as a whole (but assuming for purposes of this clause (B) that the business and operations of Ant Small and Micro Financial Services Group Co. Ltd and its Subsidiaries, taken as a whole, were of the same size and magnitude as the business and operations of the Company and its Subsidiaries, taken as a whole) (any such arrangements, conditions or restrictions set forth in clauses (A) or (B), a “Burdensome Condition”). Furthermore, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require (or be deemed to require) Parent or any of its affiliates to sell, to hold separate or otherwise dispose of, any assets or business of Parent or its affiliates, including those of the Company and its Subsidiaries following the Closing. For the avoidance of doubt, Parent and its affiliates and the Company and its Subsidiaries shall not be required (and without the prior consent of Parent, the Company and its Subsidiaries shall not), take any action with respect to any order or any applicable Law or in order to obtain any Approval which is not conditioned upon the consummation of the Merger. Prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall meet and confer in good faith in order to (x) exchange and review their respective views and positions as to such Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Entity regarding any potential approaches or workarounds that would avoid such Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition.

(d) Without limiting the generality of anything contained in this Section 5.5 but subject in all respects to Section 5.5(c), each party hereto shall use their respective reasonable best efforts to obtain any consents or approvals from any persons (other than Governmental Entities) that are necessary or advisable in connection with the transactions contemplated by this Agreement. In the event that the parties hereto shall fail to obtain any such third party consent, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and its Subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any such approval or consent from any persons (other than Governmental Entities) with respect to any transaction contemplated by this Agreement, (i) none of the Company or any of its Subsidiaries shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or any of their affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

5.6. Employees; Employee Benefit Plans.

(a) During the period from the Effective Time until the first anniversary thereof, Parent shall or shall cause the Surviving Company to provide to the Company Employees who are employees of the Company or a Subsidiary of the Company at the Effective Time (such Company Employees, “Continuing Employees”), compensation and benefits that are no less favorable, in the aggregate, to those provided to the Continuing Employees immediately prior to the Closing (excluding equity, equity-based and long-term incentive compensation and excluding defined benefit pension plan benefits), while such Continuing Employees remain employed by the Company or a Subsidiary. During the period from the Effective Time until the first anniversary thereof, Parent shall or shall cause the Surviving Company to provide the severance payments and benefits set forth in the MoneyGram International, Inc. Severance Plan, as it is in effect as of the signing of this Agreement (the “Severance Plan”) for Continuing Employees who are terminated during such period.

(b) With respect to each applicable employee welfare and retirement benefit plan sponsored or maintained by Parent or the Surviving Company (the “Parent Plans”), if any, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement (but not for accrual of benefits under any defined benefit pension plan or post-retirement welfare benefit plan), service with the Company or any Subsidiary (or any predecessor entity thereto) shall be treated as service with Parent to the same extent recognized by the Company under an comparable Plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any Parent Plan. Each Parent Plan shall waive pre-existing condition limitations and eligibility waiting periods to the same extent waived under the applicable Plan. The Continuing Employees shall be given credit for amounts paid under a corresponding Plan of the Company or any Subsidiary during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan during the applicable plan year.

(c) The Company and Parent acknowledge and agree that all provisions contained in this Section 5.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any current or former employees, officers or directors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto, any legal or equitable or other rights or remedies with respect to matters provided for in this Section 5.6. Nothing in this Agreement shall be construed as requiring Parent or the Surviving Company or any of its affiliates to provide employment, or to guarantee or any continued compensation, employee benefits or other rights, to any Company Employee, or to continue any specific Plan. Nothing contained herein, whether express or implied, shall be construed as an amendment or modification of any employee benefit plan, program, arrangement or agreement.

5.7. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, all past and present directors and officers of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (in each case whether asserted or claimed before or after the Effective Time) arising out of acts or omissions occurring at or prior to the Effective Time in connection with such Indemnified Person serving as a director or officer of the Company or any of its Subsidiaries (including in connection with an Indemnified Person serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby).

(b) For a period of six (6) years after the Effective Time, Parent shall maintain or cause the Surviving Company to maintain for the benefit of the Indemnified Persons a directors’ and officers’ liability insurance policy (from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating, as of the Closing Date, as the Company’s current insurance carrier) that provides coverage for acts or omissions occurring prior to the Effective Time (the “D&O Insurance”) with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Persons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company; provided that, at Parent’s option, in lieu of the foregoing insurance coverage, Parent or, with Parent’s consent, the Company may at or prior to the Effective Time substitute therefor a single premium tail coverage with respect to the D&O Insurance that provides coverage for period of six (6) years after the Effective Time, with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Persons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company. Notwithstanding the foregoing, in no event will Parent be required to expend, in the aggregate, an amount in excess of 300% of the annual premiums currently paid by the Company for the existing directors’ and officers’ liability insurance policy of the Company (the “Insurance Amount”), and if Parent is unable to maintain or obtain the insurance called for by this Section 5.7(b) for an amount equal to or less than the Insurance Amount, Parent shall obtain as much comparable insurance as may be available for the Insurance Amount.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent required, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

(d) The rights of each Indemnified Person under this Section 5.7 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware law or any other applicable Law or pursuant to any employment agreement or indemnification agreement in effect on the date hereof.

(e) For a period of six (6) years from the Effective Time, Parent shall not permit any amendments to the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries that would adversely affect any right of a person who was or is a director or officer of the Company or its Subsidiaries at or prior to the Effective Time with respect to elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses under the Company’s and its Subsidiaries’ certificate of incorporation, bylaws or other organizational documents in effect as of the date hereof.

(f) The provisions of this Section 5.7 are intended to be, following the Effective Time, for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives.

5.8. Publicity. Except with respect to any Change of Recommendation or any other action taken by the Company or the Company Board (or duly constituted committee of the Board) pursuant to, and in accordance with, Section 5.4, so long as this Agreement is in effect, each of Parent and the Company shall consult with each other before issuing any press release or public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without obtaining the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such public statement as may upon the advice of outside counsel be required by applicable Law or the rules and regulations of NASDAQ. Without limiting the reach of the preceding sentence, Parent and the Company shall use reasonable efforts to cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, the Company and its Subsidiaries shall consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby.

5.9. Notice of Certain Matters. Each party hereto shall give reasonably prompt written notice to the other party hereto, if to such party’s knowledge, (a) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the End Date or (b) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that, (i) nothing in this Section 5.9 shall be deemed to affect, modify or condition the obligations of each party to effect the Closing and (ii) each party’s obligations, actions or inactions pursuant to this Section 5.9 shall be deemed excluded for purposes of determining whether the conditions set forth in either Section 6.2(b) or Section 6.3(b) have been satisfied.

5.10. Anti-takeover Laws. If any state takeover Law or similar Law becomes applicable to this Agreement, the Merger, the Voting and Support Agreements or any of the other transactions contemplated by this Agreement, the Company shall use reasonable best efforts to take such actions as necessary so that the Merger and the other transactions contemplated by this Agreement and the Voting and Support Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting and Support Agreements and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement and the Voting and Support Agreements.

5.11. Stockholder Litigation. Prior to the Effective Time, in the event that any litigation or other Claim of any stockholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement is initiated, or to the knowledge of the Company, threatened against any of the Company or its Subsidiaries and/or the members of the Company Board (or of any equivalent governing body of any Subsidiary of the Company) prior to the Effective Time, the Company shall promptly notify Parent of any such litigation or other Claim and shall keep Parent reasonably informed on a current basis with respect to the status thereof. The Company shall consult with Parent on a regular basis with respect to, and shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of, any such litigation or Claims, and no such settlement or compromise shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.12. NASDAQ Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of Common Stock from NASDAQ and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time. The Surviving Corporation shall use reasonable best efforts to cause the Common Stock to no longer be quoted on the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

5.13. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions reasonably necessary, including adopting resolutions, to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 5.13, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

5.14. Directors. Unless otherwise requested in writing by Parent, the Company shall use reasonable best efforts to obtain the resignation of all of the members of the Company Board who are in office immediately prior to the Effective Time (and if requested in writing by Parent, the Company shall use reasonable best efforts to obtain the resignation of any members of the board of directors (or any equivalent body) of any of the Subsidiaries of the Company), which resignations shall be effective at, and conditioned upon the occurrence of, the Effective Time. The Company will cooperate with Parent and use its reasonable best efforts to provide that the individuals that Parent may designate prior to the Effective Time to serve as members of the board of directors of the Surviving Company or the board of directors (or any equivalent body) of any Subsidiary of the Company, shall be appointed as directors of the Company or directors (or such equivalent positions) of any such designated Subsidiary, in each case effective at, and conditioned upon the occurrence of, the Effective Time.

5.15. Financing Assistance from Company.

(a) Prior to the Closing and provided that it shall not unreasonably interfere with the business or ongoing operations of the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Guarantor in connection with the arrangement of the Debt Financing, which reasonable best efforts shall include:

(i) furnishing the Required Information;

(ii) participating in (including using its reasonable best efforts to cause the members of senior management and the Representatives of the Company to participate in) a reasonable number of meetings, conference calls, presentations, meetings and calls with the Lenders and prospective lenders and sessions with rating agencies in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, bank information memoranda (including, to the extent necessary, assistance in preparation of an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing, including using reasonable best efforts to cause the execution and delivery of reasonable and customary representation letters in connection with such materials;

(iii) cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable, in connection with the Debt Financing;

(iv) (A) assisting in the preparation of, and executed and delivering, one or more credit or other agreements, as well as any pledge and security documents, and any other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Guarantor and otherwise facilitating the pledging of collateral (including delivery of original stock certificates, if any, together with customary stock powers executed in blank, with respect to the Company and each of its

Subsidiaries that are required by the definitive financing documents for the Debt Financing to be delivered in order to perfect the security interests of the Lenders in such collateral), (B) facilitating the taking of all corporate actions by the Company and its Subsidiaries with respect to entering into such definitive financing documents and necessary to permit consummation of the Debt Financing and (C) using reasonable best efforts to obtain documents requested by Guarantor relating to repayment of the indebtedness under the Credit Agreement and the release of the related Liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the Existing Lenders;

(v) providing at least five (5) Business Days prior to Closing all documentation and other information about the Company that is reasonably requested by the Lenders in writing at least ten (10) Business Days prior to Closing as the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act;

provided in each case that none of the Company or any of its Subsidiaries shall be required to enter into any agreement or deliver any guaranty, mortgage, collateral filing, blocked account control agreement, certificate, document or other instrument, in each case unless the effectiveness of which is contingent upon the Closing.

(b) The Company hereby consents to the use of its and its Subsidiaries’ logos solely for the purpose of obtaining the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective Intellectual Property rights therein.

(c) Nothing in this Agreement, (including this Section 5.15) shall (i) require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to enter into or approve any agreement or other documentation effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation (including pursuant to clause (d) below) that would be effective prior to the Closing, (B) require the Company, or any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing prior to the occurrence of the Effective Time, (C) cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or otherwise cause any breach of this Agreement or (D) reasonably be expected to conflict with or violate the Company’s or its Subsidiaries’ respective charter documents or any applicable Law in any material respect, or result in the contravention of, or result in a violation or breach of, or default under, any material contract or (ii) require the Company or any Subsidiary to cause the delivery of legal opinions or reliance letters or any certificate as to solvency. No action, liability or obligations (including any obligation to pay any commitment, amendment or other fees or reimburse any expenses) of the Company, its Subsidiaries, or any of their respective Representative under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than the obligations set forth in this Agreement) shall be effective until the Closing. Guarantor shall, promptly upon the request of the Company, reimburse, indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from an against any and all losses, damages, claims and out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than with respect to written information provided by the Company or any of its Subsidiaries that resulted in liability).

(d) Promptly following Parent’s request, the Company shall take the actions set forth in Section 5.15(d) of the Company Disclosure Schedules.

ARTICLE VI

CONDITIONS PRECEDENT

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by such party at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in connection with the adoption of this Agreement.

(b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) CFIUS. The CFIUS Approval shall have been obtained (and all conditions to such approval required to be satisfied as of Closing shall have been satisfied or waived) and shall remain in full force and effect.

(d) No Injunctions or Restraints; Illegality. (i) No injunction, writ, order, award, judgment, settlement or decree or other legal restraint or prohibition issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and (ii) no Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger.

6.2. Conditions to Obligations of Parent. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(a), Section 3.3, Section 3.7(a), Section 3.21 and Section 3.22 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date), (ii) the representations and warranties of the Company contained in Section 3.2(a), Section 3.2(b) and Section 3.2(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), (iii) the representations and warranties contained in Section 3.2(d) through Section 3.2(g) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (iv) all other representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representations and warranties shall be so true and correct as of such earlier date), except, for purposes of this clause (iv), for any failures of such representations and warranties to be so true and correct to the extent that such failures have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(c) Required Money Transfer Permits. The Required Money Transfer Permits shall have been made or obtained, as applicable, and shall remain in full force and effect and all statutory waiting periods relating to such Required Money Transfer Permits shall have expired or been terminated (in each case, without the imposition of any Burdensome Condition). For purposes of this Agreement, “Required Money Transfer Permits” means (i) any Approval related to Money Transmitter Licenses, including in connection with a change in control of the Company or any of its Subsidiaries holding a Money Transmitter License, from or with any Governmental Entity specified in Section 6.2(c) of the Company Disclosure Schedules and (ii) all other Approvals related to Money Transmitter Licenses not listed in Section 6.2(c) of the Company Disclosure Schedules and in the case of each of clause (i) and (ii), required by applicable Legal Requirements to be made or obtained prior to the Effective Time, except, in the case of clause (ii), for such other Approvals the failure of which to be obtained or made prior to the Effective Time would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material and adverse effect on Parent or its affiliates or the conduct of their businesses.

(d) No Burdensome Condition. The CFIUS Approval shall have been obtained without the imposition of any Burdensome Condition; provided, however, that this condition shall be deemed to be irrevocably waived by Parent unless Parent provides written notice to the contrary to the Company within five (5) Business Days of the satisfaction of the conditions set forth in Section 6.1(c).

6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 4.11 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date and (ii) the other representations and warranties of Parent contained herein shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date (in each case without giving effect to any Parent Material Adverse Effect or other materiality qualifications or limitations contained therein) (except to the extent any such representations and warranties expressly relate to a specified date prior to the date of this Agreement, which need only be true and correct as of such specified date), except for any failures of such representations and warranties to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf Parent by an executive officer of Parent to the foregoing effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company, by written notice to the other party, if (i) any Governmental Entity which must grant a Required Money Transfer Permit has denied such approval and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before January 26, 2018 (as such date may be extended pursuant to the following proviso, the “End Date”); provided, that if the condition set forth in Section 6.2(c) has not been satisfied or waived as of January 26, 2018 (but all other conditions to the Closing set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)), then either the Company or Parent may extend the End Date to April 26, 2018 by delivery of written notice of such extension to the other party on or prior to the initial End Date, in which case the End Date shall be deemed for all purposes to be such later date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to (i) the Company if the failure of the Effective Time to occur by such date is due to the failure of the Company to perform or observe the covenants and agreements of the Company set forth herein or (ii) Parent, if the failure of the Effective Time to occur by such date is due to the failure of Guarantor, Parent or Merger Sub to perform or observe the covenants and agreements of such parties set forth herein;

(d) by either Parent or the Company (provided, that the terminating party (and, in the case of Parent, Guarantor or Merger Sub) is not then in material breach of any representation, warranty, covenant or other agreement contained herein), by written notice to the other party, if the other party (or, in the case of Parent, either Guarantor or Merger Sub) shall have breached (i) any of the covenants or agreements made by such other party (or, in the case of Parent, either Guarantor or Merger Sub) herein or (ii) any of the representations or warranties made by such other party (or, in the case of Parent, either Guarantor or Merger Sub) herein, and in either case, such breach (A) is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (B) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI hereof;

(e) by either Parent or the Company, by written notice to the other party, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof);

(f) by Parent, by written notice to the Company, prior to obtaining Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Recommendation, whether or not permitted under this Agreement, (ii) the Company shall have breached Section 5.3 by failing to call and hold the Company Stockholders Meeting as provided therein, or materially breached Section 5.4, (iii) the Company shall have failed to publicly recommend against any tender offer or exchange offer that constitutes a Company Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) of such tender offer or exchange offer or (iv) to the extent requested in writing by Parent, the Company Board shall have failed to publicly reaffirm the Company Recommendation within ten (10) Business Days after the date a Company Acquisition Proposal has been publicly announced (or, if later, within three (3) Business Days of Parent’s written request);

(g) by the Company, by written notice to Parent, if (i) all of the conditions in Section 6.1 and Section 6.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2, the Company has delivered written notice to Parent that (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived in writing by Parent (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied), (B) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived in writing by the Company (other than those conditions that by their nature are to be satisfied at the Closing; provided that such conditions are capable of being satisfied) and (C) the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub have failed to consummate the Closing on or before the third (3rd) Business Day after delivery of the notice referenced in clause (ii) of this Section 7.1(g) (or, if earlier, the Business Day immediately prior to the End Date), and the Company stood ready, willing and able to consummate the Closing throughout such period; or

(h) by the Company, by written notice to Parent, prior to obtaining the Company Stockholder Approval, if (i) the Company Board authorizes the Company, subject to complying with the terms of Section 5.4(e), to enter into a binding definitive agreement to effect a transaction constituting a Company Superior Proposal, (ii) the Company prior to or concurrently with such termination pays to Parent in immediately available funds the Termination Fee and (iii) the Company enters into such binding definitive agreement substantially concurrently with such termination.

7.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, Guarantor, the Company, or any other Company Related Party or Parent Related Party shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 5.15(c), this Section 7.2 and Article VIII, as well as the Confidentiality Agreement and the Payment Guarantee, shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.2(g), neither Parent, Merger Sub, Guarantor nor the Company shall be relieved or released from any liabilities or damages arising out of its “willful and material breach” of any provision of this Agreement or fraud; provided, that in no event shall any party hereto be liable for any punitive damages. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, when the breaching party knew that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) The Company shall pay Parent or its designee, by wire transfer of immediately available funds, the Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated by (A) Parent pursuant to Section 7.1(f) (Change in Recommendation, etc.) then the Company shall pay to Parent the Termination Fee on the second (2nd) Business Day following such termination or (B) the Company pursuant to Section 7.1(h) (Superior Proposal) then the Company shall pay to Parent the Termination Fee prior to or concurrent with such termination; and

(ii) if this Agreement is terminated (A) (1) by either Parent or the Company pursuant to Section 7.1(c) (End Date) or by Parent pursuant to Section 7.1(d) (Terminable Breach) or (2) by either Parent or the Company pursuant to Section 7.1(e) (Failure to Obtain Stockholder Approval), (B) (1) in the case of (A)(1), a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced or otherwise communicated to the Company Board at any time after the date of this Agreement and prior to the termination of this Agreement or (2) in the case of (A)(2), a Company Acquisition Proposal, whether or not conditional, shall have been publicly announced and not withdrawn prior to the Company Stockholders Meeting and (C) within twelve (12) months of such termination the Company or any of its Subsidiaries enters into an agreement with respect to (or consummates) any Company Acquisition Proposal whether or not with a person that made a Company Acquisition Proposal prior to the date of such termination, then the Company shall pay the Termination Fee to Parent or its designee on the date of such execution or consummation, provided, however, that solely for the purpose of this clause (ii), all references in the definition of Company Acquisition Proposal to “20% or more” shall instead refer to “50% or more”; provided further, that, notwithstanding the foregoing, the Termination Fee shall not be payable to Parent if (x) the Parent Termination Fee is payable to the Company pursuant to Section 7.2(c)(ii) or (y) the Parent Regulatory Termination Fee is payable to the Company pursuant to Section 7.2(d)(ii) (unless, with respect to this clause (y), the agreement with respect to the Company Acquisition Proposal (or the consummated transaction) referenced in clause (C) above is with a person that made a Company Acquisition Proposal following the date of this Agreement and prior to the date of the termination of this Agreement). “Termination Fee” means $30 million in cash.

(c) Parent shall pay or cause to be paid to the Company or its designee, by wire transfer of immediately available funds, $60 million (the “Parent Termination Fee”), on the second (2nd) Business Day following termination of this Agreement, if this Agreement is terminated as follows:

(i) by the Company pursuant to Section 7.1(g) (Parent Failure to Close); or

(ii) (A) by the Company, pursuant to Section 7.1(d)(i) (Terminable Breach), as a result of Parent’s or Merger Sub’s willful and material breach of its covenants and agreements set forth herein for which the Company was not able to obtain or enforce specific performance or an injunction as a remedy for such willful and material breach or such remedy was not available or (B) by Parent, pursuant to Section 7.1(b)(ii) as a result of a final non-appealable order issued by the President of the United States pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by this Agreement, which resulted or was caused by Parent’s or Merger Sub’s willful and material breach of its covenants and agreements set forth herein for which the Company was not able to obtain or enforce specific performance or an injunction as a remedy for such willful and material breach or such remedy was not available.

(d) Parent shall pay or cause to be paid to the Company or its designee, by wire transfer of immediately available funds, $17.5 million (the “Parent Regulatory Termination Fee”) on the second (2nd) Business Day following termination of this Agreement, if this Agreement is terminated as follows:

(i) by Parent or the Company pursuant to Section 7.1(b)(ii) (Injunction) as a result of a final non-appealable order issued by the President of the United States pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by this Agreement; provided that at the time of such termination, the Company’s failure to perform or observe its covenants and agreements set forth herein was not the primary cause of the order or other prohibition contemplated by Section 7.1(b)(ii); and

(ii) by Parent or the Company, pursuant to Section 7.1(c) (End Date) if at the time of such termination all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived other than the conditions set forth in Section 6.1(c) (CFIUS), Section 6.1(d) (No Injunctions) (as a result of a final non-appealable order a final non-appealable order issued by the President of the United States pursuant to the Defense Production Act prohibiting the consummation of the transactions contemplated by this Agreement) or Section 6.2(d) (Burdensome Condition); provided that at the time of such termination, the Company’s failure to perform or observe its covenants and agreements set forth herein was not the primary cause of the failure of any such condition.

(e) Any Termination Fee, Parent Termination Fee or Regulatory Termination Fee that becomes payable pursuant to Section 7.2(b), Section 7.2(c) or Section 7.2(d) shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. The parties agree and understand that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion and (ii) in no event shall Parent be required to pay both the Parent Termination Fee and the Parent Regulatory Fee or pay either the Parent Termination Fee or the Parent Regulatory Termination Fee on more than one occasion.

(f) The Company and Parent agree that the agreements contained in Section 7.2(b), Section 7.2(c) and Section 7.2(d) are integral parts of the transactions contemplated by this Agreement. The parties agree that the Termination Fee, the Parent Termination Fee and the Parent Regulatory Termination Fee shall not constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. In the event that a party is required to commence litigation as set forth in Section 8.11 to seek all or a portion of the amounts payable to such party under this Section 7.2, and such party prevails in the litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 7.2, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder, together with interest on such amount or portion thereof at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made through the date the payment was actually received (collectively, the “Expense and Interest Payments”).

(g) Notwithstanding anything to the contrary in this Agreement, if any party breaches this Agreement or fails to perform any of its covenants, obligations or agreements hereunder (whether such breach or failure is willful and material, unintentional or otherwise), the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the non-breaching party or parties against the Company Related Parties, Parent Related Parties or the Lender Related Parties, as the case may be, for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated) shall be:

(i) the right to obtain an injunction, specific performance or other equitable relief in accordance with the terms and subject to the limitations of Section 8.12; and

(ii) the Company’s right to terminate this Agreement in accordance with Section 7.1 and (A) receive the Parent Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.2(c) (and, if applicable, any Expense and Interest Payments) or the Parent Regulatory Termination Fee in circumstances where it is payable pursuant to Section 7.2(d) (and if applicable, any Expense and Interest Payments) and (B) in any circumstance in which the Parent Termination Fee or Parent Regulatory Termination Fee is not payable pursuant to Section 7.2(c) or Section 7.2(d), seek money damages from Parent in the event of Guarantor’s, Parent’s or Merger Sub’s willful and material breach of any of their representations, warranties, covenants, obligations or agreements contained in this Agreement or fraud; provided, however, that in the circumstances described in this clause (B), in no event shall Parent or Merger Sub have any monetary liability or obligations in excess of an amount equal to the amount of the Parent Termination Fee (and, if applicable, any Expense and Interest Payments); and

(iii) Parent’s right to terminate this Agreement in accordance with Section 7.1 and (A) receive the Company Termination Fee in the circumstances under which such fee is payable pursuant to Section 7.2(b) (and, if applicable, any Expense and Interest Payments) and (B) in any circumstance under which the Termination Fee is not payable pursuant to Section 7.2(b), seek money damages from the Company in the event of the Company’s willful and material breach of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement or fraud; provided, however, that in the circumstances described in clause (B) above, in no event shall the Company have any monetary liability or obligations in excess of an amount equal to the amount of the Parent Termination Fee (and, if applicable, any Expense and Interest Payments).

(h) While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.12 and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Effective Time occurring and the Parent Termination Fee or the Company Termination Fee, as applicable.

(i) Notwithstanding anything in this Agreement, in no event shall the Company (and the Company shall cause the Company Related Parties to not) seek, directly or indirectly, to recover against any Lender Related Parties, or compel payment by any Lender Related Parties of, any damages or other payments whatsoever or bring against any Lender Related Parties any actions or other Claims (whether such remedies are sought in equity or at law, in contract, in tort or otherwise), in each case in this clause arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Debt Commitment Letter and the financings contemplated therein (or any failure of such financings to be consummated), or in respect of any oral representations made or alleged to be made in connection with this Agreement or the Debt Commitment Letter; provided that the foregoing shall not restrict Claims that the Company may assert: (x) against each of Parent and Merger Sub under, and solely pursuant to the terms and limitations of, this Agreement, (y) against Guarantor under, and solely pursuant to the terms and limitations of, the Guaranty, set forth in Section 8.16 and subject to the other terms and limitations of this Agreement and (z) against the Issuer Bank under the Payment Guarantee.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval; provided, further, that no amendment to Sections 7.2(i), 8.2, 8.9(b), 8.11(c) and 8.15, in each case to the extent such amendment would affect the rights of a Lender (or any Lender Related Party relating to such Lender) shall be effective as to such Lender without such Lender’s consent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.3. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.4. Expenses. Except as provided in Section 7.2, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated.

8.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile (upon confirmation of receipt) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Parent or Merger Sub, to:

Alipay (UK) Limited

c/o 26/F Tower One, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

Attn: General Counsel

Fax: (852) 2215-5321

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn: Lee A. Meyerson

Fax: (212) 455-2502

and

Simpson Thacher & Bartlett LLP

ICBC Tower – 35th Floor

3 Garden Road, Central

Hong Kong, China

Attn: Kathryn King Sudol

Fax: (852) 2869-7694

(b) if to the Company, to:

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, TX 75201

Fax: (214) 999-7670

Attn: Aaron Henry

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue

Suite 3700

Dallas, TX 75201-2975

Attn: Alan J. Bogdanow

Fax: (214) 999-7857

and

Vinson & Elkins LLP

1001 Fannin Street

Suite 2500

Houston, TX 77002- 6760

Attn: Lande Spottswood

Fax: (713) 615-5171

8.6. Certain Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company as determined by the Company in good faith than those contained in the Confidentiality Agreement.

“affiliate” means (unless otherwise specified), with respect to any person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

“Agent” means any person that is duly authorized to represent and/or act for another person under a contract or relation of agency, but excluding any Authorized Delegate.

“Approval” shall mean a consent, authorization, approval, filing, registration, license, franchise, permit, exemption, variance, waiver or non-objection of any Governmental Entity.

“Authorized Delegate” means a person that undertakes to disburse funds to, or credit, deposit or apply funds to the account or for the benefit of, recipients or beneficiaries of fund transfers initiated by customers of the Company or its Subsidiaries.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking organizations in New York, New York or Dallas, Texas are required or authorized by Law to be closed.

“CFIUS Approval” means any of the following: (a) the thirty (30)-day review period under the Defense Production Act shall have expired and the parties shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under the Defense Production Act or there are no unresolved national security concerns, and all action under the Defense Production Act is concluded with respect to the transactions contemplated hereby, or (b) an investigation shall have been commenced after such thirty (30)-day review period and CFIUS shall have determined to conclude all action under the Defense Production Act without sending a report to the President of the United States, and the parties shall have received notice from CFIUS that there are no unresolved national security concerns, and all action under the Defense Production Act is concluded with respect to the transactions contemplated hereby, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such action shall have lapsed.

“Claims” means any civil, criminal, or administrative actions, suits, demands, claims, hearings, investigations, proceedings, settlements, or enforcement actions commenced, brought, conducted or heard by or before otherwise involving, a Governmental Entity or any arbitrator or arbitration panel.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any person or “group” (as defined in or under Section 13(d) of the Exchange Act) (other than Parent or any of its Subsidiaries) relating to, or that could reasonably be expected to lead to, any direct or indirect (a) acquisition, purchase or sale of a business or assets that constitute 20% or more of the consolidated business, revenues, net income or assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, (b) merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving (i) the Company or (ii) one or more Subsidiaries of the Company representing 20% or more of the consolidated business, revenues, net income or assets of the Company and its Subsidiaries, (c) purchase or sale of, or tender or exchange offer (including a self-tender offer) for, securities of the Company or any of its Subsidiaries that, if consummated, would result in any person (or the stockholders of such person) or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning securities representing 20% or more of the equity or total voting power of the Company, any of its Subsidiaries or the surviving parent entity in such transaction or (d) any public announcement of a proposal, plan or intention to do any of the foregoing or any Contract to engage in any of the foregoing.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (with all references in the definition of Company Acquisition Proposal to “twenty percent (20%)” changed to “fifty percent (50%)” for purposes of this definition) made by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Company Merger, after taking into account (a) the legal, financial, regulatory or other aspects of such proposal, (b) the likelihood and timing of consummation (as compared to the transactions contemplated by this Agreement) and (c) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 5.4 of this Agreement).

“Company Related Party” shall mean the Company and each former, current or future affiliate, officer, director, manager, employee, stockholder, equityholder, member, manager, partner, agent, representative, successor or assign of the Company or any former, current or future affiliate, officer, director, manager, employee, stockholder, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Contract” means any written or oral license, lease, agreement, contract, understanding, permit, concession, franchise, note, bond, mortgage, indenture, deed of trust or other instrument or obligation, in each case to which there are continuing rights, liabilities or obligations.

“control” with respect to the relationship between or among two (2) or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 27, 2013, by and among the Company, as borrower, Bank of America, N.A., as administrative agent, certain lender parties thereto and the other agents party thereto.

“Governmental Entity” means any national, federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization.

“Infringing” means infringing, misappropriating, diluting or otherwise violating.

“Intellectual Property” means all intellectual property rights worldwide, including (a) trademarks, service marks, trade names, corporate names, Internet domain names, social and mobile media identifiers, logos and other source identifiers and all goodwill associated therewith and symbolized thereby, (b) patents, rights in inventions, methods and processes, (c) trade secrets, know-how, rights in models and algorithms (d) copyrights and rights in copyrighted works (including software), and (e) all registrations, applications, renewals, continuations, continuations-in-part, divisions, re-issues, re-examinations and foreign counterparts thereof.

“knowledge” means, (a) with respect to the Company, the actual knowledge of the individuals set forth in Section 8.5 of the Company Disclosure Schedule and (b) with respect to Parent, the actual knowledge of the individuals set forth in Section 8.5 of the Parent Disclosure Schedule.

“Legal Requirement” shall mean any applicable federal, state, local, territorial, provincial, regional, municipal, foreign or supranational law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, injunction, order, award, ruling or requirement (including Privacy Laws) issued, enacted, adopted, promulgated, implemented or otherwise put into effect in any nation, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nation by or under the authority of any Governmental Entity, and any rule, regulation or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any payment system in which the Company or any of its Subsidiaries processes transactions.

“Lender Related Party” shall mean any Lender and any of its former, current and future affiliates, officers, directors, managers, employees, controlling persons, stockholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, controlling person, stockholders, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or any other financing to be obtained by Parent (or any of its affiliates) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, incremental agreements, credit agreements or loan agreements entered into in connection therewith, and their respective successors and assigns.

“Liens” means any liens, licenses, charges, encumbrances, adverse ownership rights or claims and security interests whatsoever.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) that prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (a) above, there shall be excluded any effect on the Company and its Subsidiaries to the extent caused by, resulting from or relating to (i) any change after the date of this Agreement in Laws of general applicability or published interpretations thereof by courts or Governmental Entities or in U.S. GAAP, (ii) the announcement or execution of this Agreement or the transactions contemplated hereby, including the identity of Parent and any announced plans or intentions of Parent with respect to the Company or the business of the Company and its Subsidiaries following the Closing; (iii) any changes after the date of this Agreement in general political, tax, economic or business conditions in the United States or any country or region in the world in which the Company or any of its Subsidiaries does business, or any changes in securities, credit or capital market conditions, including interest rates or exchange rates; (iv) the failure by the Company and its Subsidiaries to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement or a decrease in the market price or the trading volume of shares of Common Stock; provided that the exception in this clause (iv) shall not prevent the underlying facts giving rise or contributing to such failure or decrease from being taking into account in determining whether a Material Adverse Effect has occurred; (v) hurricanes, earthquakes, floods or other natural disasters; (vi) the commencement, continuation or escalation of a war (whether or not declared), armed hostilities or acts of terrorism; (vii) any change or effect generally affecting the money transmission industry, (viii) the performance by Company or any of its affiliates of its or their express obligations under this Agreement or (ix) any action or omission by the Company taken at the express written request Parent; provided, that the effect of such changes described in clauses (i), (iii), (v), (vi) or (vii) shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its Subsidiaries relative to other participants in the money transmission industry; provided, further, that clause (ii) shall not apply to the use of Material Adverse Effect in Section 3.4 (or Section 6.2(a) as it applies to Section 3.4).

“Materials of Environmental Concern” shall mean any pollutant, contaminant, hazardous or toxic substance or waste, or other similar substance regulated by any Environmental Law.

“Money Transmitter License” shall mean any Approval that is necessary under any Money Transmitter Requirement to entitle the Company or any of its Subsidiaries to carry on and conduct its businesses as currently conducted.

“Money Transmitter Requirements” shall mean any and all Legal Requirements relating to the business of transmitting money or other payment or money services businesses.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Parent Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences prevents or materially delays or materially impairs, or that would reasonably be expected to prevent, materially delay or materially impair, Guarantor’s, Parent’s and Merger Sub’s ability to perform their respective obligations under this Agreement or consummate the transactions contemplated hereby.

“Parent Related Party” shall mean Parent, Merger Sub and any of their respective former, current and future affiliates, officers, directors, managers, employees, stockholders, equityholders, members, managers, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, stockholders, equityholder, member, manager, partner, agent, representative, successor or assign of any of the foregoing.

“Permitted Lien” shall mean (a) routine statutory Liens securing liabilities not yet due and payable and (b) Liens existing or expressly permitted pursuant to the Credit Agreement existing as of the date of this Agreement.

“person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, government or any agency or political subdivision thereof, or any other entity or any group (as defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“PRC” shall mean People’s Republic of China.

“Required Information” means all financial statements relating to the Company necessary to satisfy the conditions in paragraphs 3 of Exhibit C to the Debt Commitment Letter as in effect on the date of this Agreement; provided that such information shall not satisfy such conditions if (1) Ernst & Young LLP or Deloitte & Touche LLP shall have withdrawn their audit opinions with respect to any audited financial statements contained in the Required Information, in which case the Required Information shall not be deemed to have been provided unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP, Deloitte & Touche LLP or another independent accounting firm of nationally recognized standing; or (2) the Company shall have publicly announced any intention to restate any historical financial statements of the Company included in the Required Information, or the Company shall have publicly announced that such restatement is under consideration, in which case the Required Information shall not be deemed to have been provided unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has publicly announced that it has concluded no such restatement shall be required.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any person, any other corporation, partnership, joint venture, limited liability company or any other entity (a) of which such first person or a Subsidiary of such first person is a general partner or managing member or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned or controlled by such first person and/or one or more Subsidiaries thereof.

“Transaction Documents” means this Agreement and the Voting and Support Agreements.

“U.S. GAAP” means United States generally accepted accounting principles.

8.7. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. References to a party or to the parties to this Agreement refers to the Company, Parent, Merger Sub and Guarantor, individually or collectively, as the case may be.

8.8. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.9. Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (together with the documents and the instruments referred to herein and the Payment Guarantee, Voting and Support Agreements, the Debt Commitment Letter and the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Except for: (i) Article II, with respect to the rights of holders of Shares and Series D Preferred Stock to receive payment of the Merger Consideration and the rights of the holders of Company Options or Company RSUs to receive the Option Consideration and the Converted Awards, which from and after the Effective Time shall be for the benefit of any person entitled to such payment or award thereunder, (ii) Section 5.7, which from and after the Effective Time shall be for the benefit of each Indemnified Party, his or her heirs and personal representatives and (iii) Sections 7.2(i), 8.2, 8.9(b), 8.11(c) and 8.15, which shall be for the benefit of the Lender Related Parties, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 8.4 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.11. Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) for the purpose of any Claim directly or indirectly based upon, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement (including with respect to the Debt Financing) or the actions of Guarantor, Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof. With respect to this Section 8.11(a), each of the parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) with respect to any matter relating to or arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) except as set forth in Section 8.11(c), agrees that it will not bring any such proceeding in any court other than the Delaware state or federal courts within the State of Delaware, as described above. With respect to this Section 8.11(a), each of the parties irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 8.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(b) EACH OF PARENT, MERGER SUB, THE COMPANY AND GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING) OR THE ACTIONS OF GUARANTOR, PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably agrees: (i) that any Claim, whether at law or in equity, in contract, in tort or otherwise, involving the Lender Related Parties arising out of, or relating to, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each of the parties submits to the exclusive jurisdiction of such court with respect to any such Claim; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Claim in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such Claim brought in any such court; (iv) to waive and hereby does waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Claim in any such court; (v) that any such Claim will be governed and construed in accordance with the laws of the State of New York; and (vi) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

8.12. Specific Performance.

(a) Each of Parent, Merger Sub, Guarantor and the Company agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, subject to Section 8.12(b), Parent, Merger Sub and the Company shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.11(a) above, this being in addition to any other remedy to which they are entitled at law or in equity. Each of Parent, Merger Sub, Guarantor and the Company agrees that, subject to Section 8.12(b), it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction, specific performance or other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 8.11(a), may seek such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such injunction or other equitable relief. Subject to Section 8.12(b), each of Guarantor, Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent, Merger Sub or Guarantor, or the Company, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent, Merger Sub or Guarantor, or the Company, as applicable, under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.12(a)), it is explicitly agreed that the Company shall have the right to obtain an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligation to effect the Closing or consummate the Merger (and Guarantor’s obligation to contribute to or otherwise make available to Parent and/or Merger Sub to proceeds of the Debt Financing in accordance with Section 8.16) in accordance with the terms of this Agreement if and only if (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction of such conditions at the Closing)) at the time when the Closing is required to occur pursuant to Section 1.2, (ii) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters and (iii) the Company has confirmed in a written notice to Parent that if an injunction, specific performance or other equitable remedy is granted, then the Company will take such actions required of it to effect the Closing and consummate the Merger.

8.13. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party, except that Parent and Merger Sub may assign (in whole but not in part) its rights and obligations hereunder to any wholly owned Subsidiary of Parent after providing written notice thereof to the Company at least five (5) Business Days in advance thereof; provided, however, that no such assignment shall be permitted without the prior written consent of the Company if such assignment could increase the risk that any of the conditions set forth in Article VI may not be satisfied or may be delayed in being satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or could reasonably be expected to adversely affect the Company; provided, further, however, that no such assignment shall relieve Parent or Merger Sub of any obligation or liability under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.15. Non-Recourse. Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against persons that are expressly named as parties hereto (including, for the avoidance of doubt, Guarantor), and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives (including any Lender Related Party), in each case, that is not a party hereto, shall have any liability hereunder or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent, Guarantor or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto. For the avoidance of doubt, this Section 8.15 does not limit or affect any rights or remedies that Parent or Merger Sub may have against the parties to the Debt Commitment Letter and does not limit or affect any rights or remedies that the Company may have against the Issuing Bank under the Payment Guaranty.

8.16. Guaranty.

(a) Guarantor, in order to induce the Company to execute and deliver this Agreement, hereby (i) agrees to contribute to or otherwise make available to Parent and/or Merger Sub the proceeds of the Debt Financing necessary to pay the aggregate Merger Consideration and all other cash amounts required to be paid by Parent in accordance with Article II and (ii) absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) the due, punctual and full payment and performance of Parent’s and Merger Sub’s (including its permitted assigns) obligations to pay the Parent Termination Fee or the Parent Regulatory Termination Fee (and, if applicable, any Expense and Interest Payments) and any amounts payable pursuant to Section 8.16(e), if and when owed.

(b) This Guaranty is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Parent’s or Merger Sub’s and/or their designees’ or assignees’ liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. Parent and Merger Sub hereby waive any right to require the Company, as a condition of payment or performance by Parent or Merger Sub of any obligations of Parent or Merger Sub hereunder, to proceed against Parent or Merger Sub or pursue any other remedy whatsoever in the event that Parent and Merger Sub fails to perform its obligations hereunder.

(c) Guarantor represents and warrants to the Company that (i) Guarantor is duly organized and validly existing under the Laws of the Hong Kong Special Administrative Region, and has full corporate power and authority to execute and deliver this Guaranty and Agreement, and to perform its obligations hereunder, (ii) the execution and delivery of this Guaranty and Agreement and the consummation by Guarantor of the transactions contemplated hereby have been duly and validly approved by the requisite corporate action, and (iii) no other corporate or stockholder proceedings on the part of Guarantor (or its equityholder) is necessary to authorize the execution, delivery and performance by Guarantor of this Guaranty and Agreement.

(d) Guarantor represents and warrants to the Company that the execution, delivery or performance of this Guaranty and Agreement by Guarantor will not (i) violate any provision of the organizational documents of Guarantor, (ii) violate or conflict with any applicable Law or Legal Requirement binding on Guarantor, (iii) require the consent, approval, order or authorization of, filing or registration with, or notification to any Governmental Entity, (iv) cause any Lien to be created or imposed upon any of Guarantor’s assets or property or (v) violate, conflict with, require consent under, or result in the breach of or loss of benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract to which Guarantor is a party or by which it or any of its property is or may be bound or affected, except, in each case of clauses (ii), (iii), (iv) and (v), as would not prevent or materially delay or materially impair Guarantor’s ability to perform its obligations hereunder.

(e) Guarantor shall, promptly upon the request of the Company, reimburse, indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims and reasonable out-of-pocket costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).

(f) Guarantor shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts with respect to (i) maintaining in effect the Debt Commitment Letter (except to the extent replaced by binding commitments for the Term Loan Facility (as defined in the Debt Commitment Letter)), (ii) negotiating definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained therein or, if available, on other terms that are acceptable to Guarantor in its sole discretion (subject to the restriction on amendments below) and would not adversely affect the ability of Parent to consummate the transactions contemplated herein, and (iii) satisfying on a timely basis all conditions applicable to Guarantor and its Subsidiaries to obtaining the Debt Financing that are within Guarantor’s control.

(g) Guarantor shall not, without the prior written consent of the Company, (i) terminate the Debt Commitment Letter (unless the Debt Commitment Letter is replaced in a manner consistent with the following clause (ii) in order to obtain binding commitments with respect to the Term Loan Facility) or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Debt Commitment Letter if such amendment, modification, waiver, or replacement (A) would add any new material conditions to the Debt Financing (or modify any existing condition in a manner adverse to Guarantor), (B) reduce the aggregate amount of the Debt Financing, (C) could reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or (D) could reasonably be expected to adversely impact the ability of Guarantor to enforce its rights against the Lenders or any other parties to the Debt Commitment Letter or the definitive agreements with respect thereto; provided, that Guarantor may amend the Debt Commitment Letter to add lenders, arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and provide such lenders, arrangers, bookrunners, syndication agents or similar entities with consent rights with respect to existing conditions to the consummation of the Debt Financing (with such debt financing commitment, as amended, modified, waived or replaced in accordance with this clause (g) or clause (h) below, to be considered for all purposes under Section 5.15 and Section 8.16, the “Debt Commitment Letter” hereunder and the debt financing under such debt financing commitment, to be considered for all purposes under Section 5.15 and Section 8.16, the “Debt Financing” hereunder; Parent shall be deemed to have made the representations set forth in Section 4.9 of this Agreement mutatis mutandis with respect to such replacement documentation as the date hereof).

(h) In the event that any portion of the aggregate amount of the Debt Financing becomes unavailable (other than as a result of voluntary termination, which shall be governed by clause (g) above), regardless of the reason therefor, Guarantor shall (i) promptly notify the Company of such unavailability and, to the knowledge of Guarantor, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient to enable the transactions contemplated by this Agreement to be consummated) from the same or other sources.

(i) In the event the Debt Commitment Letter is replaced in accordance with clause (g) or (h) above, Parent shall provide the Company drafts of the documentation relating to any replacement commitment (including any fee letter with respect thereto, redacted in customary form).

(j) In the event that all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions) and all of the conditions set forth in the Debt Commitment Letter are satisfied or waived, on the Closing Date (as determined in accordance with Section 1.2), Guarantor shall cause the Lenders to fund the Debt Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby, and shall enforce its rights under the Debt Commitment Letter (including in the event of any breach or purported breach thereof and including by taking enforcement action to cause the Lenders to fund such Debt Financing).

(k) Guarantor shall keep the Company reasonably informed on a current and timely basis of the status of Guarantor’s efforts to obtain the Debt Financing and to satisfy the conditions thereof, including advising and updating the Company, in a reasonable level of detail, of any breach or threatened breach of the Debt Commitment Letter by the Lenders or the Guarantor and any event that could reasonably be expected to adversely impact the ability of the Guarantor to obtain the financing on the terms set forth in the Debt Commitment Letter.

(l) Notwithstanding anything contained in this Agreement to the contrary, Guarantor expressly acknowledges and agrees that neither its obligations hereunder, nor Parent’s or Merger Sub’s obligations hereunder, are conditioned in any manner upon Guarantor obtaining the Debt Financing.

(m) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.16 shall require, and in no event shall the reasonable best efforts of Guarantor be deemed or construed to require, Guarantor (or any of its affiliates, including Parent or Merger Sub) to (i) pay any fees to the Lenders in excess of those contemplated in the Debt Commitment Letter and related fee letters as of the date hereof, whether to secure waiver of any conditions contained therein or otherwise or (ii) amend or waive any of the terms or conditions hereof or under the Debt Commitment Letter.

(n) Guarantor hereby acknowledges and agrees to be subject to the provisions of this Article VIII and hereby makes to the Company the representations and warranties set forth in Section 4.9.

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IN WITNESS WHEREOF, Parent, Merger Sub, Guarantor and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

ALIPAY (UK) LIMITED

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Authorized Signatory

MATRIX ACQUISITION CORP.

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Authorized Signatory

ALIPAY (HONG KONG) LIMITED, solely for purposes of Section 8.16 (and the sections referenced therein)

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Authorized Signatory

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ W. Alexander Holmes
Name: W. Alexander Holmes
Title: Chief Executive Officer

ANNEX B

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of January 26, 2017, by and among Alipay (UK) Limited, a United Kingdom limited company (“Parent”), the persons whose names appear on the signature pages hereto (each a “Stockholder” and together, the “Stockholders”) and MoneyGram International, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Matrix Acquisition Corp., a Delaware corporation and subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

B. As an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Stockholders agree to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that the Stockholders own, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the date hereof, and any additional shares of Common Stock that such Stockholders may acquire beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof (collectively, the “Covered Shares”).

C. As of the date hereof, the Stockholders are the beneficial or legal owners of record, and have either sole or shared voting power over, such number of shares of Common Stock as are indicated opposite each of their names on Schedule A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof or (c) the date of any amendment, modification, change or waiver of any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement).

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or

Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2. Agreement to Not Transfer the Covered Shares.

2.1 No Transfer of Covered Shares. Until the Expiration Time, the Stockholders agree not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion). Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2 Update of Beneficial Ownership Information. Promptly following the written request of Parent, or upon a Stockholder’s acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Common Stock after the date hereof, such Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder and indicating the capacity in which such Covered Shares are owned.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, the Stockholders shall vote (including via proxy) the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered Shares):

(a) in favor of the adoption of the Merger Agreement; and

(b) against (A) any Company Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (B) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Stockholders shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3 Each of the Stockholders shall execute and deliver (or cause the holders of record to execute and deliver), within three Business Days of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company by or on behalf of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1. The Stockholders shall promptly confirm to Parent (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions.

3.4 Without limiting the obligations of the Stockholders under this Agreement, the Stockholders hereby irrevocably appoint as their proxy and attorney-in-fact the officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote the Covered Shares in accordance with this Agreement and, in the discretion of the Proxy Holders, with respect to any proposed postponements or adjournments of meetings of the Company’s stockholders at which any of the matters described in this Agreement are to be considered, in each case only in the event any such Stockholder fails to be counted as present or fails to vote all of such Stockholder’s Covered Shares in accordance with this Agreement. This proxy is coupled with an interest and shall be irrevocable, and the Stockholders shall each take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholders with respect to the Covered Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 3.4 shall terminate and be of no further force and effect upon the Expiration Time.

3.5 (a) Notwithstanding the foregoing and subject to Section 11.16, if the Company Board makes a Change of Recommendation (other than in connection with a Company Acquisition Proposal) in accordance with Section 5.4(e) of the Merger Agreement, then if the aggregate number of shares of Common Stock subject to this Agreement and any other voting agreements between Parent and other stockholders of the Company relating to the matters set forth in Section 3.1 (the “Other Voting Agreements”) exceeds thirty-five-percent (35%) of the total number of outstanding shares of Common Stock as of the record date for any meeting at which any matters set forth in Section 3.1 are to be voted on (the “Covered Shares Cap”), then the obligation of the Stockholders to vote the Covered Shares in accordance with Section 3 shall be modified such that (i) the Stockholders, together with the other stockholders of the Company party to such Other Voting Agreements, shall only be required to collectively vote an aggregate number of shares of Common Stock equal to the Covered Shares Cap and (ii) notwithstanding any other provision of this Agreement or any Other Voting Agreement, the number of shares of Common Stock subject to the obligations set forth in Section 3 of this Agreement (and the number of shares of Common Stock subject to the corresponding obligations in each Other Voting Agreement) shall be reduced on a pro rata basis in accordance with the number of votes the Stockholders and each other such stockholder is entitled to cast in each case only to the extent required to limit the aggregate number of shares of Common Stock subject to such obligations to the Covered Shares Cap as set forth in clause (i) above. The Stockholders, in their discretion, shall be entitled to vote all of the Stockholders’ shares of Common Stock which are no longer subject to this Agreement as a result of this Section 3.5(a) in any manner the Stockholders choose, which shares of Common Stock will no longer be subject to the irrevocable proxy set forth in Section 3.4 above.

(b) Within 3 Business Days following a Change of Recommendation (other than in connection with a Company Acquisition Proposal) the Company shall send a written notice setting forth the number of shares of Common Stock owned by the Stockholders that, as a result of the application of Section 3.5(a), are no longer subject to this Agreement and therefore are not deemed “Covered Shares” under this Agreement, together with supporting calculations based upon the number of shares of Common Stock outstanding as of the record date of the Company Stockholder Meeting, the number of Covered Shares under this Agreement and the number of shares of Common Stock subject to the Other Voting Agreements.

4. Waiver of Appraisal Rights. Solely with respect to the Merger Agreement and the transactions contemplated thereby, each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all Covered Shares owned (beneficially or of record) by such Stockholder.

5. No Solicitation.

5.1 Until the Expiration Time, the Stockholders shall not, and shall direct their respective Representatives not to, directly or indirectly, take any of the actions set forth in clauses (i) through (v) of Section 5.4(a) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof). The Stockholders shall, and shall use reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal. In addition, the Stockholders each agree to be subject to Section 5.4(c) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof) as if each were the “Company” thereunder (including with respect to the obligations to notify Parent orally and in writing promptly (but in any event within two (2) days) after receipt of any Company Acquisition Proposal (or any change to the financial or other material terms and conditions of any Company Acquisition Proposal) and to otherwise keep Parent reasonably informed on a current basis of the status of any such Company Acquisition Proposal (including by providing copies of all proposals, offers and drafts of proposed agreements related thereto)).

5.2 Notwithstanding the foregoing, solely to the extent the Company is permitted, pursuant to Section 5.4(b) of the Merger Agreement, to have discussions or negotiations with a person making a Company Acquisition Proposal, the Stockholders and their respective Representatives shall be permitted to participate in such discussions or negotiations with such person making such Company Acquisition Proposal, subject to compliance by the Stockholders with the last sentence of Section 5.1 above.

6. No Legal Action. The Stockholders shall not, and shall direct their respective Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholders (or their performance hereunder) breaches any fiduciary duty of the Company’s board of directors (or any member thereof) or any duty that such Stockholders have (or may be alleged to have) to the Company or to the other holders of the Common Stock.

7. Fiduciary Duties. Nothing in this Agreement shall restrict or affect any action or inaction of Stockholders’ designees serving on the board of directors of the Company, acting in such person’s capacity as a director of the Company, including complying, subject to the provisions of the Merger Agreement, with his or her fiduciary obligations as a director of the Company. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. No action or inaction taken or failed to be taken in such capacity as a director shall be deemed to constitute a breach of this Agreement.

8. Notice of Certain Events. Each Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would constitute a breach of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

9. Representations and Warranties of the Stockholders. The Stockholders hereby jointly and severally represent and warrant to Parent that:

9.1 Due Authority. The Stockholders have the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3 hereof. Each of the Stockholders is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Stockholders’ obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of the Stockholders and constitutes a valid and binding obligation of the Stockholders enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2 Ownership of the Covered Shares. (a) Each Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as disclosed on Schedule A and (b) each Stockholder has sole voting power over all of the Covered Shares beneficially owned by such Stockholder. None of the Stockholders has entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Stockholders do not own, beneficially or of record, any shares of Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of the Company) other than the shares of Common Stock set forth on Schedule A opposite each Stockholder’s name.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholders does not, and the performance by the Stockholders of their obligations under this Agreement and the compliance by the Stockholders with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholders, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by such Stockholder pursuant to any Contract or obligation to which any of the Stockholders is a party or by which any of the Stockholders is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to any of the Stockholders in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4 Absence of Litigation. There is no legal action pending against, or, to the knowledge of any of the Stockholders, threatened against or affecting any of the Stockholders that could reasonably be expected to materially impair or materially adversely affect the ability of any of the Stockholders to perform such party’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

10. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders that:

10.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

10.3 Absence of Litigation. There is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that could reasonably be expected to materially impair or materially adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

11. Miscellaneous.

11.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

11.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

11.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile (upon confirmation of receipt) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth for such party on Schedule A with a copy to (which shall not be considered notice):

Name:         Weil, Gotshal & Manges LLP

Address:      767 Fifth Avenue

                    New York, New York 10153

Fax:             (212) 310-8007

Attn:            Michael J. Aiello

(ii) if to Parent, to:

Alipay (UK) Limited

c/o 26/F Tower One, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

Attn: General Counsel

Fax: (852) 2215-5321

with a copy to (which shall not be considered notice):

Name:         Simpson Thacher & Bartlett LLP

Address:      425 Lexington Avenue

                    New York, New York 10017

Fax:             (212) 455-2502

Attention:    Lee Meyerson

and

Simpson Thacher & Bartlett LLP

ICBC Tower – 35th Floor

3 Garden Road, Central

Hong Kong, China

Fax:            (852) 2869-7694

Attention:   Kathryn King Sudol

(iii) if to Company, to:

MoneyGram International, Inc.

2828 N. Harwood St., 15th Floor

Dallas, TX 75201

Fax:            (214) 999-7670

Attn:           Aaron Henry

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue

Suite 3700

Dallas, TX 75201-2975

Attention:   Alan J. Bogdanow

Fax:            (214) 999-7857

and

Vinson & Elkins LLP

1001 Fannin Street

Suite 2500

Houston, TX 77002- 6760

Attn:           Lande Spottswood

Fax:            (713) 615-5171

11.6 Jurisdiction; Waiver of Jury.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) for the purpose of any Claim directly or indirectly based upon, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent or the Stockholders in the negotiation, administration, performance and enforcement hereof and thereof. Each of the parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) with respect to any matter relating to or arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any such proceeding in any court other than the Delaware state or federal courts within the State of Delaware, as described above. Each of Parent and the Stockholders irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 11.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(b) EACH OF PARENT AND THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

11.7 Documentation and Information. Each of the Stockholders consent to and authorizes the publication and disclosure by the Company of the Stockholders’ identities and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. The Company will provide legal counsel to the Stockholders with a reasonable opportunity to review and comment on drafts of such disclosure documents with respect to references to the Stockholders contained therein prior to the filing or public disclosure of such disclosure documents.

11.8 Specific Performance. Each of Parent and the Stockholders agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that Parent and the Stockholders shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 11.6(a) above, this being in addition to any other remedy to which they are entitled at law or in equity.

11.9 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, both written and oral, between the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.10 Reliance. The Stockholders understand and acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholders’ execution and delivery of this Agreement.

11.11 Interpretation. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. References to a party or to the parties to this Agreement refers to the Parent and the Stockholders, individually or collectively, as the case may be.

11.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

11.13 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

11.14 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

11.16 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the Expiration Time.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

ALIPAY (UK) LIMITED

By:	/s/ Leiming Chen
Name: Leiming Chen
Title: Authorized Signatory

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

THOMAS H. LEE EQUITY FUND VI, L.P.
By: THL Equity Advisors VI, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.
By: THL Equity Advisors VI, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.
By: THL Equity Advisors VI, LLC, its general partner
By: Thomas H. Lee Partners, L.P., its sole member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL EQUITY FUND VI INVESTORS (MONEYGRAM), LLC
By: THL Equity Advisors VI, LLC, its manager
By: Thomas H. Lee Partners, L.P., its general partner
By: Thomas H. Lee Advisors, LLC, its attorney-in-fact
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting and Support Agreement]

THL COINVESTMENT PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P., its general partner
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL OPERATING PARTNERS, L.P.
By: Thomas H. Lee Partners, L.P., its general partner
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

THL MANAGERS VI, LLC
By: Thomas H. Lee Partners, L.P., its managing member
By: Thomas H. Lee Advisors, LLC, its general partner
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC
By: Putnam Investments Holdings, LLC, its managing member
By: Putnam Investments, LLC its managing member
By: Thomas H. Lee Advisors, LLC, its attorney-in-fact
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting and Support Agreement]

GREAT-WEST INVESTORS, L.P.
By: Thomas H. Lee Advisors, LLC, its attorney-in-fact
By: THL Holdco, LLC, its managing member

By:	/s/ Charles P. Holden
Name: Charles P. Holden
Title: Managing Director

[Signature Page to Voting and Support Agreement]

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ W. Alexander Holmes
Name:	W. Alexander Holmes
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name	Address for Notice	Covered Shares
Thomas H. Lee Equity Fund VI, L.P.	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	13,056,740
Thomas H. Lee Parallel Fund VI, L.P.	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	8,841,330
Thomas H. Lee Parallel (DT) Fund VI, L.P.	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	1,544,404
THL Equity Fund VI Investors (MoneyGram), LLC	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	48,881
THL Coinvestment Partners, L.P.	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	37,296
THL Operating Partners, L.P.	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	45,950
THL Managers VI, LLC	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	30,006
Putnam Investments Employees’ Securities Company III LLC	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	66,613
Great-West Investors, L.P.	c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: General Counsel Fax: (617) 227-3514	66,638
	Total:	23,737,858

ANNEX C

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of January 26, 2017, by and among Alipay (UK) Limited, a United Kingdom limited company (“Parent”), and the person whose name appears on the signature pages hereto (the “Stockholder”) and MoneyGram International, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, Matrix Acquisition Corp., a Delaware corporation and subsidiary of Parent (“Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) that, among other things, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

B. As an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, the Stockholder agrees to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that the Stockholder owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the date hereof, and any additional shares of Common Stock that such Stockholder may acquire beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date hereof (collectively, the “Covered Shares”).

C. As of the date hereof, the Stockholder is the beneficial or legal owners of record, and have either sole or shared voting power over, such number of shares of Common Stock as are indicated opposite such Stockholder’s name on Schedule A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VII thereof or (c) the date of any amendment, modification, change or waiver of any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement).

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2. Agreement to Not Transfer the Covered Shares.

2.1 No Transfer of Covered Shares. Until the Expiration Time, the Stockholder agrees not to, Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion). Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever. Notwithstanding anything in this Agreement to the contrary, such Stockholder may Transfer Covered Shares (a) to any member of such Stockholder’s immediate family, (b) to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, (c) by will or operation of law, (d) in connection with or for the purpose of personal tax-planning or estate-planning or (e) for charitable purposes or as charitable gifts or donations; provided that a Transfer referred to in clause (a) through (e) of this Section 2.1 will be permitted only if the transferee agrees in writing to be bound by the terms of this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, the Stockholder may sell or net settle a sufficient number of Common Stock to cover the tax withholding obligations resulting from the vesting and conversion of Company RSUs or the exercise of Company Options and to cover the payment of the exercise price related to the exercise of Company Options.

2.2 Update of Beneficial Ownership Information. Promptly following the written request of Parent, or upon the Stockholder’s acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Common Stock after the date hereof, the Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by the Stockholder and indicating the capacity in which such Covered Shares are owned.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, the Stockholder shall vote (including via proxy) the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered Shares):

(a) in favor of the adoption of the Merger Agreement; and

(b) against (A) any Company Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (B) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), the Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3 The Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within three Business Days of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company by or on behalf of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1. The Stockholder shall promptly confirm to Parent (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions.

3.4 Without limiting the obligations of the Stockholder under this Agreement, the Stockholder hereby irrevocably appoints as their proxy and attorney-in-fact the officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote the Covered Shares in accordance with this Agreement and, in the discretion of the Proxy Holders, with respect to any proposed postponements or adjournments of meetings of the Company’s stockholders at which any of the matters described in this Agreement are to be considered, in each case only in the event the Stockholder fails to be counted as present or fails to vote all of the Stockholder’s Covered Shares in accordance with this Agreement. This proxy is coupled with an interest and shall be irrevocable, and the Stockholder shall each take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Covered Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 3.4 shall terminate and be of no further force and effect upon the Expiration Time.

3.5 (a) Notwithstanding the foregoing and subject to Section 11.16, if the Company Board makes a Change of Recommendation (other than in connection with a Company Acquisition Proposal) in accordance with Section 5.4(e) of the Merger Agreement, then if the aggregate number of shares of Common Stock subject to this Agreement and any other voting agreements between Parent and other stockholders of the Company relating to the matters set forth in Section 3.1 (the “Other Voting Agreements”) exceeds thirty-five-percent (35%) of the total number of outstanding shares of Common Stock as of the record date for any meeting at which any matters set forth in Section 3.1 are to be voted on (the “Covered Shares Cap”), then the obligation of the Stockholder to vote the Covered Shares in accordance with Section 3 shall be modified such that (i) the Stockholder, together with the other stockholders of the Company party to such Other Voting Agreements, shall only be required to collectively vote an aggregate number of shares of Common Stock equal to the Covered Shares Cap and (ii) notwithstanding any other provision of this Agreement or any Other Voting Agreement, the number of shares of Common Stock subject to the obligations set forth in Section 3 of this Agreement (and the number of shares of Common Stock subject to the corresponding obligations in each Other Voting Agreement) shall be reduced on a pro rata basis in accordance with the number of votes the Stockholder and each other such stockholder is entitled to cast in each case only to the extent required to limit the aggregate number of shares of Common Stock subject to such obligations to the Covered Shares Cap as set forth in clause (i) above. The Stockholder, in his or her discretion, shall be entitled to vote all of the Stockholder’s shares of Common Stock which are no longer subject to this Agreement as a result of this Section 3.5(a) in any manner the Stockholder chooses, which shares of Common Stock will no longer be subject to the irrevocable proxy set forth in Section 3.4 above.

(b) Within 3 Business Days following a Change of Recommendation (other than in connection with a Company Acquisition Proposal) the Company shall send a written notice setting forth the number of shares of Common Stock owned by the Stockholder that, as a result of the application of Section 3.5(a), are no longer subject to this Agreement and therefore are not deemed “Covered Shares” under this Agreement, together with supporting calculations based upon the number of shares of Common Stock outstanding as of the record date of the Company Stockholder Meeting, the number of Covered Shares under this Agreement and the number of shares of Common Stock subject to the Other Voting Agreements.

4. Waiver of Appraisal Rights. Solely with respect to the Merger Agreement and the transactions contemplated thereby, the Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all Covered Shares owned (beneficially or of record) by the Stockholder.

5. No Legal Action. The Stockholder shall not bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholder (or the Stockholder’s performance hereunder) breaches any fiduciary duty of the Company’s board of directors (or any member thereof) or any duty that the Stockholder has (or may be alleged to have) to the Company or to the other holders of the Common Stock.

6. Fiduciary Duties. Nothing in this Agreement shall restrict or affect any action or inaction of the Stockholder, acting in such person’s capacity as a director or officer of the Company, including complying, subject to the provisions of the Merger Agreement, with his or her fiduciary obligations as a director of the Company. The Stockholder is entering into this Agreement solely in his or her capacity as the record holder or beneficial owner of the Stockholder’s Covered Shares. No action or inaction taken or failed to be taken in such capacity as a director shall be deemed to constitute a breach of this Agreement.

7. Notice of Certain Events. The Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would constitute a breach of the representations and warranties of the Stockholder under this Agreement or (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

8. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that:

8.1 Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3 hereof. The execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against him or her in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

8.2 Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as disclosed on Schedule A and (b) the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. The Stockholder has not entered into any agreement to Transfer any Covered Shares.

8.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

8.4 Absence of Litigation. There is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Stockholder to perform such party’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

9.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

9.3 Absence of Litigation. There is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that could reasonably be expected to materially impair or materially adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

10. Miscellaneous.

10.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

10.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

10.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile (upon confirmation of receipt) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth for such party on Schedule A with a copy to (which shall not be considered notice):

Name:

Address:

Fax:

Attention:

(ii) if to Parent, to:

Alipay (UK) Limited

c/o 26/F Tower One, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

Attn: General Counsel

Fax: (852) 2215-5321

with a copy to (which shall not be considered notice):

Name:         Simpson Thacher & Bartlett LLP

Address:      425 Lexington Avenue

                    New York, New York 10017

Fax:             (212) 455-2502

Attention:    Lee Meyerson

and

Simpson Thacher & Bartlett LLP

ICBC Tower – 35th Floor

3 Garden Road, Central

Hong Kong, China

Fax:             (852) 2869-7694

Attention:    Kathryn King Sudol

(iii) if to Company, to:

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, Texas

Fax:             (214) 999-7670

Attention:    Aaron Henry

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue

Suite 3700

Dallas, TX 75201-2975

Attention:    Alan J. Bogdanow

Fax:             (214) 999-7857

and

Vinson & Elkins LLP

1001 Fannin Street

Suite 2500

Houston, TX 77002- 6760

Attn:            Lande Spottswood

10.6 Jurisdiction; Waiver of Jury.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) for the purpose of any Claim directly or indirectly based upon, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, or the Stockholder in the negotiation, administration, performance and enforcement hereof and thereof.    Each of the parties (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, of any Delaware state or federal court within the State of Delaware) with respect to any matter relating to or arising under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any such proceeding in any court other than the Delaware state or federal courts within the State of Delaware, as described above. Each of Parent and the Stockholder irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 11.5, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(b) EACH OF PARENT AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

10.7 Documentation and Information. The Stockholder consent to and authorizes the publication and disclosure by the Company of the Stockholders’ identities and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. The Company will provide legal counsel to the Stockholder with a reasonable opportunity to review and comment on drafts of such disclosure documents with respect to references to the Stockholder contained therein prior to the filing or public disclosure of such disclosure documents.

10.8 Specific Performance. Each of Parent and the Stockholder agrees that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that Parent and the Stockholder shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 11.6(a) above, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings, both written and oral, between the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

10.10 Reliance. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

10.11 Interpretation. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, all references to “dollars” or “$” are to United States dollars. References to a party or to the parties to this Agreement refers to the Parent and the Stockholder, individually or collectively, as the case may be.

10.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

10.13 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.14 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

10.16 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the Expiration Time.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

ALIPAY (UK) LIMITED

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name	Address for Notice	Covered Shares

ANNEX D

Global Banking & Markets

Merrill Lynch, Pierce, Fenner & Smith Incorporated

January 26, 2017

The Board of Directors

MoneyGram International, Inc.

2828 N. Harwood St.

15th Floor

Dallas, TX 75201

Members of the Board of Directors:

We understand that MoneyGram International, Inc. (“MoneyGram”) proposes to enter into an Agreement and Plan of Merger, dated as of January 26, 2017 (the “Agreement”), by and between MoneyGram, Alipay (UK) Limited, a United Kingdom limited company (“Parent”), Alipay (Hong Kong) Holding Limited, a Hong Kong limited company (“Guarantor”), and Matrix Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, at the Effective Time (as defined in the Agreement), Merger Sub will merge with and into MoneyGram (the “Merger”), with MoneyGram continuing as the surviving corporation in the Merger, and each share of the common stock, par value $0.01 per share, of MoneyGram (“MoneyGram Common Stock”) outstanding immediately prior to the Effective Time will be converted into the right to receive $13.25 in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of MoneyGram Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to MoneyGram;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of MoneyGram furnished to or discussed with us by the management of MoneyGram, including certain financial forecasts relating to MoneyGram prepared by the management of MoneyGram (such forecasts, “MoneyGram Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of MoneyGram with members of senior management of MoneyGram;

(4)	reviewed the trading history for MoneyGram Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5)	compared certain financial and stock market information of MoneyGram with similar information of other companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)	reviewed a draft, dated January 26, 2017, of the Agreement (the “Draft Agreement”); and

(8)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

One Bryant Park

26th Floor

New York, NY 10036

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation

The Board of Directors

MoneyGram International, Inc.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of MoneyGram that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MoneyGram Forecasts, we have been advised by MoneyGram, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MoneyGram as to the future financial performance of MoneyGram. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MoneyGram, nor have we made any physical inspection of the properties or assets of MoneyGram. We have not evaluated the solvency or fair value of MoneyGram or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of MoneyGram, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on MoneyGram or the contemplated benefits of the Merger. We also have assumed, at the direction of MoneyGram, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, any related transactions or any voting or other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. At your direction, we engaged in only a limited solicitation of proposals from selected third parties regarding a possible acquisition of MoneyGram. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of MoneyGram Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to MoneyGram or in which MoneyGram might engage or as to the underlying business decision of MoneyGram to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of MoneyGram, upon, the assessments of representatives of MoneyGram regarding legal, regulatory, accounting, tax and similar matters relating to MoneyGram or the Merger, as to which matters we understand that MoneyGram obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to the Board of Directors of MoneyGram in connection with the Merger and will receive a fee for our services, the principal portion of which is contingent upon consummation of the Merger. In addition, MoneyGram has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions,

The Board of Directors

MoneyGram International, Inc.

finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MoneyGram, Parent and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MoneyGram and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, bookrunner, co-lead arranger for, and as a lender (including a swing line lender and a letter of credit lender) under, certain credit facilities and/or agreements of MoneyGram, and (ii) having provided or providing certain foreign exchange, treasury and trade management services and products to MoneyGram.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Thomas H Lee Partners LP, an affiliate of MoneyGram (“TH Lee”) and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to TH Lee and/or certain of its affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for TH Lee and certain of its affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by TH Lee and/or certain of its affiliates and portfolio companies, and (iv) having provided or providing certain treasury and trade services and products to TH Lee and/or certain of its affiliates and portfolio companies.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Alibaba Group Holding Ltd., an affiliate of Parent, and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as a lender to Alibaba Group Holding Ltd. and certain of its affiliates under various credit, leasing and/or other facilities.

It is understood that this letter is for the benefit and use of the Board of Directors of MoneyGram (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of MoneyGram Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

ANNEX E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET —

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the on-screen instructions to obtain your records and to create an electronic voting instruction form.

MONEYGRAM INTERNATIONAL, INC. 2828 NORTH HARWOOD STREET, 15TH FLOOR DALLAS, TEXAS 75201

VOTE BY PHONE —

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it as soon as possible in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON You may vote the shares in person by attending the special meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MONEYGRAM INTERNATIONAL, INC.

Our board of directors recommends you vote FOR proposals 1 and 2.
		For	Against	Abstain

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 26, 2017, as such agreement may be amended from time to time (the “merger agreement”), by and among Alipay (UK) Limited, a United Kingdom limited company, Matrix Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Alipay, Alipay (Hong Kong) Holding Limited, a Hong Kong limited company, who is a party solely for the purposes of Section 8.16 of the merger agreement, and MoneyGram.	☐	☐	☐

2.	Non-binding, advisory proposal to approve compensation that will or may become payable to our named executive officers in connection with the merger contemplated by the merger agreement.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any postponements or adjournments thereof.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND FOR THE PROPOSAL TO APPROVE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO OUR NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT.

For address changes/comments, mark here.			☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at

MONEYGRAM INTERNATIONAL, INC. Special Meeting of Stockholders , 2017 8:00 AM Central Time This proxy is solicited by our board of directors

The undersigned, a stockholder of MoneyGram International, Inc., a Delaware corporation (“MoneyGram”), acknowledges receipt of a copy of the Notice of Special Meeting of Stockholders and the accompanying proxy statement, and revoking any proxy previously given, hereby constitutes and appoints Pamela H. Patsley and F. Aaron Henry, and each of them, with or without the other, his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of Common Stock of MoneyGram standing in the name of the undersigned for purposes identified on this proxy and with discretionary authority as to any other matters that may properly be raised at the Special Meeting of Stockholders of MoneyGram to be held at Vinson & Elkins, L.L.P., 2001 Ross Avenue, 39th Floor, Dallas, Texas 75201.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE SPECIAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)
Continued and to be signed on reverse side